As filed with the U.S. Securities and Exchange Commission on December 29, 2020

Registration No. 333-250985

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1 to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CONVERSION LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2833	76-0238453
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

800 Third Avenue, Suite 2800

New York, New York 10022

Tel: (855) 743-6478

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies to:

Joseph M. Lucosky, Esq.

Lawrence Metelitsa, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Tel. No.: (732) 395-4400

Fax No.: (732) 395-4401

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Number of shares of common stock to be registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock	3,368,421	$7.27	(3)	$24,488,420.67	$2,671.68
Common Stock underlying Common Stock Purchase Warrants	101,053	$4.75	(4)	$480,001.75	$49.32
Total	3,469,474			$24,968,422.42	$2,721

(1)	Includes up to an aggregate of 3,469,474 shares of the Company’s (as defined herein) common stock, par value $0.01 per share (the “Common Stock”) consisting of 3,368,421 shares of Common Stock, and up to 101,053 shares of Common Stock issuable upon exercise of warrants (the “PA Warrants”) that may be sold from time to time pursuant to this registration statement by the Selling Stockholders (as defined herein) identified herein.

(2)	The fee is calculated by multiplying the aggregate offering amount by .0001091, pursuant to Section 6(b) of the Securities Act of 1933.

(3)

Based on the closing price for our common stock on December 28, 2020 of $7.27. The shares offered, hereunder, may be sold by the Selling Stockholders from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon exercise of warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER ___, 2020

Conversion Labs, Inc.

3,368,421 Shares of Common Stock

101,053 Shares of Common Stock underlying Common Stock Purchase Warrants

Conversion Labs, Inc., a Delaware corporation (the “Company”), consummated a private placement offering (the “Offering”), whereby pursuant to that certain securities purchase agreement (the “Purchase Agreement”) entered into by the Company and certain accredited investors (collectively, the “Investors”) the Company sold to such Investors an aggregate of 3,368,421 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

BTIG, LLC (the “Placement Agent”) acted as exclusive placement agent for the Offering and received cash compensation equal to 6% of the Purchase Price and warrants to purchase 101,053 shares of the Company’s common stock, at an initial exercise price of $4.75 per share, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction (the “PA Warrants”).

This prospectus relates to the offering and resale by the Investors, the Placement Agent or their registered assigns (each a “Selling Stockholder” and collectively the “Selling Stockholders”) identified herein of up to an aggregate of 3,469,474 shares of Common Stock of the Company. These shares include 3,368,421 shares of Common Stock, and 101,053 shares of Common Stock issuable upon exercise of the PA Warrants, issued pursuant to that certain Securities Purchase Agreement, dated October 30, 2020, by and among the Company and the Selling Stockholders.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 29 of this prospectus for more information.

We are not selling any shares of Common Stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is quoted on The Nasdaq Capital Markets (the “Nasdaq”) under the symbol “CVLB.” On December 28, 2020 the closing price as reported on the Nasdaq was $7.27 per share. This price will fluctuate based on the demand for our Common Stock.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Our auditors have issued a going concern opinion. For more information please see the going concern opinion on page F-1 and the risk factors herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December __, 2020.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2018 and 2019 are sometimes referred to herein as fiscal years 2018 and 2019, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Immudyne” refer to Conversion Labs, Inc., a Delaware corporation, our wholly owned subsidiaries, Conversion Labs PR LLC, Conversion Labs Media LLC, Conversion Labs Asia Limited, and our majority owned subsidiary, Conversion Labs PR, LLC, unless the context indicates otherwise. Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-5 reverse stock split of our common stock, which became effective on October 14, 2020.

Business Overview

The Company is a telehealth business with a direct-to-consumer approach, offering a convenient, cost-effective and smarter way for consumers to access medical treatment and when appropriate receive prescription and OTC products from the comfort of their home. The U.S. healthcare system is undergoing a paradigm shift largely due to new technologies and the emergence of direct-to-consumer healthcare. The traditional model of visiting a doctor’s office, receiving a physical prescription, visiting a neighborhood pharmacy, and returning to see a doctor for follow-up care or prescription refills is inefficient, costly to patients, and discourages many patients from seeking much needed medical care. Direct-to-consumer telemedicine companies, like our Company, offer patients immediate and virtual treatment from licensed physicians, and the home delivery of prescription medications, devices and diagnostics bundled with over-the counter wellness products.

We believe that many people can relate to the hassle and inconvenience of seeking medical care. According to a November 2018 Merritt Hawkins Survey, the average wait time to see a doctor is now 29 days, and in major cities such as Boston, the average wait is now 109 days. With the U.S. projected to be short 121,300 doctors by 2030, wait times are likely to grow worse. Timely and convenient access to healthcare and prescription medications is a critical factor in improving quality of care and patient outcomes. We believe that, because of this importance and the growing demand from patients, telemedicine platforms like ours can fundamentally change the market for healthcare in the U.S. Our mission is to continue to build a portfolio of direct-to-consumer telemedicine brands that offer on-demand, virtual medical treatment. We want our brands to be top-of-mind for consumers and sought after for their proprietary characteristics and endorsements by thought leading physicians and influencers.

While not the first in direct-to-consumer telemedicine, Conversion Labs enjoys early-mover advantage. The Company’s current infrastructure and the scale it has reached has only been achieved by a handful of other players in the rapidly growing U.S. telemedicine market. As the handful of leading players continue to scale at a robust pace, it will be increasingly difficult for other players to enter the market as it is unlikely they will have the resources to scale and compete. According to a 2018 Euromonitor estimate, the market for direct-to-consumer healthcare products is estimated to reach $700 billion in global annual sales. Alliance Bernstein estimates that the disruptable market for online pharmacy in the U.S. is in the $300 billion dollar range, and they estimate that up to 70% of this market will move from traditional pharmacies to online pharmacies over the next ten years. The opportunities are immense, and we believe that we are well positioned to capitalize on these large-scale economic shifts in healthcare.

We believe that product innovation and excellence are at the heart of our business. As is exemplified with our first brand, Shapiro MD, we have built a full line of proprietary Over-The-Counter (“OTC”) products for male and female hair loss including products such as our FDA approved OTC minoxidil and an FDA-cleared medical device. We have recently launched a personalized telemedicine offering that gives consumers access to virtual medical treatment and a full line of oral and topical prescription medications for hair loss that we anticipate to be a major driver of near-term growth. Our men’s health brand, Rex MD, currently offers treatment for erectile dysfunction as well as premature ejaculation. In the coming quarters we will have several other indications launching that will continue to enhance Rex MD’s footprint as a leading provider of all men’s health related solutions. We have built a platform that allows us to efficiently launch telehealth and wellness product lines wherever we determine there is a market need. Our platform is supported by a driven team of digital marketing and branding experts, data analysts, designers, and engineers focused on building enduring brands. The Company will be officially launching a new brand, Nava MD, a teledermatology platform, in the first quarter of 2021.

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Telemedicine Platform

In early 2020, Conversion Labs made the strategic decision to acquire a cloud-based telemedicine technology platform, Veritas MD. Veritas MD serves as the backbone of our telemedicine business which includes our physician network, pharmacy providers, CRM software, third-party advertising platforms and more. This platform facilitates patient consultation scheduling, virtual visits, prescription routing, fulfillment, and messaging between patients, physicians and our patient care team. Veritas MD was formally launched in Q4 2020.

Direct-To-Consumer Channel

Our telemedicine products and services are marketed and sold directly to consumers via an omnichannel approach which includes advertisements on online platforms including Facebook and Google as well as offline channels such as television and radio. We also are the majority controlling shareholder of a subsidiary called Legal Simpli Software. Legal Simpli Software owns and operates PDF Simpli, a software product for editing, converting and signing PDF documents. This division of Conversion Labs has experienced rapid growth and is expected to achieve profitability in the first half of 2021. Aside from PDF Simpli, we are solely focused on growing our telemedicine products and services.

Brands

Hair Loss: Shapiro MD

Launched in 2017, Shapiro MD is a brand for hair loss in both men and women. Shapiro MD’s product offerings include both over-the-counter and prescription products and/or ingredients that have been rigorously studied for their effects in treating hair loss / hair thinning. Upon its launch in 2017, Shapiro MD’s offering consisted of a proprietary and patented hair loss product line consisting of shampoo, conditioner, and leave-in-foamer. Over the past 12 months Shapiro MD’s product portfolio has grown to now include U.S. Food and Drug Administration (“FDA”) approved medications such as minoxidil and finasteride, an over-the-counter supplement for hair loss, and an FDA 510(k) cleared Laser Hair Restoration Device.

Hair loss is a deeply personal problem that affects people psychologically in addition to its physical effects; Conversion Labs is committed to using its telemedicine platform and patented technology platform to ensure that men and women affected by this condition can access the best medical care and treatment options from the comfort of their own home.

On February 21, 2020, ConsumersAdvocate.org ranked Shapiro MD as the third best hair loss treatment provider in the United States, ahead of other household brands such as Bosley, Keeps and Rogaine.

Men’s Health: RexMD

Launched in 2019, RexMD is a digital health clinic for men currently offering personalized treatment plans from licensed physicians in 50 states for erectile dysfunction. After a personalized consultation with a physician, if appropriate, we dispense and ship prescription E.D. medications directly to our patients’ homes. We are initially focused on erectile dysfunction and recently have launched our premature ejaculation products. We intend to expand our product offering to include treatment for cold sores, mental health and stress, insomnia, energy, and many other common medical conditions faced by men.

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Teledermatology: NavaMD

NavaMD, launching in the first quarter of 2021, is a female-oriented teledermatology and skincare brand. In addition to a full line of patented and clinically studied OTC skincare products, Nava MD will connect patients with board-certified dermatologists to receive treatment and when appropriate prescription medications for many of the most common skin conditions. NavaMD’s proprietary products leverage intellectual property and proprietary formulations licensed from Restorsea, a leading medical grade skincare technology platform.

Restoresea’s clinically proven skincare technology platform is the result of more than $50 million invested in R&D and intellectual property development and has received 35 patents along with broad industry and academic acclaim, with its breakthrough clinical results having been published in the peer-reviewed Journal of Drugs in Dermatology and Journal of Clinical and Aesthetic Dermatology. Nava MD will be one the first direct-to-consumer product lines to offer this advanced skincare technology.

Nava MD will be positioned as an online skincare and telehealth brand that will offer teledermatology services to patients in all 50 states. Teledermatology represents one of the fastest growing segments of the U.S. telehealth market. According to Fortune Business Insights, the teledermatology market is expected to grow at a 24.3% CAGR to $44.9 billion by 2027.

Majority Owned Subsidiary: PDFSimpli

PDFSimpli is a PDF conversion software product, which was acquired through the purchase of 51% of the membership interests of LegalSimpli Software, LLC, a Puerto Rico limited liability company, which operates a marketing-driven software solutions business. PDFSimpli enables users to convert, edit and sign PDF documents. As of March 1, 2020, PDFSimpli was ranked in the top 5,750 websites globally, in which it was also ranked in the top 1,200 for specific countries with more than 4.5 million registrants globally. Since its launch, PDFSimpli has converted or edited over 5 terabytes of documents for customers from the legal, financial, real-estate and academic sectors. PDFSimpli has over 39,000 active subscriptions as of March 1, 2020.

Recent Developments

Securities Purchase Agreement

On November 3, 2020, the Company consummated an initial closing of a private placement offering, whereby pursuant to the Purchase Agreement entered into by the Company and the Investors, the Company sold to such Investors an aggregate of 3,044,529 shares of Common Stock, for an aggregate purchase price of $14,461,512.75. The purchase price was funded on November 3, 2020 (the “Closing Date”) and resulted in net proceeds to the Company of approximately $13.2 million.

On November 19, 2020, the Company consummated the second closing of a private placement offering, whereby pursuant to Purchase Agreement entered into by the Company and an Investors, the Company sold to the Investor 323,892 shares of Common Stock, for a purchase price of $1,538,487. The purchase price was funded on November 19, 2020 and resulted in net proceeds to the Company of approximately $1.4 million. The aggregate net proceeds to the Company from the Offering was $16,000,000.

Pursuant to the Purchase Agreement, the Company agreed, for a period of 90 days from the closing date, not to issue or enter into any agreement to issue any shares of common stock or common stock equivalents with the exception of certain exempt issuances as provided therein.

BTIG, LLC (the “Placement Agent”) acted as exclusive placement agent for the Offering and received cash compensation equal to 6% of the Purchase Price and the PA Warrants to purchase 101,053 shares of the Company’s common stock, at an initial exercise price of $4.75 per share, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. The PA Warrants may be exercised on a “cashless” basis and will expire on November 3, 2025 and November 19, 2025.

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Registration Rights Agreement

On October 30, 2020, in connection with the Purchase Agreement, the Company entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”). The Registration Rights Agreement requires the Company to use its reasonable best efforts to register the resale of the Shares by the Investors and the shares of Common Stock underlying the PA Warrants by the Placement Agent in a registration statement on Form S-1 to be filed with the Securities and Exchange Commission (“SEC”), under the Securities Act of 1933, as amended (the “Securities Act”), within 15 business days from the Closing Date, and to use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable, but not later than 60 days from the Closing Date (or 120 days from the Closing Date in the event that such registration statement is subject to a full review by the SEC).

Lock-Up Agreement

Further, in connection with the Purchase Agreement, the Company’s officers and directors have entered into lock-up agreements (each a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), pursuant to which the Company’s officers and directors have agreed, for a period of 180 days from the Closing Date, not to sell or transfer any shares of the Company’s common stock or common stock equivalents held by each respective officer or director of the Company.

Except as otherwise indicated in this prospectus, all common stock and per share information and all exercise prices with respect to our warrants reflect, on a retroactive basis, a 1-for-5 reverse stock split of our common stock, which became effective on October 14, 2020.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to an aggregate of 3,469,474 shares of the Company’s Common Stock, consisting of 3,368,421 shares of our common stock by the Selling and up to 101,053 shares of our common stock by the Selling Stockholders that may be issued upon the exercise of PA Warrants.

In connection with the Private Offering, under the terms of the Registration Rights Agreement entered into with the Selling Stockholders on the same date and in connection with the Securities Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 3,368,421 shares of common stock, and 101,053 shares of common stock underlying the PA Warrants. The number of shares ultimately offered for resale by the Selling Stockholders depends upon how much of the PA Warrants the Selling Stockholders elect to convert and exercise, respectively, and the liquidity and market price of our common stock.

Common Stock to be offering by the Selling Stockholders offered by us:	We are offering 3,469,474 shares of Common Stock consisting of: (i) 3,368,421 shares of Common Stock and (ii) 101,053 shares underlying the PA Warrants. The PA Warrants are exercisable immediately, have an exercise price of $4.75 per share and expire five years from the date of issuance.

Common Stock outstanding prior to this offering (1)	23,180,831

Common stock to be outstanding after the offering (1)	23,281,884 shares of common stock if all the PA Warrants that are a part of this offering are also exercised in full.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the Common Stock for the Selling Stockholders.

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Risk factors	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 10 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the Nasdaq under the trading symbol “CVLB”.

Lock-ups	Pursuant to the Purchase Agreement, the Company agreed, for a period of 90 days from the Closing Date, not to issue or enter into any agreement to issue any shares of common stock or common stock equivalents with the exception of certain exempt issuances as provided therein. Additionally, the Company’s officers and directors have entered into the Lock-Up Agreements, pursuant to which they agreed, for a period of 180 days from the Closing Date, not to sell or transfer any shares of the Company’s common stock or common stock equivalents held by each respective officer or director of the Company.

(1)

The number of shares of our Common Stock outstanding prior to and to be outstanding immediately after this offering, as set forth in the table above, is based on 23,180,831 shares outstanding as of December 28, 2020, and including or excluding the following as of such date:

●	Excludes 4,641,400 shares of Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $2.00 per share.

●	Excludes 3,550,471 shares of Common Stock issuable upon exercise of warrants outstanding having a weighted average exercise price of $4.56 per share;

●	Excludes 101,053 shares of Common Stock issuable upon exercise of the PA Warrants offered in this offering; and

●	Excludes 1,200,000 shares of common stock issuable under Amended Consulting Agreement dated September 29, 2020 with Blue Horizon Consulting, LLC (“Blue Horizon”)

●	Excludes 300,000 shares of common stock issuable under Amended Employment Agreement dated December 8, 2020 with our Chief Acquisition Officer.

●	Excludes 1,076,923 shares of common stock issuable upon conversion of our Series B Preferred Stock.

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SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the nine months ended September 30, 2019 and 2020 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2020 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended September 30, 2020 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2020 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

CONVERSION LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Product revenues, net	$9,433,136	$2,461,765	$20,258,750	$7,309,524
Software revenues, net	1,567,627	664,962	4,136,608	1,214,600
Service revenues, net	5,000	-	5,000	-
Total Revenues, net	11,005,763	3,126,727	24,400,358	8,524,124

Cost of product revenue	2,338,831	612,072	5,800,992	1,811,938
Cost of software revenue	396,105	68,009	883,791	201,327
Cost of revenues	2,734,936	680,081	6,684,783	2,013,265

Gross Profit	8,270,827	2,446,646	17,715,575	6,510,859

Expenses
Selling & marketing expenses	10,528,833	2,073,016	21,669,046	5,580,276
General and administrative expenses	17,589,366	929,471	20,096,893	2,034,067
Operating expenses	336,001	216,065	663,752	700,225
Customer service expenses	230,788	140,579	488,455	408,795
Development Costs	118,346	61,221	288,813	157,736
Total expenses	28,803,334	3,420,352	43,206,959	8,881,099

Operating Loss	(20,532,507)	(973,706)	(25,491,384)	(2,370,240)

Interest expense, net	(291,096)	(130,936)	(1,313,010)	(430,956)

Loss from operations before provision for income taxes	(20,823,603)	(1,104,642)	(26,804,394)	(2,801,196)

Provision for income taxes	-	-	-	-

Net Loss	(20,823,603)	(1,104,642)	(26,804,394)	(2,801,196)

Net (loss) attributable to noncontrolling interests	(201,233)	(160,838)	(408,180)	(375,540)

Net loss attributable to Conversion Labs, Inc.	$(20,622,370)	$(943,804)	$(26,396,214)	$(2,425,656)

Deemed distribution to holders of common and Series B Preferred stock	(3,573,636)	-	(4,716,021)	-

Net loss attributable to Conversion Labs, Inc. common stockholders	$(24,196,006)	$(943,804)	$(31,112,235)	$(2,425,656)

Basic loss per share attributable to Conversion Labs, Inc. common stockholders	$(1.65)	$(0.09)	$(2.47)	$(0.25)
Diluted loss per share attributable to Conversion Labs, Inc. common stockholders	$(1.65)	$(0.09)	$(2.47)	$(0.25)

Weighted Average number of common shares outstanding:
Basic	14,674,693	10,134,968	12,581,401	9,627,093
Diluted	14,674,693	10,134,968	12,581,401	9,627,093

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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CONVERSION LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
Product revenues, net	$9,919,506	$8,044,416
Software revenues, net	2,539,129	277,713
Service revenues, net	9,943	2,000
Total revenues, net	12,468,578	8,324,129

Cost of product revenue	2,643,281	1,974,781
Cost of software revenue	627,315	21,441
Cost of revenues	3,270,596	1,996,222

Gross Profit	9,197,982	6,327,907

Operating expenses
Selling & marketing expenses	8,170,929	5,079,091
General and administrative expenses	2,398,751	2,288,580
Other operating expenses	724,270	516,979
Customer service expenses	570,763	378,856
Development Costs	222,877	120,541
Total operating expenses	12,087,590	8,384,047

Operating Loss	(2,889,608)	(2,056,140)

Interest (expense), net	(761,150)	(354,388)

Loss from continuing operations before provision for income taxes	(3,650,758)	(2,410,528)

Income taxes (Benefit)	(122,500)	(124,700)

Income from discontinued operations, including gain on sale, net of income taxes	-	925,738

Net Income (Loss)	(3,528,258)	(1,360,090)

Net (loss) income attributable to noncontrolling interests	(391,055)	(119,262)

Net Income (loss) attributable to Conversion Labs, Inc.	(3,137,203)	(1,240,828)

Basic loss per share attributable to Conversion Labs, Inc. from continuing operation	$(0.35)	$(0.25)
Basic income per share attributable to Conversion Labs, Inc. from discontinued operation	-	0.10
Diluted loss per share attributable to Conversion Labs, Inc. from continuing operation	$(0.35)	(0.25)
Diluted income per share attributable to Conversion Labs, Inc. from discontinued operation	-	$0.10

Weighted Average number of common shares outstanding
Basic	9,897,745	8,837,475
Diluted	9,897,745	8,837,475

The accompanying notes are an integral part of these consolidated financial statements.

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CONVERSION LABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2020	December 31, 2019

ASSETS

Current Assets
Cash	$916,637	$1,106,624
Accounts receivable, net	414,342	97,448
Product deposit	1,093,388	150,000
Inventory, net	1,858,545	950,059
Other current assets	370,078	442,971
Total Current Assets	4,652,990	2,747,102

Non-current assets
Right of use asset, net	18,173	23,625
Capitalized Software, net	334,585	-
Intangible assets, net	423,743	675,452
Total non-current assets	776,501	699,077

Total Assets	$5,429,491	$3,446,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$7,269,145	$3,051,156
Notes payable, net	1,754,143	814,734
Contract liabilities	412,616	109,552
Total Current Liabilities	9,435,904	3,975,442

Long-term Liabilities
Lease Liability	28,241	29,978
Contingent consideration on purchase of LegalSimpli	100,000	500,000
Liability to issue common stock	218,848	-
Series B Preferred Stock - put liability	3,541,137	-
Deferred tax liability	70,000	70,000
Total Liabilities	13,394,130	4,575,420

Commitments and contingencies (Note 7)

Stockholders’ Deficit
Preferred Stock, $0.0001 per value; 4,996,500 and 5,000,000 shares authorized
Series B Preferred Stock, $0.0001 per value; 5,000 and 0 shares authorized, 3,500 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized, 15,634,962 and 10,680,730 shares issued, 15,531,922 and 10,577,690 outstanding as of September 30, 2020 and December 31, 2019, respectively	156,349	106,807

Additional paid-in capital	40,614,348	15,663,626
Accumulated deficit	(47,901,176)	(16,594,917)
	(7,130,479)	(824,484)
Treasury stock, 103,040 and 103,040 shares, at cost	(163,701)	(163,701)
Total Conversion Labs, Inc. Stockholders’ Deficit	(7,294,180)	(988,185)

Non-controlling interest	(670,459)	(141,056)

Total Stockholders’ Deficit	(7,964,639)	(1,129,241)

Total Liabilities and Stockholders’ Deficit	$5,429,491	$3,446,179

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

8

CONVERSION LABS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS

Current Assets
Cash	$1,106,624	$180,093
Accounts receivable, net	97,448	99,053
Product deposit	150,000	33,302
Inventory, net	950,059	1,022,616
Other current assets	442,971	270,006
Total Current Assets	$2,747,102	$1,605,070

Non-current assets
ROU Asset	23,625	-
Intangible assets, net	675,452	1,011,065
Total non-current assets	699,077	1,011,065

Total Assets	$3,446,179	$2,616,135

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$3,051,156	$868,997
Notes payable, net	814,734	247,416
Contract liabilities	109,552	75,984
Total Current Liabilities	3,975,442	1,192,397

Long-term Liabilities
Lease Liability	29,978	-
Contingent consideration on purchase of LegalSimpli	500,000	600,000
Liability to issue shares	-	-
Deferred tax liability	70,000	4,000
Total Liabilities	4,575,420	1,796,397

Stockholders’ Equity (Deficit)
Common stock, $0.01 par value; 100,000,000 shares authorized, 10,680,809 and 9,156,540 shares issued, 10,577,690 and 9,053,421 outstanding as of December 31, 2019 and 2018, respectively	106,809	91,566
Additional paid-in capital	15,663,624	13,110,505
Accumulated (deficit)	(16,594,917)	(12,140,668)
	(824,484)	1,061,401
Treasury stock, 103,040 and 103,040 shares, at cost	(163,701)	(163,701)
Total Conversion Labs, Inc. Stockholders’ (Deficit)	(988,185)	897,700

Non-controlling interest	(141,056)	(77,962)

Total Stockholders’ (Deficit)	(1,129,241)	819,738

Total Liabilities and Stockholders’ (Deficit)	$3,446,179	$2,616,135

The accompanying notes are an integral part of these consolidated financial statements.

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RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern.

Our independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern as of December 31, 2019. If we are unable to fund operations through our operating business and are unable to obtain sufficient financing in the near term as required or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

We have generated losses and not yet achieved positive cash flows, which may adversely affect our liquidity and ability to continue as a going concern.

We cannot assure you that we will be able to achieve revenue growth, profitability or positive cash flow, on either a quarterly or annual basis, or that profitability, if achieved, will be sustained. Our ability to meet our long-term business objectives likely will be dependent upon establishing increased cash flow from operations or securing other sources of financing. If our losses continue, however, our liquidity may be severely impaired, our stock price may fall, and our shareholders may lose all or a significant portion of their investment.

We may not be able to implement our growth and marketing strategy successfully or on a timely basis or at all.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and sales of our product portfolio, attracting new consumers to our brand and introducing new product lines and product extensions. Our ability to implement this growth strategy depends, among other things, on our ability to:

●	enter into distribution and other strategic arrangements with other potential distributors of our all-natural raw material products;
●	increase our brand recognition;
●	expand and maintain brand loyalty; and
●	research new applications for existing products and develop new product lines and extensions.

Cyber security risks and the failure to maintain the integrity of data belonging to our Company could expose us to data loss, litigation and liability, and our reputation could be significantly harmed.

We collect and retain large volumes of data relating to our business and from our customers for business purposes, including for transactional and promotional purposes, and our various information technology systems enter, process, summarize and report such data. The integrity and protection of this data is critical to our business. We are subject to significant security and privacy regulations, as well as requirements imposed by the credit card industry. Maintaining compliance with these evolving regulations and requirements could be difficult and may increase our expenses. In addition, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss or fraudulent or unlawful use of data relating to our company or our employees, independent distributors or preferred customers, which could harm our reputation, disrupt our operations, or result in remedial and other costs, fines or lawsuits.

Our Revenue Growth Depends on Consumers’ Willingness to Adopt our Products.

Our growth is highly dependent upon the adoption by consumers of our products, and we are subject to a risk of any reduced demand for our products. If the market for our products does not gain broad market acceptance or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed. The market for our products is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, and changing consumer demands and behaviors.

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If we undertake product recalls or incur liability claims with respect to our products, such recalls or claims could increase our costs and adversely affect our reputation, business and results of operations.

Some of our products are designed for human consumption and use, and we face product recalls or liability claims if the use of our products is alleged to have resulted in injury or death. To date, we have not (i) conducted any product recalls, (ii) received any product liability claims from third parties, or (iii) received any reports from an end consumer of any adverse effect resulting from our products. A product recall or liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which, in turn, could have an adverse effect on our business, financial condition and results of operations. While we do maintain product liability insurance coverage, we cannot be sure that we will be able to maintain insurance coverage at acceptable costs or in a sufficient amount, that our insurer will not disclaim coverage as to a future claim or that a product liability claim would not otherwise adversely affect our business, financial condition and results of operations. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. Uncertainties resulting from the initiation and continuation of product liability litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

If we lose our President and Chief Executive Officer or are unable to attract and retain additional qualified personnel, the quality of our products may decline, and our business may be adversely affected.

We rely heavily on the expertise, experience and continued services of our President and Chief Executive Officer, Justin Schreiber. We estimate that Mr. Schreiber spends approximately 90% of his time related to the Company’s activities. Loss of his services could adversely affect our ability to achieve our business objectives, if we are unable to find a suitable replacement. Mr. Schreiber is an integral factor in establishing relationships and the continued development of our business depends upon his continued employment. If he were to resign or retire, we would have to find a suitable replacement who shared his expertise and relationships. Any delay in finding a suitable replacement would adversely affect the pace at which we are able to successfully grow our business and could harm our existing business, resulting in a decrease in sales and revenue.

We believe our future success will depend upon our ability to retain key employees and our ability to attract and retain other skilled personnel and consultants. While we have been able to find a sufficient number of skilled personnel consistent with our growth to date, we cannot guarantee that any employee will remain employed by us for any period of time or that we will be able to attract, train or retain qualified personnel in the future consistent with our growth. Such loss of personnel could have a material adverse effect on our business and company. Furthermore, we may need to employ additional personnel to expand our business. Qualified employees and consultants in the dietary supplement industry are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. There is no assurance we will be able to attract and retain sufficient numbers of highly skilled employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates could impair the growth of our business.

We face risks that may arise from acquisitions.

We may pursue strategic acquisitions in the future. Risks in acquisition transactions include difficulties in the integration of acquired businesses into our operations and control environment, difficulties in assimilating and retaining employees and intermediaries, difficulties in retaining the existing clients of the acquired entities, assumed or unforeseen liabilities that arise in connection with the acquired businesses, the failure of counterparties to satisfy any obligations to indemnify us against liabilities arising from the acquired businesses, and unfavorable market conditions that could negatively impact our growth expectations for the acquired businesses. Fully integrating an acquired company or business into our operations may take a significant amount of time. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with acquisitions and other strategic transactions. These risks may prevent us from realizing the expected benefits from acquisitions and could result in the failure to realize the full economic value of a strategic transaction or the impairment of goodwill and/or intangible assets recognized at the time of an acquisition. These risks could be heightened if we complete a large acquisition, multiple acquisitions within a short period of time, or miscalculate expected returns on an acquisition.

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The Success of Our Business Depends in Large Part on Our Ability to Protect and Enforce Our Intellectual Property Rights.

We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We cannot assure you that any patents will issue with respect to our currently pending patent applications, in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated or circumvented. Our currently issued patents and any patents that we may issue in the future, with respect to pending or future patent applications, may not provide sufficient broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark registrations will be issued with respect to pending or future applications or that any registered service marks will be enforceable or provide adequate protection of our proprietary rights.

We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are available over the Internet.

Changes to Federal, State or International Laws or Regulations Applicable to Our Company Could Adversely Affect Our Business.

Our business is subject to a variety of federal, state and international laws and regulations. These laws and regulations, and the interpretation or application of these laws and regulations, could change. In addition, new laws or regulations affecting our business could be enacted. These laws and regulations are frequently costly to comply with and may divert a significant portion of management’s attention. If we fail to comply with these applicable laws or regulations, we could be subject to significant liabilities which could adversely affect our business.

We may be subject to environmental, health and safety laws, which could increase our costs and restrict our operations in the future.

Our operations may be subject to environmental, health and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations concern, among other things, the generation, handling, transportation and disposal of hazardous substances or wastes, the clean-up of hazardous substance releases, and the emission or discharge of materials into the air or water. Although we currently incur limited expenditures in connection with these environmental, health and safety laws and regulations, if we fail to comply with the requirements of such laws and regulations or if such laws change significantly in the future, we could incur substantial additional costs to alter our manufacturing processes and/or adjust our supply chain management. Such changes could also result in significant inventory obsolescence. Compliance with environmental, health and safety requirements could also restrict our ability to expand our facilities in the future.

Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our services in certain jurisdictions.

Our ability to conduct telehealth services and expert medical services in a particular U.S. state or non-U.S. jurisdiction is directly dependent upon the applicable laws governing remote healthcare, the practice of medicine and healthcare delivery in general in such location which are subject to changing political, regulatory and other influences. With respect to telehealth services, in the past, state medical boards have established new rules or interpreted existing rules in a manner that has limited or restricted our ability to conduct our business as it was conducted in other states. With respect to expert medical services, we believe we are correct in the view that they do not constitute the practice of medicine in any jurisdiction in which we provide them. However, the extent to which a U.S. state or non-U.S. jurisdiction considers particular actions or relationships to constitute practicing medicine is subject to change and to evolving interpretations by (in the case of U.S. states) medical boards and state attorneys general, among others, and (in the case of non-U.S. jurisdictions) the relevant regulatory and legal authorities, each with broad discretion. Accordingly, we must monitor our compliance with law in every jurisdiction in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with the law. Additionally, it is possible that the laws and rules governing the practice of medicine, including remote healthcare, in one or more jurisdictions may change in a manner deleterious to our business. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

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In our U.S. telehealth business, we are dependent on our relationships with affiliated professional entities, which we do not own, to provide physician services, and our business would be adversely affected if those relationships were disrupted.

There is a risk that U.S. state authorities in some jurisdictions may find that our contractual relationships with our physician networks providing telehealth violate laws prohibiting the corporate practice of medicine. These laws generally prohibit the practice of medicine by lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a physician’s professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment varies across the states and is subject to change and to evolving interpretations by state boards of medicine and state attorneys general, among others. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine laws will not circumscribe our business operations. State corporate practice of medicine doctrines also often impose penalties on physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers. Any scrutiny, investigation, or litigation with regard to our arrangement with our physician networks. could have a material adverse effect on our business, financial condition and results of operations.

Evolving government regulations may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and recurring expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: rules governing the practice of medicine by physicians; licensure standards for doctors and behavioral health professionals; laws limiting the corporate practice of medicine; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; and tax and other laws encouraging employer-sponsored health insurance and group benefits. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the jurisdictions in which we operate, we believe we are in compliance with all applicable laws, but, due to the uncertain regulatory environment, certain jurisdictions may determine that we are in violation of their laws. In the event that we must remedy such violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our customers, Members or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline, and our business, financial condition and results of operations could be materially adversely affected.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition and results of operations.

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Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition and results of operations.

In the U.S., we conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:

●	the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

●	the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

●	the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

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To enforce compliance with the federal laws, the U.S. Department of Justice and the U.S. Department of Health and Human Services Office of Inspector General, or OIG, have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,463 to $22,927 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.

Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences. The Patient Protection and Affordable Care Act or PPACA made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States.

PPACA, among other things, increased the number of individuals with Medicaid and private insurance coverage, implemented reimbursement policies that tie payment to quality, facilitated the creation of accountable care organizations that may use capitation and other alternative payment methodologies, strengthened enforcement of fraud and abuse laws and encouraged the use of information technology.

Such changes in the regulatory environment may also result in changes to our payor mix that may affect our operations and revenue.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payors will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.

The telehealth market is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our solution does not drive member engagement, the growth of our business will be harmed.

With respect to our telehealth services, the telehealth market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. Our success will depend to a substantial extent on the willingness of our Members to use, and to increase the frequency and extent of their utilization of, our solution, as well as on our ability to demonstrate the value of telehealth to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Negative publicity concerning our solution or the telehealth market as a whole could limit market acceptance of our solution. If our customers do not perceive the benefits of our solution, or if our solution does not drive member engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telehealth could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition or results of operations.

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Rapid technological change in our industry presents us with significant risks and challenges.

The telehealth market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our brands with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our customers and vendors, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendor and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our cloud vendors or third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud or data centers vendors are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such cloud systems or data centers and systems to fail. Any changes in third-party service levels at our cloud vendors or data centers or any disruptions or other performance problems with our solution could adversely affect our reputation and may damage our customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscriptions, subject us to potential liability or adversely affect client renewal rates.

In addition, our ability to deliver our Internet-based services depends on the development and maintenance of the infrastructure of the Internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption in accordance with our service level commitments. However, we have experienced and expect that we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers. To operate without interruption, both we and our service providers must guard against:

●	damage from fire, power loss, natural disasters and other force majeure events outside our control;
●	communications failures;
●	software and hardware errors, failures and crashes;
●	security breaches, computer viruses, hacking, denial-of-service attacks and similar disruptive problems;
●	business interruptions resulting from geo-political actions, including war, and terrorism or disease outbreaks (such as the recent outbreak of COVID-19, or the novel coronavirus); and
●	other potential interruptions.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability or adversely affect client renewal rates. Although we maintain a security and privacy damages insurance policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

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If our security measures fail or are breached and unauthorized access to a consumer’s data is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed, and we could lose sales and customers.

Our services involve the storage and transmission of customers’ and our vendors’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, consumers, customers and others, as well as the protected health information, or PHI, of our customers. Because of the extreme sensitivity of the information we store and transmit, the security features of our computer, network, and communications systems infrastructure are critical to the success of our business. A breach or failure of our security measures could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors, or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our security measures fail or are breached, it could result in unauthorized persons accessing sensitive consumer or partner data (including PHI), a loss of or damage to our data, an inability to access data sources, or process data or provide our services to our customers. Such failures or breaches of our security measures, or our inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect customers, vendors or investor confidence in us, and reduce the demand for our services from existing and potential customers. In addition, we could face litigation, damages for contract breach, monetary penalties, or regulatory actions for violation of applicable laws or regulations, and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may experience cyber-security and other breach incidents that remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed and we could lose sales, customers, and vendors which could have a material adverse effect on our business, operations, and financial results.

We may be unable to successfully execute on our growth initiatives, business strategies or operating plans.

We are continually executing a number of growth initiatives, strategies and operating plans designed to enhance our business. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements and the incurrence of other unexpected costs associated with operating the business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business, financial condition and results of operations may be materially adversely affected.

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Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of PII, including protected health information. These laws and regulations include HIPAA. HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $114 per violation and are not to exceed $57,051 per violation, subject to a cap of $1.7 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services, or HHS conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of personally identifiable information, or PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

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Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and member data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client and member confidence. Members may curtail their use of or stop using our services or our client base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of client and member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client and member information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard personal health data to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of Client and Members’ proprietary and protected health information.

We also publish statements to our Members that describe how we handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send short message service, or SMS text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.

While the telehealth market is in an early stage of development, it is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in the telehealth industry for our brands from a range of companies, many of which have substantially more resources, and that are continuing to develop additional products and becoming more sophisticated and effective. In addition, large, well-financed health plans have in some cases developed their own telehealth or expert medical service tools and may provide these solutions to their customers at discounted prices. Competition from specialized software and solution providers, health plans and other parties will result in continued pricing pressures, which is likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share.

Some of our competitors may have greater name recognition, longer operating histories and significantly greater resources than we do. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the telehealth market, which could create additional price pressure. In light of these factors, even if our solution is more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing our products. If we are unable to successfully compete in the telehealth market, our business, financial condition and results of operations could be materially adversely affected.

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The estimates of market opportunity and forecasts of market growth included in this Form 10-K may prove to be inaccurate, and even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this Form 10-K relating to the size and expected growth of the telehealth market may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all.

Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our business, financial condition and results of operations.

Our offices may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters and acts of terrorism or other criminal activities, which may render it difficult or impossible for us to operate our business for some period of time. For example, our headquarters are located in the greater New York City area, a region with a history of terrorist attacks and hurricanes. Any disruptions in our operations related to the repair or replacement of our offices, could negatively impact our business and results of operations and harm our reputation. Although we maintain an insurance policy covering damage to property we rent, such insurance may not be sufficient to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, financial condition and results of operations.

Our marketing efforts for in direct-to-consumer telehealth may not be successful or may become more expensive, either of which could increase our costs and adversely affect our business, financial condition, results of operations and cash flows.

Direct-to-consumer telehealth represents a material portion of our overall business. We spend significant resources marketing this aspect of our business. We rely on relationships for our direct-to-consumer telehealth marketing with a wide variety of third parties, including Internet search providers such as Google, social networking platforms such as Facebook, Internet advertising networks, co-registration partners, retailers, distributors, television advertising agencies and direct marketers, to source new customers and to promote or distribute our services and products. In addition, in connection with the launch of new services or products for our direct-to-consumer telehealth business, we may spend a significant amount of resources on marketing. If our marketing activities are inefficient or unsuccessful, if important third-party relationships or marketing strategies, such as Internet search engine marketing and search engine optimization, become more expensive or unavailable, or are suspended, modified or terminated, for any reason, if there is an increase in the proportion of consumers visiting our websites or purchasing our services by way of marketing channels with higher marketing costs as compared to channels that have lower or no associated marketing costs or if our marketing efforts do not result in our services being prominently ranked in Internet search listings, our business, financial condition, results of operations and cash flows could be materially and adversely impacted.

Risks Related to Marketing

Our future growth and profitability of our consumer product business will depend in large part upon the effectiveness and efficiency of our marketing efforts and our ability to select effective markets and media in which to advertise.

Our consumer products business success depends on our ability to attract and retain customers, which significantly depends on our marketing practices. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:

●	create greater awareness of our brand;

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●	identify the most effective and efficient levels of spending in each market, media and specific media vehicle;
●	determine the appropriate creative messages and media mix for advertising, marketing and promotional expenditures;
●	effectively manage marketing costs (including creative and media) to maintain acceptable customer acquisition costs;
●	acquire cost-effective television advertising;
●	select the most effective markets, media and specific media vehicles in which to advertise; and
●	convert consumer inquiries into actual orders.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

We believe the nutritional supplement market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements generally, as well as of products distributed specifically by us. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding the consumption of nutritional supplements. We cannot assure you that future scientific research, findings, regulatory proceedings, litigation, media attention or other favorable research findings or publicity will be favorable to the nutritional supplement market or any product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, such earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and consequently on our business, results of operations, financial condition and cash flows.

Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, if accurate or with merit, could have a material adverse effect on the demand for our products, the availability and pricing of our ingredients, and our business, results of operations, financial condition and cash flows. Further, adverse public reports or other media attention regarding the safety, efficacy and quality of nutritional supplements in general, or our products specifically, or associating the consumption of nutritional supplements with illness, could have such a material adverse effect. Any such adverse public reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products appropriately or as directed and the content of such public reports and other media attention may be beyond our control.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our solution and attracting new customers. Our brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad client adoption of our brands.

Many of our competitors are larger and have greater financial and other resources than us.

Our products and telemedicine services compete and will compete with other similar products and services produced and offered by our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. Using these resources, these companies can implement extensive advertising and promotional campaigns, both generally and in response to specific marketing efforts by competitors and enter into new markets more rapidly to introduce new products. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us, offering attractive marketing tools to encourage the sale of products and services that compete with our products or present cost features that consumers may find attractive.

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We may never develop any additional products to commercialize.

We have invested a substantial amount of our time and resources in developing various new products. Commercialization of these products will require additional development, clinical evaluation, regulatory approval, significant marketing efforts and substantial additional investment before they can provide us with any revenue. Despite our efforts, these products may not become commercially successful products for a number of reasons, including but not limited to:

●	we may not be able to obtain regulatory approvals for our products, or the approved indication may be narrower than we seek;
●	our products may not prove to be safe and effective in clinical trials;
●	we may experience delays in our development program;
●	any products that are approved may not be accepted in the marketplace;
●	we may not have adequate financial or other resources to complete the development or to commence the commercialization of our products or will not have adequate financial or other resources to achieve significant commercialization of our products;
●	we may not be able to manufacture any of our products in commercial quantities or at an acceptable cost;
●	rapid technological change may make our products obsolete;
●	we may be unable to effectively protect our intellectual property rights, or we may become subject to claims that our activities have infringed the intellectual property rights of others; and
●	we may be unable to obtain or defend patent rights for our products.

Our business relies heavily on email, and any restrictions on the sending of emails or an inability to timely deliver such communications could materially adversely affect our net revenue and business.

Our business is highly dependent upon email for promoting our brands and products. Periodic promotions offered through emails sent by us generate a portion of our net revenue. We provide periodic emails to customers and other visitors informing them of what is available for purchase on our websites that day, and we believe these messages are an important part of our customer experience and help generate a portion of our net revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our net revenue and profitability would be materially adversely affected. Changes in how webmail applications organize and prioritize email may reduce the number of subscribers opening our emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (for example, primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails. Actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially adversely affect our business, financial condition, and operating results.

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Our business relies heavily on Facebook, Google, Amazon and many other social networks and search engines for customer acquisition, and any changes and restrictions to the advertising policy of these platforms could materially adversely affect our net revenue and business.

Our business is highly dependent upon online advertising platforms for promoting our brands and products. Changes to advertising policies by these platforms could restrict or eliminate our ability to run advertisements for our products which would adversely impact our business. Changes in advertising costs could dramatically increase our customer acquisition costs, which could adversely affect profitability and result in us having to raise more capital to grow our business.

Risks Related to Our Securities

Our capital requirements will depend on many factors.

Our capital requirements will depend on many factors, including:

●	the revenues generated by sales of our products;
●	the costs associated with expanding our sales and marketing efforts, including efforts to hire independent agents and sales representatives and obtain required regulatory approvals and clearances;
●	the expenses we incur in developing and commercializing our products, including the cost of obtaining and maintaining regulatory approvals; and
●	unanticipated general and administrative expenses.

Because of these factors, we may seek to raise additional capital both to meet our projected operating plans and to fund our longer-term strategic objectives. Additional capital may come from public and private equity or debt offerings, borrowings under lines of credit or other sources. These additional funds may not be available on favorable terms, or at all. There can be no assurance we will be successful in raising these additional funds. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution and the new equity or debt securities we issue may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our products or proprietary technologies or grant licenses on terms that are not favorable to us. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, obtain the required regulatory clearances or approvals, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements. Any of these events could adversely affect our ability to achieve our development and commercialization goals, which could have a material and adverse effect on our business, results of operations and financial condition.

Our stock price may be volatile or may decline regardless of our operating performance, and you may lose part or all of your investment.

The market price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control, including:

●	market conditions or trends in the dietary supplement industry or in the economy as a whole;
●	actions by competitors;
●	actual or anticipated growth rates relative to our competitors;
●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
●	economic, legal and regulatory factors unrelated to our performance;
●	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;
●	changes in financial estimates or recommendations by any securities analysts who follow our common stock;
●	speculation by the press or investment community regarding our business;
●	litigation;
●	changes in key personnel; and
●	future sales of our common stock by our officers, directors and significant shareholders.

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In addition, the stock markets, including the over-the-counter markets where we are quoted, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock historically has been limited and we cannot assure you that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources, and the attention of management could be diverted from our business.

Future sales of shares of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

We have issued shares of common stock and warrants and options to purchase shares of our common stock in connection with our private placement and certain employment, director and consultant agreements. In addition, we issued shares of our common stock, and options and warrants to purchase shares of our common stock, in financing transactions and pursuant to employment agreements that are deemed to be “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act. From time to time, certain of our shareholders may be eligible to sell all or some of their restricted shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. The resale pursuant to Rule 144 of shares acquired from us in private transactions could cause our stock price to decline significantly.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules apply to issuers whose common stock does not trade on a national securities exchange and trades at less than $5.00 per share, or that have a tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC that contains the following information:

●	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
●	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;
●	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” prices;
●	a toll-free telephone number for inquiries on disciplinary actions;
●	definitions of any significant terms in the disclosure document or in the conduct of trading in penny stocks; and
●	such other information and is in such form (including language, type, size and format), as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer with the following information:

●	bid and offer quotations for the penny stock;
●	compensation of the broker-dealer and our salesperson in the transaction;
●	number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
●	monthly account statements showing the market value of each penny stock held in the customer’s account.

The penny stock rules further require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitability statement.

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Due to the requirements of the penny stock rules, many broker-dealers have decided not to trade penny stocks. As a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Moreover, if our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

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We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices. The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders of the shares of Common Stock that have been issued to the Selling Stockholders in the Offering pursuant to the Purchase Agreement, as well as the PA Warrants issued in connection with the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with the Selling Stockholders on October 30, 2020 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by the Selling Stockholders of the shares of Common Stock and PA Warrants that have been issued to the Selling Stockholders under the Purchase Agreement.

On November 3, 2020, the Company consummated an initial closing of a private placement offering, whereby pursuant to the Purchase Agreement entered into by the Company and the Investors the Company sold to such Investors an aggregate of 3,044,529 shares of Common Stock, for an aggregate purchase price of $14,461,512.75. Pursuant to the Purchase Agreement, the Company agreed, for a period of 90 days from the Closing Date, not to issue or enter into any agreement to issue any shares of common stock or common stock equivalents with the exception of certain exempt issuances as provided therein.

On November 19, 2020, the Company consummated the second closing of a private placement offering, whereby pursuant to Purchase Agreement entered into by the Company and an Investors, the Company sold to the Investor 323,892 shares of Common Stock, for a purchase price of $1,538,487. The purchase price was funded on November 19, 2020 and resulted in net proceeds to the Company of approximately $1.4 million. The aggregate net proceeds to the Company from the Offering was $16,000,000.

BTIG, LLC acted as exclusive Placement Agent for the Offering and received cash compensation equal to 6% of the Purchase Price and the PA Warrants to purchase 101,053 shares of the Company’s common stock, at an initial exercise price of $4.75 per share, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. The PA Warrants may be exercised on a “cashless” basis and will expire on November 3, 2025 and November 19, 2025.

The Registration Rights Agreement requires the Company to use its reasonable best efforts to register the resale of the Shares by the Investors and the shares of Common Stock underlying the PA Warrants by the Placement Agent in a registration statement on Form S-1 to be filed with the SEC, under the Securities Act, within 15 business days from the Closing Date, and to use its reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable, but not later than 60 days from the Closing Date (or 120 days from the Closing Date in the event that such registration statement is subject to a full review by the SEC).

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Further, in connection with the Purchase Agreement, the Company’s officers and directors have entered into Lock-Up Agreements, pursuant to which the Company’s officers and directors have agreed, for a period of 180 days from the Closing Date, not to sell or transfer any shares of the Company’s common stock or common stock equivalents held by each respective officer or director of the Company.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and warrants, as of the date hereof, assuming exercise of the PA Warrants held by the Selling Stockholders on such date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the Shares of Common Stock issued to the Selling Stockholders in the Offering and (ii) the maximum number of shares of common stock issuable upon exercise of the PA Warrants, determined as if the outstanding PA Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the PA Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the PA Warrants, a Selling Stockholder may not exercise the PA Warrants to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the PA Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering (1)
Oasis Capital, LLC (2)(3)	52,632	52,632	0
AJD Holdings, LLC (2)(4)	52,632	52,632	0
Bowdy Gardner (2)	31,579	31,579	0
Brad Roberts (2)	52,632	52,632	0
Dunlap Capital Partners, LP (2)(5)	135,000	135,000	0
Paradigm Opportunities SPV 1 LP (2)(6)	594,892	594,892	0
Dune Road LLC (2)(7)	47,368	47,368	0
Erik W Thoresen (2)	21,053	21,053	0
Ian Lopatin (2)	22,737	22,737	0
Manchester Explorer, L.P. (2)(8)	421,053	421,053	0
JEB Partners, L.P. (2)(8)	105,263	105,263	0
James Besser (2)	157,895	157,895	0
James DeYoung, Jr (2)	8,421	8,421	0
Goudy Park Capital LP (2)(9)	452,632	452,632	0
Limelight LP (2)(9)	38,947	38,947	0
John Hill (2)	10,526	10,526	0
Meredith Ashley (2)	10,527	10,527	0
James and Lidia Resnick (2)	31,579	31,579	0
Karl Ward Brewer (2)	100,000	100,000	0
Lucas Ventures, LLC (2)(10)	122,105	42,105	*
LGH Investments Inc (2)(10)	42,105	42,105	0
G2 Investment Partners LP (2)(11)	44,853	44,853	0
G2 Investment Partners QP LP (2)(11)	140,131	140,131	0
G2 Long Only Fund QP LP (2)(11)	15,016	15,016	0
Farid Shidfar (2)	52,632	52,632	0
Waterfield Holdings LLC (2)(12)	52,632	52,632	0
BEMAP Master Fund Ltd (2)(13)	173,165	173,165	0
Monashee Solitario Fund (2)(13)	105,761	105,761	0
Monashee Pure Alpha Fund (2)(13)	95,866	95,866	0
Bespoke Alpha Mac MIM LP (2)(13)	26,689	26,689	0
SFL SPV LLC (2)(13)	19,572	19,572	0
Sean M. Garber (2)	146,056	21,053	*
Tim Macready (2)	246,055	42,105	*
Waikit Lau (2)	42,105	42,105	0
Alpha Capital Anstalt (2)(14)	105,263	105,263	0
BTIG, LLC (15)(16)	65,684	65,684	0
Keith Stone (17)	27,869	27,869	0
Udit Nagar (18)	2.500	2.500	0
Steve Ortiz (19)	2.500	2.500	0
Kathleen Carney (20)	2,500	2,500	0
	3,878,427	3,469,474	408,953

*	less than 1%

(1)	Assumes that the Selling Stockholder sells all of its shares being offered pursuant to this prospectus.

(2)	The shares of Common Stock to be offered were issued to the Selling Stockholder pursuant to the Offering.

(3)	Adam Long holds voting and dipositive power over these shares.

(4)	Alex Dunn holds voting and dispositive power over these shares.

(5)	Chris Jarrous holds voting and dispositive power over these shares.

(6)	Corey Deutsch holds voting and dispositive power over these shares.

(7)	Joseph D. Mark holds voting and dispositive power over these shares.

(8)	James Besser holds voting and dispositive power over these shares.

(9)	James W. DeYoung, Jr holds voting and dispositive power over these shares.

(10)	Lucas Hoppel holds voting and dispositive power over these shares.

(11)	Josh Goldberg holds voting and dispositive power over these shares.

(12)	J. Randall Waterfield holds voting and dispositive power over these shares.

(13)	Jeff Muller holds voting and dispositive power over these shares.

(14)	Nicola Feuerstein holds voting and dispositive power over these shares.

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(15)	Representing 59,368 shares of Common Stock issuable upon the exercise of PA Warrants.

(16)

The business address of BTIG, LLC is 600 Montgomery Street, 6th Floor, San Francisco, CA 94111. Condor Trading LP is the managing member of BTIG, LLC. Scott Kovalik is the CEO of BTIG, LLC, and is Co-CEO of Condor Trading LP and has voting control and investment discretion over securities beneficially owned directly by BTIG, LLC and indirectly by Condor Trading LP. BTIG, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, and Mr. Kovalik is an associated person of a FINRA member. The foregoing should not be construed in and of itself as an admission by Mr. Kovalik as to beneficial ownership of the securities beneficially owned directly by BTIG, LLC and indirectly by Condor Trading LP.

(17)	Representing 24,468 shares of Common Stock issuable upon the exercise of PA Warrants.

(18)	Representing 2,500 shares of Common Stock issuable upon the exercise of PA Warrants.

(19)	Representing 2,500 shares of Common Stock issuable upon the exercise of PA Warrants.

(20)	Representing 2,500 shares of Common Stock issuable upon the exercise of PA Warrants.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	agreements between broker-dealers and the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

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We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $63,238.55 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is qualified for quotation on the Nasdaq under the symbol “CVLB”.

Authorized Capital

We are authorized to issue an aggregate number of 100,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of blank check preferred stock. As of December 28, 2020, we had 23,180,831 shares of Common Stock issued and outstanding. Each holder of common stock shall be entitled to one vote for each share held.

The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

For all undesignated preferred stock, the Board is authorized to determine the number of series into which such undesignated shares may be divided, the number of shares within each series, and the designations, rights and preferences associated with such shares.

Approximate Number of Equity Security Holders

As of December 28, 2020, there were 372 holders of record of our common stock, and the last reported sale price of our common stock on Nasdaq on December 28, 2020 was $7.27. A significant number of shares of our common stock are held in either nominee name or street name brokerage accounts, and consequently, we are unable to determine the total number of beneficial owners of our stock.

Dividend Policy

We have not paid and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. We currently expect to retain all future earnings for use in the operation and expansion of our business. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition for the years ended December 31, 2019 and 2018 should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this Annual Report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Forward-Looking Statements.”

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Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is a supplement to the accompanying condensed financial statements and provides additional information on Conversion Labs, Inc.’s (“Conversion Labs” or the “Company’) business, current developments, financial condition, cash flows and results of operations.

The terms “Company,” “we,” “us,” and “our” refer to Conversion Labs, Inc. (formerly known as Immudyne, Inc.), our wholly subsidiary Conversion Labs PR, LLC (formerly Immudyne PR LLC, now “Conversion Labs PR”), a Puerto Rico limited liability company (“Conversion Labs PR”, or “CLPR”) and our majority-owned subsidiaries LegalSimpli Software, LLC, a Puerto Rico limited liability company (“LegalSimpli”). Unless otherwise specified, all dollar amounts are expressed in United States dollars.

Corporate History

Conversion Labs, Inc., was formed in the State of Delaware on May 24, 1994, under our prior name, Immudyne, Inc. We changed our name to Conversion Labs, Inc. on June 22, 2018. Further, in connection with changing its name, the Company changed its trading symbol to CVLB. On April 1, 2016, our majority-owned subsidiary, Immudyne PR LLC (“Immudyne PR”), which was initially formed for the purpose of a joint venture with the original owners of one of our skincare products, amended and restated its operating agreement whereby we increased our ownership and voting interest in Immudyne PR to 78.2%. Concurrent with the name change of the parent company to Conversion Labs, Inc. completed in 2018, Immudyne PR was renamed to Conversion Labs PR LLC (now known as “Conversion Labs PR”). On April 25, 2019, the operating agreement of Conversion Labs PR was amended and restated in its entirety after acquiring the remaining minority interest in the Conversion Labs PR, which is now a wholly-owned subsidiary of the Company.

In June 2018, Conversion Labs closed the strategic acquisition of 51% of LegalSimpli Software, LLC (“LegalSimpli”), a software as a service (SaaS) application for converting, editing, signing and sharing PDF documents. In addition to LegalSimpli’s growth business model, this acquisition added deep search engine optimization and search engine marketing expertise to the Company.

In early 2019, we also launched a service-based business under the name Conversion Labs Media LLC, which was to be used to run e-commerce marketing campaigns for other online businesses. However, this business was discontinued in 2019 in order to focus on our core business as well the expansion of our telehealth opportunities.

Business Overview

The Company is a direct response healthcare company that provides a convenient, cost-effective and smarter way for consumers to access high quality Over The Counter (OTC) products and prescription medications. The U.S. healthcare system is undergoing a paradigm shift largely due to new technologies and the emergence of direct-to-consumer healthcare. We believe the traditional model of visiting a doctor’s office, receiving a physical prescription, visiting a neighborhood pharmacy, and returning to see a doctor for follow up care or prescription refills is inefficient, costly to patients, and discourages many patients from seeking much needed medical care. Direct-to-consumer telemedicine companies, like our Company, offer patients immediate and virtual treatment from licensed physicians, and the home delivery of prescription medications, devices and diagnostics bundled with over-the counter wellness products.

We have built a platform that allows us to efficiently launch telehealth and wellness product lines wherever we determine there is a market need. Our platform is supported by a driven team of digital marketing and branding experts, data analysts, designers, and engineers focused on building enduring brands.

Telemedicine Platform

Beginning in 2019, we have made significant investments in our telemedicine technology platform which is the backbone of our physician network, pharmacy provider, CRM system, and third-party advertising platforms. This platform facilitates patient consultations, virtual prescriptions, fulfillment, and follow-up consultations.

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Telehealth Brands

Our telehealth brands have been built with one singular focus in mind: to become the leading provider of quality healthcare in a virtual setting. To this end, we work with our physicians, our advisors, and our patients to ensure that we can provide the ultimate quality of care. We believe the long-term success of our telehealth business will be driven primarily by the outstanding care we provide in our services and product offerings. Our current brand portfolio is comprised of telehealth brands respectively targeting three market segments: hair loss, men’s health, and dermatology.

Majority Owned Subsidiary: PDFSimpli

PDFSimpli is a PDF conversion software product, which was acquired through the purchase of 51% of the membership interests of LegalSimpli a Puerto Rico limited liability company, which operates a marketing-driven software solutions business. PDFSimpli enables users to convert, edit and sign PDF documents. Since its launch, PDFSimpli has converted or edited over 5 terabytes of documents for customers from the legal, financial, real-estate and academic sectors.

Impact of COVID-19 Pandemic

We are closely monitoring how the spread of the COVID-19 pandemic caused by the novel coronavirus is affecting our employees, customers and business operations. We have developed preparedness plans to help safeguard the safety of our employees and customers, while safely continuing business operations.

Due to the global spread of the outbreak, the severity of the pandemic in New York, California, and Puerto Rico where we have corporate offices, and in line with guidance from public health officials, we have temporarily restricted access to our offices and implemented a mandatory remote work policy during this period. Our offices will remain closed until we are able to safely and responsibly re-open them in accordance with governmental and public health guidance, as well as health and safety policies tailored to our operations.

As a result of the early measures we took in response to the COVID-19 pandemic to protect our employees and business operations, our business has not been materially negatively impacted during these extraordinary times. We have experienced relatively minor impacts on our inventory availability and delivery capacity since the outbreak, none of which has materially impacted our ability to service our customers. We have taken measures to bolster key aspects of our supply chain to support our continued growth. We continue to work with our existing manufacturing, logistics and other supply chain partners to build key processes to ensure our ability to service our customers.

We are also carefully monitoring shifting consumer behavior from brick and mortar retail and physical healthcare offices to our online platform. We have observed continued strength in our e-commerce sales since the end of the quarter ended September 30, 2020, due in part to changing consumer behavior during the COVID-19 pandemic and widespread awareness and acceptance of telemedicine. Telemedicine businesses, such as ours, have benefitted from increased coverage and visibility due to quarantine measures and policies adopted widely across the country. We believe the increased awareness of telehealth is reflected in the rapid growth we are seeing across our telehealth brands.

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Results of Operations

Comparison of the Three Months Ended September 30, 2020 to the Three Months Ended September 30, 2019

Revenue

Our financial results for the three months ended September 30, 2020 are summarized as follows in comparison to the three months ended September 30, 2019:

	September 30, 2020		September 30, 2019
	$	% of Sales	$	% of Sales
Product revenues, net	9,433,136	86%	2,461,765	79%
Software revenues, net	1,567,627	14%	664,962	21%
Service revenues, net	5,000	0%	-	0%
Total revenues, net	$11,005,763	100%	$3,126,727	100%

Cost of product revenue	2,338,831	21%	612,072	20%
Cost of software revenue	396,105	4%	68,009	2%
Total cost of revenue	2,734,936	25%	680,081	22%

Gross profit	$8,270,827	75%	$2,446,646	78%

Selling & marketing expenses	10,528,833	96%	2,073,016	66%
General and administrative expenses	17,589,366	160%	929,471	30%
Operating expenses	336,001	3%	216,065	7%
Customer service expenses	230,788	2%	140,579	5%
Development costs	118,346	1%	61,221	2%
Total expenses	$28,803,334	262%	$3,420,352	109%

Loss from operations	$(20,532,507)	(187)%	$(973,706)	(31)%
Other income (expenses)	(291,096)	(3)%	(130,936)	(4)%
Loss from operations before provision for income taxes	$(20,823,603)	(189)%	$(1,104,642)	(35)%
Income taxes	-	0%	-	0%
Net loss attributable to noncontrolling interests	$(201,233)	(2)%	$(160,838)	(5)%
Net loss attributable to Conversion Labs, Inc.	$(20,622,370)	(43)%	$(943,804)	(30)%

Revenues for the three months ended September 30, 2020 were approximately $11 million, an increase of 252% compared to approximately $3.1 million for the three months ended September 30, 2019. The increase in revenues was attributable to both the increase in product revenue of 283% and an increase in software revenue of 136%. Product revenue accounts for 86% of total revenue and has increased in the three months ended September 30, 2020 due to an increase in online sales demand, with the majority of this increase attributable to the nationwide lockdown resulting from COVID-19 driving increased consumer online purchases. Software revenue accounts for 14% of total revenue and has steadily increased quarter over quarter due to a combination of higher demand, increased market awareness, continued marketing campaign expansion, as well as the effects of the nationwide lockdown resulting from COVID-19.

Total cost of revenues consist of the cost of (1) product revenues, which primarily include product material costs and fulfillment costs directly attributable to the production of our products held for sale and (2) the cost of software revenue consisting primarily of credit card processing fees and information technology fees related to providing the services made available on our online platform. Total cost of revenue increased by approximately 302% to approximately $2.7 million for the three months ended September 30, 2020 compared to approximately $0.7 million for the three months ended September 30, 2019. The combined cost of revenue increase was due to increased product costs related to our improved product sale volumes, and the related increases in merchant and other processing fees incurred due to our combined higher sales volumes when compared to the prior year’s three month period September 30, 2019.

Gross profit increased by approximately 238% to approximately $8.3 million for the three months ended September 30, 2020 compared to approximately $2.4 million for the three months ended September 30, 2019, as a result of increased combined sales, partially offset by a percentage increases in our costs to produce those revenues, principally attributable to increased product costs. Product costs increased to 30% of associated product revenues experienced during the three months ended September 30, 2020, from 25% of associated product revenues during the three month period ended September 30, 2019. Total gross profit as a percentage of total revenues was 75% for the three months ended September 30, 2020 compared to 78% for the three months ended September 30, 2019. The absolute decrease in total gross margin of 3% (relative decrease of 4%) was primarily due to increased product costs set forth immediately above resulting from the impact of COVID-19 related disruptions to our product supply chain causing increased costs to procure our production inputs.

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Operating Expenses

	Three Months Ended September 30,
	2020	2019
Selling & marketing expenses	$10,528,833	$2,073,016
General and administrative expenses	17,589,366	929,471
Operating expenses	336,001	216,065
Customer service expenses	230,788	140,579
Development costs	118,346	61,221
Total operating expenses	$28,803,334	$3,420,352

Operating expenses for the three months ended September 30, 2020 were approximately $28.8 million, as compared to approximately $3.4 million for the three months ended September 30, 2019. This represents an increase of approximately 742%, or $25.4 million. The increase is primarily attributable to the following:

(i)	Selling and marketing expenses: This mainly consists of online marketing and advertising expenses. During the three months ended September 30, 2020, the Company had an increase of approximately $8.5 million in selling and marketing costs resulting from additional sales and marketing initiatives to drive the current quarter’s sales growth, and is expected to maintain sustained revenue growth throughout the remaining balance of the year ending December 31, 2020, and beyond, based on the Company’s recurring revenue subscription based sales model.

(ii)	General and administrative expenses: During the three month period ended September 30, 2020, stock based compensation was $16,331,558, (1) with the majority related to a restricted share issuance liability attributable to the attainment of a performance threshold in the period, (2) coupled with the issuance expense associated with the probability of future performance threshold attainment. This category also consists of payroll expenses for executive management, amortization expense and legal and professional fees. During the three months ended September 30, 2020, the Company had an increase of approximately $16.7 million in general and administrative expenses, primarily related to the increase in stock-based compensation costs referenced above, and other increases in infrastructure expenses incurred to support the sales volume increases.

(iii)	Other operating expenses: This mainly consists of general office supplies, rent, insurance, bank charges and IT service costs for our online products. During the three months ended September 30, 2020, the Company had an increase of approximately $120,000, primarily related to the general cost environment necessary to support the Company’s sales growth, coupled with a bad debt charge of $58,000 recognized on the settlement of a sales commission receivable write-off which became uncollectible during the three months ended September 30, 2020.

(iv)	Customer service expenses: This consists of payroll and benefit expenses related to the Company’s customer service department located in Puerto Rico. During the three months ended September 30, 2020, the Company had an increase of approximately $90,000, primarily related to increases in headcount in the Company’s customer service department.

(v)	Development costs: This mainly relates to third-party technology services for developing and maintaining our online platforms. During the three months ended September 30, 2020, the Company had an increase of approximately $57,000, primarily resulting from technology platform improvements for LegalSimpli and amortization expenses at CLPR.

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Other Expense

	Three Months Ended September 30,
	2020	2019
Interest expense	$291,096	$130,936
Total	$291,096	$130,936

Other expense for the three months ended September 30, 2020 increased by approximately $160,000 compared to the three months ended September 30, 2019. The increase in other expense, interest expense, is primarily attributable to increased debt.

Comparison of the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

Revenue

Our financial results for the nine months ended September 30, 2020 are summarized as follows in comparison to the nine months ended September 30, 2019:

	September 30, 2020		September 30, 2019
	$	% of Sales	$	% of Sales
Product revenues, net	20,258,750	83%	7,309,524	86%
Software revenues, net	4,136,608	17%	1,214,600	14%
Service revenues, net	5,000	0%	-	0%
Total revenues, net	$24,400,358	100%	$8,524,124	100%

Cost of product revenue	5,800,992	24%	1,811,939	21%
Cost of software revenue	883,791	4%	201,326	2%
Total cost of revenue	6,684,783	28%	2,013,265	23%

Gross profit	$17,715,575	73%	$6,510,859	76%

Selling & marketing expenses	21,669,046	89%	5,580,276	65%
General and administrative expenses	20,096,893	82%	2,034,067	24%
Operating expenses	663,752	3%	700,225	8%
Customer service expenses	488,455	2%	408,795	5%
Development costs	288,813	1%	157,736	2%
Total expenses	$43,206,959	177%	$8,881,099	104%

Loss from operations	$(25,491,384)	-126%	$(2,370,240)	-32%
Interest expense, net	(1,313,010)	-6%	(430,956)	-6%
Loss from operations before provision for income taxes	$(26,804,394)	-132%	$(2,801,196)	-38%
Income taxes	-	0%	-	0%
Net loss attributable to noncontrolling interests	$(408,180)	2%	$(375,540)	8.7%
Net loss attributable to Conversion Labs, Inc.	$(26,396,214)	-130%	$(2,425,656)	332.7%

Revenues for the nine months ended September 30, 2020 were approximately $24.4 million, an increase of 186% compared to approximately $8.5 million for the nine months ended September 30, 2019. The increase in revenues was attributable to both the increase in product revenue of 177% and an increase in software revenue of 241%. Product revenue accounts for 83% of total revenue and has increased in the nine months ended September 30, 2020 due to an increase in online sales demand, with the majority of this increase attributable to the nationwide lockdown resulting from COVID-19 driving increased consumer online purchases. Software revenue accounts for 17% of total revenue and has steadily increased year over year due to a combination of higher demand, increased market awareness, continued marketing campaign expansion, as well as the effects of the nationwide lockdown resulting from COVID-19.

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Total cost of revenues consist of the cost of (1) product revenues, which primarily include product material costs and fulfillment costs directly attributable to the production of our products held for sale and (2) the cost of software revenue consisting primarily of credit card processing fees and information technology fees related to providing the services made available on our online platform. Total cost of revenue increased by approximately 232% to approximately $6.7 million for the nine months ended September 30, 2020 compared to approximately $2 million for the nine months ended September 30, 2019. The combined cost of increase was due to increased product costs related to our improved product sale volumes, and the related increases in merchant and other processing fees incurred due to our combined higher sales volumes when compared to the prior year’s nine month period September 30, 2019.

Gross profit increased by approximately 172% to approximately $17.7 million for the nine months ended September 30,2020 compared to approximately $6.5 million for the nine months ended September 30, 2019, as a result of increased combined sales, partially offset by a percentage increases in our costs to produce those revenues, principally attributable to increased product costs. Product costs increased to 31% of associated product revenues experienced during the nine months ended September 30, 2020, from 25% of associated product revenues during the nine month period ended September 30, 2019. Gross profit as a percentage of revenues was 73% for the nine months ended September 30, 2020 compared to 76% for the nine months ended September 30, 2019. The absolute decrease of 3.8% (relative decrease of 4.9%) in gross profit was principally attributable to higher product costs incurred during the nine months ended September 30, 2020, resulting from the use of new suppliers, at slightly higher costs, resulting from the impact of COVID-19 related disruptions to our product supply chain, causing increased costs to procure our production inputs. The new suppliers were also required to supplement our increased production needs to meet our increased product demand.

Operating Expenses

	Nine Months Ended September 30,
	2020	2019
Selling and marketing expenses	$21,669,046	$5,580,276
General and administrative expenses	20,096,893	2,034,067
Operating expenses	663,752	700,225
Customer service expenses	488,455	408,795
Development costs	288,813	157,736
Total operating expenses	$43,206,959	$8,881,099

Operating expenses for the nine months ended September 30, 2020 were approximately $43.2 million, as compared to approximately $8.9 million for the nine months ended September 30, 2019. This represents an increase of 387%, or $34.3 million. The increase is primarily attributable to:

(i)	Selling and marketing expenses: This mainly consists of online marketing and advertising expenses. During the nine months ended September 30,2020, the Company had an increase of approximately $16.1 million, or 288% in selling and marketing costs resulting from additional sales and marketing initiatives to drive the current nine months ended September 30, 2020 sales growth reported above, and is expected to maintain sustained revenue growth throughout the remaining balance of the year ending December 31, 2020, and beyond in Fiscal 2021, based on the Company’s recurring revenue subscription based sales model.

(ii)	General and administrative expenses: During the nine month period ended September 30, 2020, stock based compensation was $16.9 million, (1) with the majority related to a restricted share issuance liability attributable to the attainment of a performance threshold in the period (specifically in the three months ended September 30, 2020), (2) coupled with the issuance expense associated with the probability of future performance threshold attainment. This category also consists of payroll expenses for executive management, amortization expense and legal and professional fees. During the nine months ended September 30, 2020, the Company has had an increase of approximately $18.1 million in general and administrative expenses, primarily related to the increase in stock-based compensation costs referenced above, and other increases in infrastructure expenses incurred to support the sales volume increases.

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(iii)	Other operating expenses: This consists of rent, insurance, royalty expense, bank charges and IT services for our online products. During the nine months ended September 30, 2020, the Company had a decrease of approximately $36,000, primarily related to increases in the general cost environment necessary to support the Company’s sales growth, coupled with a bad debt charge of $58,000 recognized on the settlement of a sales commission receivable write-off which became uncollectible during the nine months ended September 30, 2020, offset by decreases in royalty payouts and a decrease in an IT service subscription that was terminated in early 2020.

(iv)	Customer service expenses: This consists of payroll and benefit expenses related to the Company’s customer service department located in Puerto Rico. During the nine months ended September 30, 2020, the Company had an increase of approximately $80,000, primarily related to increases in headcount in the Company’s customer service department.

(v)	Development costs: This mainly relates to third-party technology services for developing and maintaining our online platforms. During the nine months ended September 30, 2020, the Company had an increase of approximately $131,000, primarily resulting from technology platform improvements for LegalSimpli and amortization expenses at CLPR.

	Nine Months Ended September 30,
	2020	2019
Interest expense	$1,313,010	$430,956
Total	$1,313,010	$430,956

Other expense for the nine months ended September 30, 2020 increased by $882,054 compared to the nine months ended September 30, 2019. The increase in other expense, interest expense, is primarily attributable to increased debt.

Working Capital

	September 30, 2020	December 31, 2019
Current assets	$4,652,990	$2,747,102
Current liabilities	9,435,904	3,975,442
Working capital	$(4,782,914)	$(1,228,340)

Working capital (deficit) had a negative turn of approximately $3.6 million during the nine months ended September 30, 2020. Contributing to this decline in working capital included current assets increasing by approximately $1.9 million for the nine months ended September 30,2020. This increase in current assets is attributable to a decrease in cash and cash equivalents of approximately $190,000, being offset by increases in accounts receivable (approximately $317,000), and inventory and product deposits (combined at approximately $1.9 million). Current liabilities increased by $5.5 million which was primarily attributable to an increase in accounts payable and accrued liabilities as a result of the Company extending payables and credit terms with vendors during the nine months ended September 30, 2020.

Liquidity and Capital Resources

	Nine Months Ended
	September 30, 2020	September30, 2019
Net loss	$(26,804,394)	$(2,801,196)
Net cash (used in) provided by operating activities	(5,595,382)	92,496
Net cash used in investing activities	(730,856)	(500,000)
Net cash provided by financing activities	6,135,981	1,008,303
Net (decrease) increase in cash	$(189,987)	$600,799

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Since inception, the Company has funded operations through the collections from revenues provided by the sales of its products, issuances of common and preferred stock equivalents, receipt of loans and advances from officers and directors and the issuance of convertible notes to third-party investors.

Net cash used in operating activities was approximately $5.6 million for the nine months ended September 30, 2020, as compared with net cash provided by operating activities of approximately $92,000 for the nine months ended September 30, 2019, the significant factors contributing to the cash used in operations were the nine month, September 30, 2020 loss of approximately $26.8 million (inclusive of $16.9 million in stock based compensation charges), principally offset by the Company’s increase in accounts payable of approximately $4.2 million.

Net cash used in investing activities for the nine months ended September 30, 2020 was approximately $731,000, as compared with net cash used in investing activities of $500,000 for the nine months ended September 30, 2019. Net cash used in investing activities was primarily due to continued payments on the Company’s purchase of LegalSimpli of $400,000 and the cash paid for capitalized software costs of approximately $331,000.

Net cash provided by financing activities for the nine months ended September 30, 2020 was $6,135,981, as compared with net cash provided by financing activities of $1,008,303 for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, financing activities consisted of proceeds from notes payable of $2,350,000, proceeds of $2,892,500 from the issuance of mezzanine equity, and cash receipts for share issuances of $2,088,349, cash proceeds from the sales of warrants of $622,763 and proceeds from the exercise of stock options of $300,400, which were offset by the repayment of notes payable of approximately $2,500,000, distributions of noncontrolling interests of $121,223 and payment for debt issuance costs of $15,000.

Liquidity and Capital Resources Outlook

The Company has funded operations in the past through the sales of its products, issuance of common stock and through loans and advances from officers and directors. The Company’s continued operations are dependent upon obtaining an increase in its sale volumes and the continued financial support from officers and directors, obtaining funding from third-party sources or the issuance of additional shares of common stock. See Subsequent Event Note 9 for a further discussion of a private placement offering, which closed on November 3, 2020, yielding approximately $13.2 million in net proceeds to the Company after deduction of placement fees and other offering expenses. The Company intends to use the net proceeds for customer acquisition, as well as for general corporate purposes.

Going Concern Evaluation

The accompanying unaudited financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company has an accumulated deficit approximating $47.9 million and has experienced significant losses from its operations.

Based on the Company’s cash balance as of September 30, 2020, and projected cash needs, management estimates that it will need an additional $7.2 million through the next 12 months. The Company has also closed a private placement offering, discussed in “Liquidity” above, and further in Note 9, “Subsequent Events”. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

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Revenue Recognition

The Company records revenue under the adoption of ASC 606 by analyzing exchanges with its customers using a five-step analysis:

1.	Identify the contract
2.	Identify performance obligations
3.	Determine the transaction price
4.	Allocate the transaction price
5.	Recognize revenue

For the Company’s product-based contracts with customers, the Company has determined that there is one performance obligation, which is the delivery of the product; this performance obligation is transferred at a discrete point in time. The Company generally records sales of finished products once the customer places and pays for the order, with the product being simultaneously shipped by a third-party fulfillment service provider; in limited cases, title does not pass until the product reaches the customer’s delivery site, in these limited cases, recognition of revenue should be deferred until that time, however the Company does not have a process to properly record the recognition of revenue if orders are not immediately shipped, and deems the impact to be immaterial. In all cases, delivery is considered to have occurred when title and risk of loss have transferred to the customer, which is usually commensurate upon shipment of the product. In the case of its product-based contracts, the Company provides a subscription sensitive service based on the recurring shipment of products and records the related revenue under the subscription agreements subsequent to receiving the monthly product order, recording the revenue at the time it fulfills the shipment obligation to the customer.

For its product-based contracts with customers, the Company records an estimate for provisions of discounts, returns, allowances, customer rebates and other adjustments for its product shipments, and are reflected as contra revenues in arriving at reported net revenues. The Company’s discounts and customer rebates are known at the time of sale, correspondingly, the Company reduces gross product sales for such discounts and customer rebates. The Company estimates customer returns and allowances based on information derived from historical transaction detail, and accounts for such provisions, as contra revenue, during the same period in which the related revenues are earned. The Company has determined that the population of its product-based contracts with customers are homogenous, supporting the ability to record estimates for returns and allowances to be applied to the entire product-based portfolio population.

The Company, through its majority-owned subsidiary LegalSimpli, offers a subscription based service providing a suite of software applications to its subscribers, principally on a monthly subscription basis. The software suite allows the subscriber/user to convert almost any type of document to another electronic form of editable document, providing ease of editing. For these subscription-based contracts with customers, the Company offers an initial 14-day trial period which is billed at $1.95, followed by a monthly subscription, or a yearly subscription to the Company’s software suite dependent on the subscriber’s enrollment selection. The Company has estimated that there is one product and one performance obligation that is delivered over time, as the Company allows the subscriber to access the suite of services for the time period of the subscription purchased. The Company allows the customer to cancel at any point during the billing cycle, in which case the customers subscription will not be renewed for the following month or year depending on the original subscription. The Company records the revenue over the customers subscription period for monthly and yearly subscribers or at the end of the initial 14 day service period for customers who purchased the initial subscription, as the circumstances dictate. The Company offers a discount for the monthly or yearly subscriptions being purchased, which is deducted at the time of payment at the initiation of the contract term, therefore the Contract price is fixed and determinable at the contract initiation. Monthly and annual subscriptions for the service are recorded net of the Company’s known discount rates. As of September 30, 2020 and December 31, 2019, the Company has accrued contract liabilities, as deferred revenue, of approximately $413,000 and $110,000, respectively, which represent obligations on in-process monthly or yearly contracts with customers and a portion attributable to the yet to be recognized initial 14-day trial period collections.

Customer discounts, returns and rebates on product revenues during the nine months ended September 30, 2020 and 2019 approximated $2.2 million and $1 million, respectively. Customer discounts and allowances on software revenues during the nine months ended September 30, 2020 and 2019 approximated $545,000 and $241,000, respectively.

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Capitalized Software Costs

The Company capitalizes certain internal payroll costs and third-party costs related to internally developed software and amortizes these costs using the straight-line method over the estimated useful life of the software, generally three years. The Company does not sell internally developed software other than through the use of subscription service. Certain development costs not meeting the criteria for capitalization, in accordance with Accounting Standards Codification (“ASC”) ASC 350-40 Internal-Use Software, are expensed as incurred. As of September 30, 2020 and 2019, the Company capitalized $334,585 and $0 related to internally developed software costs which is included in development costs on our statement of operations. As of September 30, 2020, these costs include $40,000 in capitalized stock based compensation for a third-party service provider. During the nine months ending September 30, 2020 and 2019, the Company amortized $28,278 and $0 of capitalized software costs, respectively.

Intangible Assets

Intangible assets are comprised of a customer relationship asset and purchased license with an estimated useful life of three years and indefinite lived, respectively. Intangible assets are amortized over their estimated lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset.

Income Taxes

The Company files corporate federal and state tax returns. Conversion Labs PR and LegalSimpli file tax returns in Puerto Rico, both are limited liability companies and file separate tax returns with any tax liabilities or benefits passing through to its members.

The Company records current and deferred taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” This ASC requires recognition of deferred tax assets and liabilities for temporary differences between tax basis of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted rates in effect for the year in which the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. The Company periodically assesses the value of its deferred tax asset, a majority of which has been generated by a history of net operating losses and management determines the necessity for a valuation allowance. ASC 740 also provides a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. Using this guidance, a company may recognize the tax benefit from an uncertain tax position in its financial statements only if it is more likely-than-not (i.e., a likelihood of more than 50%) that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company’s tax returns for all years since December 31, 2016, remain open to audit by all related taxing authorities.

Stock-based Compensation

The Company follows the provisions of ASC 718, “Share-Based Payment”. Under this guidance compensation cost generally is recognized at fair value on the date of the grant and amortized over the respective vesting or service period. The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. The expected option life is derived from assumed exercise rates based upon historical exercise patterns and represents the period of time that options granted are expected to be outstanding. The expected volatility is based upon historical volatility of the Company’s common stock shares using weekly price observations over an observation period that approximates the expected life of the options. The risk-free rate approximates the U.S. Treasury yield curve rate in effect at the time of grant for periods similar to the expected option life. Due to limited history of forfeitures, the estimated forfeiture rate included in the option valuation was zero.

Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense.

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Recently Issued Accounting Standards

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815) - Accounting for Certain Financial Instruments with Down Round Features” (“ASU 2017-11”). Equity-linked instruments, such as warrants, and convertible instruments may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is remeasured at fair value through the income statement (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

Application of New or Revised Accounting Standards—Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40); Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which addresses issues identified as a result of the complexities associated with applying U.S. GAAP for certain financial instruments with characteristics of liabilities and equity. This update addresses, among other things, the number of accounting models for convertible debt instruments and convertible preferred stock, targeted improvements to the disclosures for convertible instruments and earnings-per-share (“EPS”) guidance and amendments to the guidance for the derivatives scope exception for contracts in an entity’s own equity, as well as the related EPS guidance. This update applies to all entities that issue convertible instruments and/or contracts in an entity’s own equity. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. FASB specified that an entity should adopt the guidance as of the beginning of its annual fiscal year, or January 1, 2021, should the Company elect to early adopt. The Company is currently evaluating the impact the adoption of ASU 2020-06 could have on the Company’s financial statements and disclosures.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

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Results of Operations

Comparison of the year ended December 31, 2019 to the year ended December 31, 2018

Our financial results for the year ended December 31, 2019 are summarized as follows in comparison to the year ended December 31, 2018:

	Year Ended December 31,
	2019		2018
	$	% of Sales	$	% of Sales
Product revenues, net	$9,919,506	80%	$8,044,416	97%
Software revenues, net	2,539,129	20%	277,713	3%
Service revenues, net	9,943	0%	2,000	0%
Total revenues, net	12,468,578	100%	8,324,129	100%

Cost of product revenue	2,643,281	21%	1,974,781	24%
Cost of software revenue	627,315	5%	21,441	0%
Total cost of revenue	3,270,596	26%	1,996,222	24%

Gross profit	9,197,982	74%	6,327,907	76%

Total operating expenses	12,087,590	98%	8,384,047	101%

Loss from operations	(2,889,608)	-	(2,056,140)	-

Other income (expenses)	(761,150)	(8)%	(354,388)	(4)%

Income from continuing operations before provision for income taxes	(3,650,758)	(38)%	(2,410,528)	(30)%
Income tax provision (benefit)	(122,500)	(1)%	(124,700)	(2)%
Discontinued operations	-	-%	925,738	12%
Net Income (loss)	$(3,528,258)	-	$(1,360,090)	-
Net income (loss) attributable to	(391,055)	(4)%	(119,262)	(1)%

Net income (loss) attributable to Conversion Labs, Inc.	$(3,137,203)	(32)%	$(1,240,828)	(15)%

Overall revenues for the year ended December 31, 2019 were approximately $12.5 million, an increase of 49.8% from approximately $8.3 million during 2018. Our increase in revenues was primarily attributable to the increase in software revenues which accounts for approximately 20% of revenues; which increased as a result of successful online marketing efforts and a full year of revenue from the LegalSimpli acquisition.

Cost of product revenues consists primarily of product material costs and fulfillment costs directly attributable to the production of our products. Cost of software revenue consist primarily of credit card processing fees and information technology fees related to our online platform. Total cost of revenue increased by approximately 64% to approximately $3.3 million in 2019 compared to approximately $2.0 million in 2018. The increase in our cost of revenues was due to our increased revenues and related increase in merchant and other processing fees incurred to generate revenues from our products segment, and increased margins on revenues of LegalSimpli software subscriptions.

Gross profit increased by approximately 45% to approximately $9.2 million in 2019 compared to approximately $6.3 million in 2018 as a result of our decreased cost of sales. Gross profit as a percentage of revenues decreased to approximately 74% in 2019 from approximately 76% in 2018 due to the shift in the composition of our revenues between periods from primarily supplement products sold to higher margin shampoo and hair products, which products generally have higher margins and due to the acquisition of LegalSimpli which as a software product has higher margins than the physical product sales.

Operating Expenses

	Year Ended December 31,
	2019	2018
Selling & marketing expenses	$8,170,929	$5,079,091
General and administrative expenses	2,398,751	2,288,580
Other operating expenses	724,270	516,979
Customer service expenses	570,763	378,856
Development Costs	222,877	120,541
Total	$12,087,590	$8,384,047

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Operating expenses for the year ended December 31, 2019 were approximately $12.1 million, as compared to approximately $8.4 million for 2018, representing an increase of 45% or $3.8 million. The increase is primarily attributable to:

(i)	Selling and marketing expenses mainly consist of online marketing and advertising expenses. During 2019, the Company had an increase of approximately $3.1 million in selling and marketing expenses was a result of additional marketing expenses to drive revenue growth during the year.

(ii)	General and administrative expenses mainly consist of payroll expenses for executive management, stock-based compensation, intangible amortization and legal and professional fees. During 2019, the Company had an increase of approximately $110,000 in general and administrative expenses mainly related to an increase in the amortization expense for the Company’s customer relationship assets due to a full year of amortization from the purchase of LegalSimpli.

(iii)	Other operating expenses consist of rent, insurance, bank charges, royalty expenses, IT services for our online products business and office supplies. During 2019, the Company had an increase of approximately $207,000 in mainly related to an increase in the Company’s insurance and rent expenses.

(iv)	Customer service expenses consist of payroll and benefit expenses related to the Company’s customer service department located in Puerto Rico. During 2019, the Company had an increase of approximately $191,000 mainly related to an increase in headcount for the Company’s customer service and a full year of expenses for the purchase of LegalSimpli.

(v)	Development costs mainly relate to third-party technology services for developing and maintaining our online platform for LegalSimpli. During 2019, the Company had an increase of approximately $102,000 mainly as a result of having a full year of expenses for the purchase of LegalSimpli.

Other income (expenses), net

	Year Ended December 31,
	2019	2018
Interest (expense)	(761,150)	(354,388)
Income from discontinued operations, including gain on sale, net of income taxes	-	925,739
Total	$(761,150)	$571,351

Other income (expenses), net for the year ended December 31, 2019, increased by approximately $406,000, compared to 2018. The increase in other income(expense) is primarily attributable to (i) an increase in the amortization of debt discount of $306,000 as compared to prior year and (ii) an increase in interest expense of approximately $80,660 as compared to the prior year.

Tax benefit for the year ended December 31, 2019, decreased by approximately $2,200, compared to the same period in 2018. The increase in tax expenses is mainly due to an overpayment and the benefit from an increase in net operating loss carryforwards.

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Working Capital

	December 31,
	2019	2018
Current assets	$2,747,102	$1,605,070
Current liabilities	3,975,442	1,192,397
Working capital	$(1,228,340)	$412,673

Current assets increased by approximately $1.1 million, which was primarily attributable to an increase in cash and cash equivalents due to proceeds from convertible notes during the year ended December 31, 2019. Current liabilities increased by $2.8 million, which was primarily attributable to an increase in accounts payable and accrued liabilities as a result of the Company extending payables and credit terms with vendors during the year ended December 31, 2019.

Liquidity and Capital Resources

	Year Ended November 31,
	2019	2018
Net loss	$(3,528,258)	$(1,360,090)

Net cash provided by (used in) operating activities	251,408	(905,519)
Net cash (used in) provided by investing activities	(100,000)	141,445
Net cash provided by financing activities	775,123	802,787
Increase (decrease) in cash and cash equivalents	$926,531	$38,713

Since inception, the Company has funded operations through the revenues of its products, issuance of common stock, through loans and advances from officers and directors and the issuance of convertible notes from third-party investors.

Net cash provided by operating activities was approximately $244,983 for the year ended December 31, 2019, as compared with net cash used in operating activities of approximately $905,519 for 2018.

Net cash used in investing activities for the fiscal year ended December 31, 2019 was $100,000, as compared with net cash provided by investing activities of $141,445 for 2018. Net cash used in investing activities was primarily due to continued payments on the Company’s purchase of LegalSimpli of $100,000 as compared to the prior year where the Company received $390,000 offset by the purchases of membership interest in LegalSimpli and purchases of intangible assets.

During the year ended December 31, 2019, our financing activities consisted of proceeds from convertible notes payable and common stock of $1.1 million and $350,000, respectively; which were offset by the repayment of notes payable of $295,000 and payment for debt issuance costs of $284,070.

Liquidity and Capital Resources Outlook

The Company has funded operations in the past through the sales of its products, issuance of common stock and through loans and advances from officers and directors. The Company’s continued operations are dependent upon obtaining an increase in its sales volume and the continued financial support from officers and directors, obtaining funding from third-party sources or the issuance of additional shares of common stock.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company has an accumulated deficit approximating $16.8 million and has experienced significant losses from continuing operations. Based on the Company’s cash balance as of December 31, 2019, and projected cash needs for 2020, management estimates that it will need to increase sales revenue and/or raise additional capital to cover operating and capital requirements for the 2020 year. Management will need to raise the additional needed funds through increased sales volume, issuing additional shares of common stock or other equity securities, or obtaining debt financing. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our financial statements included elsewhere in this prospectus. We believe that the accounting policies below are critical for one to fully understand and evaluate our financial condition and results of operations.

Revenue Recognition

The Company records revenue under the adoption of ASC 606 by analyzing exchanges with its customers using a five-step analysis:

1.	Identify the contract
2.	Identify performance obligations
3.	Determine the transaction price
4.	Allocate the transaction price
5.	Recognize revenue

For the Company’s product-based contracts with customers, the Company has determined that there is one performance obligation and the delivery of this performance obligation is transferred at a point in time. The Company generally records sales of finished products once the customer places and pays for the order and the product is simultaneously shipped, but in limited cases if title does not pass until the product reaches the customer’s delivery site, then recognition of revenue should be deferred until that time, however the Company does not have a process to properly record the recognition of revenue if orders are not immediately shipped. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, which is usually upon shipment of the product. The Company does sell a subscription based service which is based on the recurring shipment of products and billed as if the Company were receiving recurring revenues and orders each month, therefore, the Company records these upon shipment to the customer.

The Company records an estimate for provisions of discounts, returns, allowances, customer rebates and other adjustments for each shipment, and are netted with gross sales. The Company’s discounts and customer rebates are known at the time of sale and the Company appropriately debits net product revenues for these transactions based on the known discount and customer rebates. The Company estimates for customer returns and allowances based on estimates of historical transactions and accounts for such provisions during the same period in which the related revenues are earned. The Company has determined that the population of contracts with customers tends to be homogenous, so that review of the contracts and estimate of various revenue related adjustments can be applied to the entire portfolio population.

The Company offers a suite of software to customers as a monthly subscription based service. This suite of software allows the user or subscriber to convert almost any type of document to other editable document type formats for easy editing. For these subscription-based contracts with customers, the Company offers a 14-day trial period which is billed at $1.95 for an initial period, a monthly subscription, or a yearly subscription to the Company’s software. The Company has estimated that there is one product and performance obligation that is delivered over time, as the Company allows the subscriber to access the service for the time period purchased. The Company allows the customer to cancel at any point during the billing cycle, in which case the customers subscription will not be renewed for the following month or year depending on the original subscription. The Company records the sales over the customers subscription period for monthly and yearly subscribers or at the end of the initial 14 day service period for customers who purchased the initial subscription. The Company offers a discount for purchase of the monthly and yearly subscriptions, which must be paid at the initiation of the contract term, so that the contract price is fixed at the contract initiation. Yearly and monthly subscriptions for the subscription are recorded net of the Company’s known discount. As of December 31, 2019 and 2018, the Company has accrued contract liabilities of approximately $110,000 and $76,000, respectively which represent obligation on in-process monthly or yearly contracts with customers and yet to be recognized initial 14-day trial periods.

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Customer discounts, returns and rebates on product revenues during the year ended December 31, 2019 and 2018 approximated $1,292,000 and $492,000, respectively. Customer discounts and allowances on software revenues during the year ended December 31, 2019 and 2018 approximated $240,000 and $56,000, respectively.

Basic and Diluted Earnings/Loss per Common Share

Basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each period presented. Warrants and options to purchase common stock are included as common stock equivalents only when dilutive. Potential common stock equivalents are excluded from dilutive earnings per share when the effects would be antidilutive.

Common stock equivalents comprising shares underlying 8,804,505 options and warrants for the year ended December 31, 2019 have not been included in the loss per share calculations as the effects are anti-dilutive. Common stock equivalents comprising shares underlying 3,570,318 options and warrants for the year ended December 31, 2018 have not been included in the loss per share calculation as the effects are anti-dilutive.

Income Taxes

The Company files corporate federal and state tax returns, while CVLB PR and LegalSimpli file tax returns in Puerto Rica, which was formed as a limited liability company, files a separate tax return with any tax liabilities or benefits passing through to its members.

The Company records current and deferred taxes in accordance with Accounting Standards Codification (ASC) 740, “Accounting for Income Taxes.” This ASC requires recognition of deferred tax assets and liabilities for temporary differences between tax basis of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted rates in effect for the year in which the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. The Company periodically assesses the value of its deferred tax asset, a majority of which has been generated by a history of net operating losses and determines the necessity for a valuation allowance. ASC 740 also provides a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. Using this guidance, a company may recognize the tax benefit from an uncertain tax position in its financial statements only if it is more likely-than-not (i.e., a likelihood of more than 50%) that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company’s tax returns for all years since December 31, 2016, remain open to taxing authorities.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which supersedes the existing guidance for lease accounting, “Leases (Topic 840)”. ASU 2016-02 requires lessees to recognize leases on their balance sheets, and leaves lessor accounting largely unchanged. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early application is permitted for all entities. ASU 2016-02 requires a modified retrospective approach for all leases existing at, or entered into after, the date of initial application, with an option to elect to use certain transition relief. We are currently evaluating the impact of this new standard on our consolidated financial statements.

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In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” that expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of ASC Topic 718 to nonemployee awards except for certain exemptions specified in the amendment. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. We do not expect the implementation of this new pronouncement to have a material impact on our consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

BUSINESS

Corporate History

Conversion Labs, Inc., was formed in the State of Delaware on May 24, 1994, under our prior name, Immudyne, Inc. We changed our name to Conversion Labs, Inc. on June 22, 2018. Further, in connection with changing its name, the Company changed its trading symbol to CVLB. On April 1, 2016, with respect to a limited liability company operating agreement with joint venture partners for one of our skincare products under the legal name Immudyne PR LLC (“Immudyne PR”), such original operating agreement of Immudyne PR was amended and restated and we increased our ownership and voting interest in Immudyne PR to 78.2%. Concurrent with the name change of the parent company to Conversion Labs, Inc. completed in 2018, Immudyne PR was renamed to Conversion Labs PR LLC (now known as “Conversion Labs PR”). On April 25, 2019, the operating agreement of Conversion Labs PR was amended and restated in its entirety after acquiring the minority interest in the Conversion Labs PR, which is now a wholly-owned subsidiary of the Company.

In June 2018, Conversion Labs closed the strategic acquisition of 51% of LegalSimpli Software, LLC, a software as a service (SaaS) application for converting, editing, signing and sharing PDF documents. In addition to LegalSimpli Software’s growth business model, this acquisition added deep search engine optimization and search engine marketing expertise to the Company.

In early 2019, we also launched a service-based business under the name Conversion Labs Media LLC, which was to be used to run e-commerce marketing campaigns for other online businesses. However, this business was discontinued in 2019 in order to focus on our core business as well the expansion of our telehealth opportunities.

In June 2019, a joint venture with GoGoMeds.com was formed through our majority-owned subsidiary, Conversion Labs Rx, LLC, allowing us to market branded and generic prescription drugs that are then sold and shipped (via GoGoMeds) online directly to consumers in all 50 states and the District of Columbia.

Business Overview

The Company is a direct response healthcare company that provides a convenient, cost-effective and smarter way for consumers to access high quality OTC products and prescription medications. The U.S. healthcare system is undergoing a paradigm shift largely due to new technologies and the emergence of direct-to-consumer healthcare. We believe the traditional model of visiting a doctor’s office, receiving a physical prescription, visiting a neighborhood pharmacy, and returning to see a doctor for follow up care or prescription refills is inefficient, costly to patients, and discourages many patients from seeking much needed medical care. Direct-to-consumer telemedicine companies, like our Company, offer patients immediate and virtual treatment from licensed physicians, and the home delivery of prescription medications, devices and diagnostics bundled with over-the counter wellness products.

We believe that many people can relate to the hassle and inconvenience of seeking medical care. According to a November 2018 Merritt Hawkins Survey, the average wait time to see a doctor is now 29 days, and in major cities such as Boston, the average wait is now 109 days. With the U.S. projected to be short 121,300 doctors by 2030, wait times are likely to grow worse. Timely and convenient access to healthcare and prescription medications is a critical factor in improving quality of care and patient outcomes. We believe that, because of this importance and the growing demand from patients, telemedicine platforms like ours can fundamentally change the market for healthcare in the U.S. Our mission is to build a portfolio of direct to consumer wellness brands that encompass on-demand medical treatment, online pharmacy and over-the-counter products. We want our brands to be top-of-mind for consumers and sought after for their proprietary characteristics and endorsements by thought leading physicians and influencers.

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While not the first in telemedicine, we are an early mover that has made investments in technology and people that we believe will pay long-term dividends. According to a 2018 Euromonitor estimate, the market for direct to consumer healthcare products is estimated at $700 billion in global annual sales. Alliance Bernstein estimates that the disruptable market for online pharmacy in the U.S. is in the $300 billion dollar range, and they estimate that up to 70% of this market will move from traditional pharmacies to online pharmacies over the next ten years. The opportunities are immense, and we believe that we are well positioned to capitalize on these large scale economic shifts in healthcare.

We believe that product innovation and excellence are the heart of our business. As is exemplified with our first brand, Shapiro MD, we have built a full line of proprietary Over The Counter (“OTC”) products for male and female hair loss, FDA approved OTC minoxidil, an FDA-cleared medical device, and now a personalized telemedicine offering that gives consumers access to virtual medical treatment and a full line of oral and topical prescription medications for hair loss. Our men’s telemedicine brand, Rex MD, currently offers treatment for erectile dysfunction, and we will soon offer treatments for longevity, strength and endurance, hair loss, skin care and other products we identify that can improve the lives of patients and customers. We have built a platform that allows us to efficiently launch telehealth and wellness product lines wherever we determine there is a market need. Our platform is supported by a driven team of digital marketing and branding experts, data analysts, designers, and engineers focused on building enduring brands.

Telemedicine Platform

In early 2020, Conversion Labs made the strategic decision to acquire a cloud-based telemedicine technology platform, Veritas MD. Veritas MD serves as the backbone of our telemedicine business which includes our physician network, pharmacy providers, CRM software, third-party advertising platforms and more. This platform facilitates patient consultation scheduling, virtual visits, prescription routing, fulfilment, and messaging between patients, physicians and our patient care team. Veritas MD was formally launched in Q4 2020.

Direct-To-Consumer Channel

Our telemedicine products and services are marketed and sold directly to consumers via an omnichannel approach which includes advertisements on online platforms including Facebook and Google as well as offline channels such as television and radio. We also are the majority controlling shareholder of a subsidiary called Legal Simpli Software. Legal Simpli Software owns and operates PDF Simpli, a software product for editing, converting and signing PDF documents. This division of Conversion Labs has experienced rapid growth and is expected to achieve profitability in the first half of 2021. Aside from PDF Simpli, we are solely focused on growing our telemedicine products and services.

Industry Overview

We believe that the telemedicine economy represents a rapidly growing and fragmented market. Customers are increasingly recognizing and turning to the internet for their medical needs. These needs include physician consultations, prescriptions, and supportive OTC products. With the importance of health and wellness rising in an increasingly educated consumer base, spending on health and wellness products is expected to increase. In conjunction with the Internet’s broad and active userbase, the opportunity to rapidly launch and scale brands in the healthcare space has never been greater. Additionally, due to the breadth and personalized nature of today’s market for healthcare, we believe many untapped markets exist for new direct-to-consumer telemedicine brands.

According to data provided by IMS Health and republished by AllianceBernstein in 2018, the U.S. prescription drug market exceeds $450 billion across all dispensing sites. The market size for retail pharmacy (prescription drugs only, not front of store), and drugs dispensed via mail order, is over $300 billion. According to the 2013-14 Economic Report on Retail, Mail and Specialty Pharmacies by Adam J. Fein, Ph.D., three wholesalers controlled an estimated 92% of the pharmaceutical market and states the online market (for pharmaceuticals) could be 70% of the retail and mail market (approximately a $200 billion market).

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Management believes the opportunity for telemedicine is ripe based upon current conditions. Globally and within the U.S., healthcare systems face major challenges such as:

●	lack of sufficient access to high-quality, cost-effective healthcare;
●	increasing shortage of medical professionals, increasing time to care;
●	geographic boundaries creating supply/demand gaps driven by physician and patient demographics;
●	and lagging technology adoption by market incumbents and medical providers, resulting in reduced ability to efficiently provide quality healthcare.

The emergence and continued adoption of healthcare-focused technology promises to help alleviate and substantially improve structural, time, and cost limitations currently overburdening the healthcare system. The increased availability of generic medication has created an opportunity for smaller, agile companies, such as ours to conveniently supply consumers with a growing number of medications at favorable and competitive prices. Additionally, macro trends such as rising internet proficiency, improved telecom infrastructure, and continued rise in cost of care, serve to benefit the already significant opportunity for our uniquely branded telemedicine offerings in addressing the cost and access challenges facing consumers today.

Ethos

Our mission is to use telemedicine to put the consumer first in their healthcare journey. We are guided in our commitment in using telemedicine to elevate the standard of healthcare by eliminating much of the opaqueness, bloated costs, and delays we believe are plaguing the healthcare system today. To accomplish this, we aim to be an agile and leading-edge team that uses our skillset as collaborators, builders, visionaries, and leaders to strive to build what we envision consumer-centric healthcare should look and feel like. We believe that our brands are genuine, honest, and transparent, as well as medically grounded and technologically-minded. We believe cost-efficient, time-efficient, and seamless healthcare is the way healthcare should be provided to consumers, and we endeavor to play a key role in making that the standard in how our consumers think about healthcare.

In all of our interactions with consumers, we aim to provide a thoughtful experience that is visible through our branding, marketing, offerings, and services, that conveys a sense of “better” healthcare, or healthcare as it should be. Selecting healthcare is a serious decision, and consumers take time to research options, solicit advice from friends and family, and rely upon their experiences before finalizing their purchase decision. In order to provide our vision of healthcare, we work constantly to better engineer an experience that highlights transparency, seamlessness, and consistency for all of our offerings across all of our brands.

We take a customer-first approach, and we continue that approach by tapping into customer feedback, behavior, and data to inform and iteratively improve our long-term strategy and near-term decision making. We expect to continue to benefit from the feedback and support offered by our customers, peers, and partners as we expand our presence in healthcare and telemedicine.

Brands

We understand that life is more than just survival and that health and wellness should also encompass the way our body feels, looks, and performs. Our brands aim to bring this holistic understanding to the consumer, with messaging that is clear, scientific, and thoughtful. The product offerings behind each brand are thoughtfully considered and tested to ensure they answer consumer needs, preferences, and feedback. Our brands aim for customer satisfaction at every step of the process, from learning, ordering, fulfillment, and reordering. Our current brand portfolio is comprised of brands respectively targeting three market segments: hair loss, men’s health, and dermatology.

Hair Loss: Shapiro MD

Launched in 2017, Shapiro MD is a brand for hair loss in both men and women. Shapiro MD’s product offerings include both over-the-counter and prescription products and/or ingredients that have been rigorously studied for their effects in treating hair loss / hair thinning. Upon its launch in 2017, Shapiro MD’s offering consisted of a proprietary and patented hair loss product line consisting of shampoo, conditioner, and leave-in-foamer. Over the past 12 months Shapiro MD’s product portfolio has grown to now include U.S. Food and Drug Administration (“FDA”) approved medications such as minoxidil and finasteride, an over-the-counter supplement for hair loss, and an FDA 510(k) cleared Laser Hair Restoration Device.

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Hair loss is a deeply personal problem that affects people psychologically in addition to its physical effects; Conversion Labs is committed to using its telemedicine platform and patented technology platform to ensure that men and women affected by this condition can access the best medical care and treatment options from the comfort of their own home.

On February 21, 2020, ConsumersAdvocate.org ranked Shapiro MD as the third best hair loss treatment provider in the United States, ahead of other household brands such as Bosley, Keeps and Rogaine.

Men’s Health: RexMD

Launched in 2019, RexMD is a digital health clinic for men currently offering personalized treatment plans from licensed physicians in 50 states for erectile dysfunction. After a personalized consultation with a physician, if appropriate, we dispense and ship prescription E.D. medications directly to our patients’ homes. We are initially focused on erectile dysfunction and recently have launched our premature ejaculation products. We intend to expand our product offering to include treatment for cold sores, mental health and stress, insomnia, energy, and many other common medical conditions faced by men.

Teledermatology: NavaMD

NavaMD, launching in the first quarter of 2021, is a female-oriented teledermatology and skincare brand. In addition to a full line of patented and clinically studied OTC skincare products, Nava MD will connect patients with board-certified dermatologists to receive treatment and when appropriate prescription medications for many of the most common skin conditions. NavaMD’s proprietary products leverage intellectual property and proprietary formulations licensed from Restorsea, a leading medical grade skincare technology platform.

Restoresea’s clinically proven skincare technology platform is the result of more than $50 million invested in R&D and intellectual property development and has received 35 patents along with broad industry and academic acclaim, with its breakthrough clinical results having been published in the peer-reviewed Journal of Drugs in Dermatology and Journal of Clinical and Aesthetic Dermatology. Nava MD will be one the first direct-to-consumer product lines to offer this advanced skincare technology.

Nava MD will be positioned as an online skincare and telehealth brand that will offer teledermatology services to patients in all 50 states. Teledermatology represents one of the fastest growing segments of the U.S. telehealth market. According to Fortune Business Insights, the teledermatology market is expected to grow at a 24.3% CAGR to $44.9 billion by 2027.

Majority Owned Subsidiary: PDFSimpli

PDFSimpli is a PDF conversion software product, which was acquired through the purchase of 51% of the membership interests of LegalSimpli Software, LLC, a Puerto Rico limited liability company, which operates a marketing-driven software solutions business. PDFSimpli enables users to convert, edit and sign PDF documents. As of March 1, 2020, PDFSimpli was ranked in the top 5,750 websites globally, in which it was also ranked in the top 1,200 for specific countries with more than 4.5 million registrants globally. Since its launch, PDFSimpli has converted or edited over 5 terabytes of documents for customers from the legal, financial, real-estate and academic sectors. PDFSimpli has over 39,000 active subscriptions as of March 1, 2020.

Our Growth Strategy

Our approach is to continue to build a portfolio of direct to consumer health and wellness brands that leverage our telemedicine platform across the U.S. to offer cost-effective, convenient and personalized generic and branded prescription drugs as well as clinically studied over the counter products. Our current portfolio includes brands in the hair loss, men’s health, and dermatology categories. In the future, we plan to launch additional brands targeting unique unmet needs such as travel, mental health and anxiety, women’s health, among others.

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We have achieved rapid growth over the past 4 years, evidenced by our rank on Deloitte’s Technology Fast 500™, a yearly ranking of the 500 fastest growing technology, media, telecommunications, life sciences, and energy tech companies in North America. We ranked #189 on Deloitte’s 2019 list, for our revenue growth of 583% from 2015 to 2018. We believe this validates our significant long-term investments in developing our human capital, technology, brand-building, and customer acquisition. Our continued investment in, and expansion of our core brands and their product offerings will further increase opportunities to acquire new customers and increase the lifetime value of our customers.

We believe we are creating a meaningful and valuable customer base. As of December 31, 2019, over 35% of customers who have purchased at least once since our inception have made a repeat purchase. We continue to invest heavily in the experience our customers have with our products and their overall satisfaction with our products and our company, and we expect customer repurchase rates and overall customer retention to grow further as we allocate more resources and focus to this component of the business. While we are proud of our accomplishments to date, we believe the most exciting opportunities for our growth story are ahead of us, and we intend to pursue the following strategies to help us achieve this growth.

●	Increase Brand Awareness and Equity with Telehealth & Rx Offering: Increasing brand awareness and growing favorable brand equity among consumers in both existing and new markets has been, and remains, central to our growth. We believe that our new telehealth driven brands that combine proprietary OTC products with generic and branded prescription medications will be transformational to our business, the awareness of our brands and the value consumers associate with our brands.

We intend to aggressively pursue the same direct-to-consumer acquisition strategy with RexMD, our men’s health brand and NavaMD, our teledermatology brand. We will also seek to identify additional influencers and opinion leading physicians that can drive the brand awareness and equity value of our overall portfolio. We are excited about the opportunities that we believe will follow as awareness continues to grow.

●	Drive Customer Acquisition with Traditional Marketing Channels & International Expansion: We anticipate that we will complement our strong online presence and increase customer acquisition by utilizing traditional advertising channels such as tv, radio, and out-of-home channels. We believe that a multi-channel approach will lower our overall customer acquisition cost and provide greater diversification for our overall growth strategy.

We intend to sell some or all of our OTC products in traditional retail stores in the U.S. and see retail as a growth opportunity. We have already made investments in packaging and branding to support this strategy and we’re optimistic that we can expand in this area in 2020.

We continue to sell our products in international markets and believe that international market expansion represents a significant growth opportunity for the Company. We continue to evaluate potential strategic partnerships and international joint venture opportunities.

●	Invest in New Products and Services: We plan to continue to offer products and services through existing or new brands that target large underserved markets in healthcare. We believe this expansion will attract new customer segments and retail partners, as well as enhance average order value, increase attachment rate opportunities, and deliver higher overall customer lifetime value.

We believe we sit at the center of our ability to continue bringing innovative and enhanced performance-driven products to market with both speed and excellence. We have unique and effective product offerings that increasingly cover more segments of consumer healthcare, elevate the standard of care, introduce us to new markets and distribution partners, and increase the lifetime value of our customer relationships.

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We anticipate that growth of our products and services will span entirely new markets in healthcare, including:

●	Services and Content. We plan to offer services that provide customers the opportunity to interact with telemedicine in new ways, including digital apps, counseling and family consultations.

●	Use Cases. We believe we can broaden the range of use cases addressed by market need, including additional options for travel, children and babies, and pets.

●	Drive Continued Operational Excellence: We are committed to improving productivity and profitability through a number of operational initiatives designed to grow our revenue and expand our margins. Overall, we expect that business profitability will be driven by continued net revenue growth in conjunction with gross margin improvements, continued marketing efficiencies, and generating operating leverage. We believe there is opportunity for continued improvement in gross margins, marketing efficiencies, and operating leverage through these key initiatives:

●	Optimize Price. Through investment in human capital and technology, we intend to continue building a data-based understanding of price elasticity dynamics, promotional strategies and other price management tools to drive optimized pricing for us and our partners. Based on the strength of our brands and the value proposition of our products, we believe we have pricing power in the market that will only increase through economies of scale.

●	Reduce Product Returns. As a young company, we are still learning about the factors affecting customer returns and believe we have the opportunity to reduce customer return rates. We have identified several opportunities that span policy change, process improvement and consumer education to reduce return rates and increase overall customer satisfaction.

●	Invest in Supply Chain. We plan to continue to make significant investments in our supply chain to meet the requirements of our growing business. Our supply chain is instrumental to both supporting growth and improving business performance. While we currently partner with a number of third-party manufacturing and logistics companies, physician networks, and prescription medication fulfillment companies, we are evaluating opportunities to build our own internal capabilities in these areas.

●	Drive Marketing Efficiencies. Marketing investments are the result of a disciplined process and are measured against both growth and profitability targets. As we continue to grow and scale, we believe we will continue to improve the efficiency of our marketing investments and dramatically improve our return on advertising spend. We believe that with larger budgets and deeper experience, we will benefit from lower media rates and increased data that will improve our proprietary models, multi-channel synergies as our retail partnerships grow consumer awareness, purchase occasions as our product and services assortment expands, and purchases from previous repeat consumers.

●	Achieve Operating Leverage. We have invested ahead of our growth in all areas of our business, including human capital, technology, and multi-channel and international distribution. As we continue to grow, we have the opportunity to leverage these investments and realize economies of scale.

Competition

The markets we sell into are large and highly competitive. Numerous online brands compete with us for customers throughout the U.S. and internationally in the hair loss, immune support, men’s health and document management verticals. We also compete with traditional mass merchandisers, drug store chains, independent pharmacies and health food stores.

Our competitors include, among others, Thirty Madison, Inc., Icebreaker Health, Inc., Roman Health Ventures, Inc., Hims, Inc. and GoodRx, Inc. Many of our competitors are substantially larger and more experienced than us, have longer operating histories, higher visibility and brand recognition and have materially greater financial and other resources than us. We may not be able to successfully compete with them in the marketplace.

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Competitive Strengths

On the consumer products side, we believe that our competitive advantage lies in the quality of our products, endorsements of our products from opinion-leading physicians and experts, and, most importantly, our ability to optimally market our products directly to consumers.

We believe the following strengths differentiate us from our competitors and drive our success:

●	Promotion of More Efficient Healthcare Solutions: We believe we are impacting the way healthcare solutions are brought to consumers by leveraging our direct-to-consumer expertise to market low-cost, highly personalized, highly effective healthcare to consumers throughout the U.S. “Traditional” (in-person) healthcare is marked by “friction” from the inconvenience that emerges naturally from time-intensive processes such as setting an appointment, traveling to a doctor for a written physical prescription, and waiting in line to fill said prescription. Telemedicine has made it possible to eliminate much of the friction present in a patient’s journey to effective medical solutions through asynchronous evaluation, prescription, and fulfillment of prescription medication.

●	Consumer-Focused Health and Wellness Brands: We’ve built and continue to develop our company based on our evolving understanding of our current and future consumers. Our focus lies on establishing and strengthening long-term relationships where our consumers return again and again to shop for our branded, high-quality healthcare products and medical treatment. We believe our focus on the consumer experience, innovative offerings, and data driven approach have allowed for strong customer relationships with significant lifetime values. From the launch of our direct-to-consumer business through the year-ended December 2019, we have seen more than 35% of customers who have purchased at least once through our direct-to-consumer channel return to repurchase or purchase another product.

●	Innovative and Differentiated Brands: Since the launch of our first direct-to-consumer brand, we have distinguished our brands through unique product offerings, combining high quality products with best in class customer service. Our lead brand, Shapiro MD, formulated and sold one of the first DHT-blocking shampoos directly to consumers in the U.S., and we have continued to build upon Shapiro MD’s cornerstone reputation as a source for high quality hair loss products with additional scientifically studied product offerings. We believe Shapiro MD’s cornerstone reputation has been and is a critical driver in creating repeat consumers, which is why we have made sure to set a cornerstone value for each brand we have subsequently launched.

Our brands seek to address real life healthcare challenges faced by consumers today, including: hair loss, immune health, men’s health, and teledermatology through the use of telemedicine to provide a unique offering resulting from a combination of over-the-counter and prescription medications to address their medical concerns in a medically consistent manner. We also aim to reduce the friction that is typically present in the consumer’s healthcare journey, providing quality service, and seamless follow up to make their telemedicine experience smoother and less stressful.

We believe the unique high-quality nature of our offerings and continual improvements have helped drive our repeat customer business. These repeat consumers most frequently return to purchase the same product, such as a Shapiro MD customer returning to purchase a second and third month supply of our shampoo, conditioner, and foamer kit. We believe that, as existing customers return to our brands for additional healthcare solutions, we have the opportunity to offer these customers additional offerings for their other healthcare needs, particularly as our product and brand portfolio and cross-sell capabilities grow.

Intellectual Property

We regard our trademarks, copyrights, domain names, trade dress, trade secrets, proprietary technologies and similar intellectual property as important to our success, and we rely on trademark and copyright law, trade-secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have licensed in the past, and expect that we may license in the future, certain proprietary rights, technologies or copyrighted materials from third-parties and we rely on those third-parties to defend their proprietary rights, copyrights and technologies.

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From time-to-time, we register our principal brand names in the United States and certain foreign countries. Our material trademarks include Shapiro MD® and iNR Wellness MD®. Trademark applications are in process for RexMD and NavaMD. The steps we take to protect our proprietary rights in our brand names may not be adequate to prevent the misappropriation of our brand names in the United States or abroad. Existing trademark laws afford only limited practical protection for our product lines. The laws and the level of enforcement of such laws in certain foreign countries where we market our products often do not protect our proprietary rights in our products to the same extent as the laws of the United States.

We rely primarily on proprietary trade secrets and extensive experience to operate our online direct response marketing platform. We have two U.S. patents relating to our Shapiro MD products’ method for treatment of hair loss with a combination of natural ingredients with one granted on March 24, 2015 and the other on January 3, 2017. In order to protect the confidentiality of our intellectual property, including trade secrets, know-how and other proprietary technical and business information, it is our policy to limit access to such information to those who require access in order to perform their functions and to enter into agreements with employees, consultants and vendors to contractually protect such information.

Manufacturing

We use third parties to manufacture and package our products according to the formulas and packaging guidelines we dictate. In order to minimize costs, we may elect to purchase raw or bulk materials directly from our suppliers and have them shipped to our manufacturers so that we may incur only “tableting,” encapsulating and/or packaging costs and avoid the additional costs associated with purchasing the finished product.

We have not experienced any material adverse effect on our business as a result of shortages of raw materials or packaging materials used in the manufacturing of our products. An unexpected interruption or a shortage in supply could adversely affect our business derived from these products. We are not substantially dependent on any raw material supplier or packaging supplier since alternative sources of materials, with equal quality, could be quickly obtained if any of our current suppliers cease to supply us adequately.

We rely on our contract manufacturers to maintain the quality of product components as new products are assessed and developed. As we evaluate the needs for certain products within existing or new markets, we develop the most effective formulas and rely on our third-party suppliers to provide certain raw materials and our manufacturers to manufacture the product. Products are then sampled and tested for final approval and packaging. To monitor the quality of the raw materials that the suppliers provide and the products that the third-party manufacturers produce, we randomly test our products through independent labs to ensure potency. In addition, we select those manufacturers who themselves adhere to high standards of good manufacturing practices.

Government and Environmental Regulation

Our business is heavily regulated by the FDA and the FTC. The FDA enforces the FDCA and Dietary Supplement Health and Education Act (“DSHEA”) as they pertain to foods, food ingredients, cosmetics and dietary supplement production and marketing. Dietary supplements are regulated as a category of food, not as drugs. We are not required to obtain FDA pre-market approval to sell our products in the United States under current laws. Our hair loss and scarring products are regulated as cosmetics under the Federal Food, Drug and Cosmetic Act.

The FDA imposes GMP guidelines to ensure that dietary supplements are produced in a quality manner, do not contain contaminants or impurities and are accurately labeled. GMPs include requirements for establishing quality control procedures, designing and constructing manufacturing plants, testing ingredients and finished products and record keeping and handling of consumer product complaints. The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements and cosmetics, including the power to monitor claims made in product labeling, to seize adulterated or misbranded products or unapproved new drugs, to request product recall, to enjoin further manufacture or sale of a product, to issue warning letters and to institute criminal proceedings.

Advertising and product claims regarding the efficacy of products are also regulated by the FTC. The FTC regulates the advertising of dietary supplements, cosmetics and other health-related products to ensure that any advertising is truthful and not misleading, and that an advertiser maintains adequate substantiation for all product claims. FTC enforcement actions may result in consent decrees, cease and desist orders, judicial injunctions and the payment of fines with respect to advertising claims that are found to be unsubstantiated.

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Under current U.S. regulations, our products must comply with certain labeling requirements enforced by the FDA and FTC, but otherwise generally are not required to receive regulatory approval prior to introduction into the U.S. market. We believe we are in compliance with all material government regulations applicable to our products.

In addition to the foregoing, our operations and those of our partners are subject to federal, state and local government laws and regulations, including those relating to the practice of medicine, telemedicine and the prescribing of prescription medications. We believe we are in substantial compliance with all material governmental regulations applicable to our operations.

Employees

As of December 28, 2020, we have 44 full-time employees. Our full-time employees work in the following places:

●	Twenty Three in Huntington, Beach, CA under Conversion Labs, Inc.
●	Two in Philadephia, PA under Conversion Labs, Inc.
●	One in Greenville, SC under Conversion Labs, Inc.
●	One in Tenafly, NJ under Conversion Labs, Inc.
●	Ten in San Juan, PR under Conversion Labs PR LLC
●	Seven in San Juan, PR under LegalSimpli LLC

None of our employees are represented by a union or covered by a collective bargaining agreement. We have not experienced any work stoppages and we consider our relationship with our employees to be good.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table sets forth the names of our directors, executive officer and certain significant employees and their ages, positions and biographical information as of the date of this registration statement.

Name	Age	Position
Justin Schreiber	37	President, Chief Executive Officer and Director, Chairman
Juan Manuel Piñeiro Dagnery	33	Chief Financial Officer
Robert Kalkstein	38	Former Chief Financial Officer
Eric Yecies	42	Chief Compliance Officer
Stefan Galluppi	33	Chief Technology Officer and Director
Sean Fitzpatrick	37	President, LegalSimpli Software
Nicholas Alvarez	27	Chief Acquisition Officer
Brad Roberts	40	Chief Operating Officer
John R. Strawn, Jr.	59	Director
Dr. Eleanor C. Mariano	64	Director
Roberto Simon	45	Director
Happy Walters	50	Director
Bertrand Velge	58	Director
Dr. Joseph V. DiTrolio, M.D.	69	Director

Our board of directors consists of eight members: Dr. Eleanor C. Mariano, John R. Strawn, Jr, Dr. Joseph DiTrolio, M.D, Stefan Galluppi, Justin Schreiber, Happy Walters, Bertrand Velge, and Roberto Simon. The directors will serve until our next annual meeting and until their successors are duly elected and qualified.

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Executive Officers

Justin Schreiber – President, Chief Executive Officer and Chairman

Mr. Schreiber was appointed President and CEO of the Company upon the closing of the sale of the legacy beta glucan business in February 2018. Mr. Schreiber was appointed as Conversion Labs PR’s President on April 1, 2017. Mr. Schreiber is the President and founder of JLS Ventures, an investment and capital markets advisory firm that invests in and consults with emerging growth publicly-traded companies. Prior to founding JLS Ventures, Mr. Schreiber ran a consulting business that provided investor relations, advisory services and capital raising solutions to small publicly traded companies. In addition to his capital markets experience, Mr. Schreiber previously worked for a global healthcare consulting firm as well as in the foreign currency trading business. He holds a BS in International Business from Elizabethtown College and a BA in International Management from the ICN École de management in Nancy, France. We estimate that Mr. Schreiber spends approximately 60% of this time on the activities of the Company. The balance of his time is spent between his other entities.

Juan Manuel Piñeiro Dagnery – Chief Financial Officer

On February 11, 2019, in connection with the resignation of Mr. Kalkstein, the Board appointed Mr. Juan Manuel Piñeiro Dagnery, the former Controller of the Company, as Chief Financial Officer, effective March 31, 2019. Mr. Dagnery carries extensive experience within various industries ranging from finance, wealth management and investment banking to direct-marketing and analytics for public companies. He combines over 8 years of experience in financial and operations management with prior roles as an equity analyst at UBS Financial Services of Puerto Rico from 2010 to 2013, director at One Equity Research LLC from 2014 to 2016 and controller at Conversion Labs, Inc. since July 2016. He received a Bachelor of Business Administration in Finance at Inter American University of Puerto Rico in 2012.

Eric Yecies – Chief Compliance Officer

Mr. Yecies combines over 16 years of experience practicing law in the life sciences space. Previously, he had been involved in three law firms in the legal industry, holding positions including, Associate, Senior Associate, Senior Counsel, and Partner. From 2013 to 2020, Mr. Yecies was a Senior Counsel and then Partner in the Intellectual Property Group of Holland & Knight, a global law firm. From 2008 to 2013, he was a Senior Associate in the Patent Litigation Group of Goodwin Procter LLP, a global law firm. From 2004 to 2008, he was an Associate in the Fish and Neave Intellectual Property Group of Ropes & Gray LLP, a global law firm. He has an undergraduate degree and master’s degree in biology (molecular concentrations) from the University of Pennsylvania and a JD from New York University School of Law.

Stefan Galluppi – Chief Technology Officer and Director

Stefan Galluppi was the Chief Executive Officer of Immudyne PR and the Chief Operating Officer of Immudyne. Stefan Galluppi is the Chief Executive Officer of Immudyne PR and the Chief Technology Officer of Immudyne. Mr. Galluppi resigned as a Director of Immudyne, Inc. in February 2018 upon the sale of the legacy beta glucan business but was re-appointed after the resignation of Mr. Aldridge on May 31, 2018. Mr. Galluppi combines over 10 years of experience in building technology platforms for direct to consumer marketing campaigns. Previously, he served as the CTO of Runaway Products, a DRTV driven marketing firm with a core focus on building and optimizing systems to scale campaigns for maximum efficiency and profitability.

Sean Fitzpatrick – President of LegalSimpli Software

Mr. Fitzpatrick is currently the President of LegalSimpli Software LLC (“LSS”), a majority owned subsidiary of the Conversion Labs PR. Mr. Fitzpatrick combines over 10 years of experience in marketing with a strategic approach to margin optimization following a career in bankruptcy law. Previously, he had been involved in ten companies holding positions including Head of Customer Acquisition and Senior Director of Marketing and adviser to SEO Radar. From 2014 through 2018, Mr. Fitzpatrick was the Head of Customer Acquisition for BOLD PR LLC, an online technology company in the competitive career space. From 2008 to 20018, he was a consultant of multiple companies including Reply! Inc., YouCaring LLC (now part of GoFundMe) and Jolly Technology Inc. Mr. Fitzpatrick has an undergraduate degree from University of California, Santa Cruz, a Juris Doctor from Santa Clara University, School of Law, and is an active member of the California Bar Association in good standing.

Nicholas Alvarez – Chief Acquisition Officer

On January 20, 2020, Mr. Alvarez was appointed as Chief Acquisition Officer. Mr. Alvarez, age 27, is an accomplished executive in the digital marketing space. He is responsible for overseeing the Company’s customer acquisition efforts including media buying and advertising strategy across all brands, excluding PDFSimpli. Prior to his work for the Company, he worked at agencies Cheviot Capital and Internet Brands, managing over $100 million in paid media budgets. From 2015-2016 he was a digital marketing specialist for Internet Brands and worked on sites such as Lawyers.com, Carsdirect.com, among others. From 2016-2018 he worked as a Head Media Buyer at Cheviot Capital, and from 2018 to the present has served as Head of Customer Acquisition at Conversion Labs. He has an undergraduate degree from Loyola Marymount University.

Brad Roberts – Chief Operating Officer

Brad Roberts combines over 16 years of executive senior level experience founding and operating direct-to-consumer, FinTech and healthcare companies. Currently, he is a principal at Circadian Funding, LLC, founded in 2018. From 2012 to 2018 Brad was the Chief Operations Officer for Utility Partners of America LLC., a leading provider of project and operational management services for U.S. utilities. From 2010 to 2012, he was Chief Operations Officer for Claims Recovery Group, LLC, a provider of specialized professional audit expertise. From 2008 to 2010 he was the President of Ashton Benefits, LLC, a leading employee benefits company. He has an undergraduate degree from Richard Stockton University and attended graduate school at NYU Stern School of Business.

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Directors

The following noteworthy experience, qualifications, attributes and skills for each Board member, led to our conclusion that the person should serve as a director in light of our business and structure:

John R. Strawn, Jr

Mr. Strawn has served as a member of our Board of Directors since July 2011. Mr. Strawn brings to the Board of Directors over 25 years of legal experience, including extensive knowledge of our intellectual property portfolio. His practice focuses on complex commercial litigation. Mr. Strawn has successfully represented the company for over 10 years, including in a dispute over the ownership and licensing of multiple patents. After prevailing in a jury trial that was upheld on appeal in 2009, the matter was settled on favorable terms for the company. In 2010, Mr. Strawn became a founding partner of Strawn Pickens LLP in Houston, Texas. Prior to founding Strawn Pickens, Mr. Strawn was the Co-Managing Partner of Cruse Scott Henderson & Allen LLP, a law firm based in Houston, Texas, since 1992. Mr. Strawn received his Juris Doctor from the University of Texas Law School and his bachelor’s degree from Dartmouth College.

Dr. Eleanor C. Mariano

Dr. Mariano combines over 30 years of experience and executive leadership in the healthcare industry. In November 2005, Dr. Mariano founded the Center for Executive Medicine, a medical concierge practice which provides presidential-quality medical care to CEOs and their families. From July 2001 to October 2005, Dr. Mariano served a consultant in the Executive Health Program at the Mayo Clinic in Scottsdale, Arizona. In June 1992, Dr. Mariano was appointed White House Physician. In 1994, Dr. Mariano was named Director of the White House Medical Unit and was chosen by President William Clinton to serve as his personal physician. In total, Dr. Mariano served nine years at the White House where she was physician to three sitting American Presidents. In 1990, prior to her appointment as White House Physician, Dr. Mariano served as Division Head of General Internal Medicine in the Naval Hospital in San Diego. From 1986-1990, Dr. Mariano was assigned to the Naval Medical Clinic in Port Hueneme, California where she ran the Specialty Clinic and the clinic’s urgent care facility. From 1982-1984 Dr. Mariano served as General Medical Officer and Medical Department Division Head onboard the USS Prairie, a destroyer tender.

Dr. Mariano received her bachelor’s degree from Revelle College at the University of California at San Diego in 1977. In 1981, Dr. Mariano received her Medical Degree from the Uniformed Services University School of Medicine in Bethesda, Maryland, and completed her internship and residency in Internal Medicine at the Naval Hospital in San Diego.

Roberto Simon

Roberto Simon currently serves as Chief Financial Officer of WEX Inc. (“WEX”), a leading financial technology service provider. Mr. Simon joined WEX in February 2016. Previously, Mr. Simon served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., a global cosmetics, personal and beauty care products company, from October 2014 until February 2016. Prior to that, he was the Revlon Senior Vice President, Global Finance from October 2013 to September 2014 and served as Revlon’s Global Business Process Owner, SAP, from February 2014 until September 2014. Prior to joining Revlon as a result of Revlon’s acquisition of The Colomer Group Participations, S.L. (“The Colomer Group”), a Spain-based salon and professional beauty business, Mr. Simon served in various senior finance positions of increasing responsibility at The Colomer Group since 2002, including most recently serving as The Colomer Group’s Chief Financial Officer from October 2011 to October 2014. Prior to that, he served as The Colomer Group’s Vice President of Finance for America and Africa from January 2008 until September 2011.

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Happy Walters

On June 10, 2019, Mr. Walters was appointed to the Board of Directors. Mr. Walters has produced more than 20 films and television productions, most recently the hit film, “We’re the Millers”, documentaries “One in a Billion”, Grammy-nominated “I’ll Sleep When I’m Dead”, and the “Back of the Shop” TV Series for Fox Sports. He has supervised and created soundtracks for more than 80 films, including Immortals, The Fighter, Bridesmaids, The Big Lebowski, Limitless, Oh Brother Where Art Thou, Dear John, Spawn, There’s Something About Mary, Scream, American Pie, The Nutty Professor and Blade II. Walters is the CEO of Catalyst Sports & Media, which he founded in 2015 as a sports representation and e-sports development company. Prior to that, he served as the founder, President and CEO of Relativity Sports, which he grew, through acquisitions and aggressive recruiting, into the second largest sports agency in the world (Forbes). While at Relativity Sports, Walters, a certified NBA and NFL player agent, represented an extensive roster of professional basketball and football athletes, both in contract negotiations, and marketing deals. Happy also served as Relativity Media’s Co-President, overseeing certain areas of the company’s day-to-day operations in such diverse business divisions as Music, Fashion and Digital Technology. Mr. Walters began his twenty year career in the entertainment and media business by launching a music management and record label in the mid 1990’s. His record-label, Immortal Records, launched and developed the careers of such seminal artists as Korn, Incubus, and Thirty Seconds to Mars.

Bertrand Velge

On June 10, 2019, Mr. Velge was appointed to the Board of Directors. Mr. Velge is the Managing Director of Graftyset, Ltd., a privately held company based in the United Kingdom. Mr. Velge is also a member of the Board of Directors of Quantum Computing Inc. a public company. Graftyset is a wholesale distributor of wine, beer and other alcoholic and non-alcoholic beverage, based in Sidcup, Kent (UK). Mr. Velge has served as Managing Director since the company was incorporated in 2003 under the name of Otterden Vintners, Ltd. Mr. Velge also served as Director for Aliunde Ltd. since 2005. Mr. Velge has over twenty years of experience in multi-disciplinary venture investing and was managing director and co-founder of a fund that trades equities in Europe, Asia and the US focusing on IPOs. He speaks English, Flemish and French, and is a graduate of the Universite Catholique de Louvain.

Dr. Joseph V. DiTrolio, M.D. – Director and Chief Medical Officer (U.S.)

Dr. DiTrolio was appointed to our Board of Directors on September 4, 2014. Dr. DiTrolio has been the Chief Medical Officer of United States at ImmuDyne, Inc. since May 29, 2013 pursuant to a 2012 consulting agreement. Dr. DiTrolio serves as an advisor of OneMedPlace and as an advisor of Urovalve Inc. Dr. DiTrolio is recognized world-wide as an inventor, researcher and lecturer and is a Clinical Professor of Urology, UMDNJ. He is the holder of several patents and is Clinical Professor of Surgery, Division of Urology at New Jersey Medical School, and the recent Chairman of the Department of Urology for the St. Barnabas Medical Center Healthcare System. He is a graduate of the University of Richmond, University of Paris, Sorbonne and New Jersey Medical School. He is a Diplomate of the American Board of Urology and is well respected in the urology community for innovative techniques and product development.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

Our board of directors consists of eight members. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Certain Relationships and Related-Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Dr. Mariano, Dr. DiTrolio, Mr. Velge, Mr. Simon and Mr. Strawn are qualified as independent and that they have no material relationship with us that might interfere with his or her exercise of independent judgment.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has its own charter, which is available on our website at www.conversionlabs.com. Each of the board committees has the composition and responsibilities described below.

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Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

The members of each committee are as follows:

Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
John Strawn*	Roberto Simon*	John Strawn*
Bertrand Velge	Bertrand Velge	Bertrand Velge
Joe Ditrolio	John Strawn	Joe Ditrolio

*Denotes Chairperson of such committee

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

●	selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

●	approving the fees to be paid to the independent registered public accounting firm;

●	helping to ensure the independence of the independent registered public accounting firm;

●	overseeing the integrity of our financial statements;

●	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	resolving any disagreements between management and the auditors regarding financial reporting;

●	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

●	reviewing and approving all related-party transactions; and

●	overseeing compliance with legal and regulatory requirements.

Our board has determined that Roberto Simon is currently qualified as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

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●	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;

●	determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or Board of Directors;

●	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

●	reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

●	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

●	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the board.

The Committee’s responsibilities include:

●	recommending to the board of directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;

●	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;

●	overseeing the administration of the Company’s code of business conduct and ethics;

●	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;

●	the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

●	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;

●	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and

●	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

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The Nominating and Corporate Governance Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Nominating and Corporate Governance Committee is authorized to retain independent legal and other advisors, and conduct or authorize investigations into any matter within the scope of its duties.

Code of Business Conduct and Ethics

We plan to adopt a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code will be available on our corporate website at www.conversionlabs.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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EXECUTIVE COMPENSATION

General Philosophy

Our Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the years ended December 31, 2019 and 2018 by the current and former executive officers of the Company and each of the other two highest paid executives or directors, if any, whose total compensation exceeded $100,000 during those periods.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark McLaughlin Former	2019	-	-	-		-	-	-	-		-
President, Former Chief Executive Officer and Former Director (2)	2018	24,267	-	-		-	-	-	-		24,267
Justin Schreiber President,	2019	-	-	824,000	(11)	-	-	-	52,000	(9)	876,000
Chief Executive Officer, and Director (3)	2018	-	-	460,000		-	-	-	-		460,000
Stefan Galluppi Chief Operating Officer,	2019	111,000	-	450,000	(11)	-	-	-	-		561,000
Chief Technology Officer and Director (4)	2018	72,000	-	-		-	-	-	-		72,000
Juan Manuel	2019	84,000	-	-		73,415	-	-	-		157,415
Piñerio Dagnery (5)	2018	-	-	-		-	-	-	-		-
Robert Kalkstein Former	2019	22,500	-	-		37,108	-	-	-		59,608
Chief Financial Officer (6)	2018	-	-	-		-	-	-	90,000		90,000
Sean Fitzpatrick President of LegalSimpli,	2019	119,265	-	-		571,875	-	-	-		691,140
Former Chief Acquisition Officer (7)	2018	72,000	-	260,416		-	-	-	29,750		290,166
Nick Alvarez	2019	84,000	-	-		104,571	-	-	38,196	(10)	226,767
Chief Acquisition Officer (8)	2018	49,125	-	-		-	-	-	-		49,125

(1)	Amounts shown reflect aggregate grant date fair value and, where applicable, incremental fair value as of modification date, of awards and do not reflect whether the recipient actually has realized a financial benefit from such grant, such as by exercising the options or selling the stock. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our financial statements contained herein.

(2)	Mr. McLaughlin resigned as President, Chief Executive Officer and as a member of the Board of Directors on February 2, 2018.

(3)	Mr. Schreiber was appointed a member of the Board on June 24, 2017. Mr. Schreiber became the Company’s President and Chief Executive Officer on February 2, 2018. The Company entered into a 2-year agreement with Mr. Schreiber to perform services as our Chief Executive Officer and, as compensation for his role as Chief Executive Officer, will receive 400,000 shares, valued at $460,000, of restricted stock whereby 200,000 shares will vest equally on March 20, 2018 and January 1, 2019. Mr. Schreiber will not receive cash compensation for serving as our Chief Executive Officer. On April 25, 2019, Mr. Schreiber received 500,000 shares of the Company’s restricted common stock as consideration for selling his remaining membership interest in CVLB PR to the Company, for $450,000.

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(4)	Mr. Galluppi was appointed as a member of the Board effective June 24, 2017. Mr. Galluppi was paid $9,250 and $6,000 per month for twelve months in 2019 and 2018, respectively. Mr. Galluppi resigned as a Director of Immudyne, Inc. in February 2018 upon the sale of the legacy beta glucan business, but was reappointed in May 2018. On April 25, 2019, Mr. Galluppi received 500,000 shares of the Company’s restricted common stock as consideration for selling his remaining membership interest in CVLB PR to the Company, for $450,000.

(5)	Mr. Piñerio became the Company’s Chief Financial Officer on March 31, 2019, in connection with the resignation of Mr. Kalkstein. As compensation for his role as Chief Financial Officer, Mr. Piñerio will receive $78,000 per annum. In addition, Mr., Piñerio received options to purchase 100,000 shares of common stock, valued at $73,415. The options vest at 33,333 on April 1, 2020, April 1, 2021 and April 1, 2021.

(6)	On October 2, 2017, Robert Kalkstein was appointed as the Chief Financial Officer of the Company. Mr. Kalkstein entered into a consulting agreement with the Company, which provides, among other things, for a fee of $2,750 per month through December 2017, $5,000 per month between January 2018 and March 2018 and $7,500 per month between April 2018 and September 2018. Additionally, Mr. Kalkstein was granted an option to purchase 100,000 shares of the Company’s common stock at $2.00 per share, subject to the approval of the board of directors of the Company and certain vesting requirements set forth in the consulting agreement. On February 9, 2019, Mr. Kalkstein, tendered his resignation to the Board, effective March 31, 2019.

(7)	On October 25, 2018, Sean Fitzpatrick was appointed as the Chief Acquisition Officer of the company. Pursuant to the Fitzpatrick Employment Agreement, by and between the Company, Conversion Labs PR and Mr. Fitzpatrick, Mr. Fitzpatrick will receive an annual base salary of Seventy-Two Thousand Dollars ($72,000) (the “Base Salary”). Mr. Fitzpatrick will receive from Conversion Labs PR a preferred equity interest issued by Conversion Labs PR which is equal to the lesser of 100% of the Qualifying Cash (as defined in the Amended Operating Agreement) available for distribution during any month and $6,000.00 subject to the terms of the Amended Operating Agreement (the “Equity Interest”). In addition, Mr. Fitzpatrick received a ten-year option to purchase 1,000,000 shares common stock at a price of $1.50 per share, which vest according to the following terms (1) 500,000 option shares shall vest in forty-eight (48) equal monthly installments until all 500,000 option shares have vested upon the four-year anniversary of this Agreement, (2) 100,000 option shares shall vest upon the Company achieving at least $20,000,000 in annual revenue, (3) 1100,000 option shares shall vest upon the Company achieving at least $30,000,000 in annual revenue, (4) 100,000 option shares shall vest upon the Company achieving at least $40,000,000 in annual revenue, (5) 100,000 option shares shall vest upon the Company achieving at least $50,000,000 in annual revenue, (6) 100,000 option shares shall vest upon the Company achieving at least $75,000,000 in annual revenue. On January 20, 2020, Mr. Fitzpatrick transitioned from the Company’s Chief Acquisition Officer to the role of President of LegalSimpli Software, LLC, a majority owned subsidiary of the Company.

(8)	On January 20, 2020, in connection with the transition of Mr. Fitzpatrick, Mr. Alvarez was appointed Chief Acquisition Officer. Mr. Alvarez will continue to operate under his July 26, 2018, employment agreement. As compensation for his role as Chief Acquisition Officer, Mr. Alvarez, under the will receive $120,000 per annum. In addition, Mr. Alvarez received options to purchase 120,000 shares of common stock, valued at $137,250. The options vest at a rate of 40,000 options at each or the seven month anniversary, sixteen month anniversary and twenty-five month anniversary of Mr. Alvarez’s July 26, 2018, employment agreement.

(9)	Represents cash payments Mr. Schreiber receives for rent from the Company for the CVLB PR offices paid at a range of $4,000 to $5,000 per month.

(10)	Represents payments made by the Company for Mr. Alvarez’s residence paid at $3,183 per month.

Employment Agreements

McLaughlin Employment Agreement

On October 12, 2012, we entered into a five-year employment agreement with Mr. McLaughlin, our former President and Chief Executive Officer, under which he was to be compensated at $145,600 per annum.

On February 8, 2018, Mr. McLaughlin resigned from all of his positions with the Company and his employment agreement was null and void effectively immediately.

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Fitzpatrick Employment Agreement

On July 23, 2018, we entered into an employment agreement with Sean Fitzpatrick. Pursuant to the employment agreement, Mr. Fitzpatrick will receive an annual base salary of Seventy-Two Thousand Dollars ($72,000) (the “Base Salary”). Mr. Fitzpatrick will receive from Conversion Labs PR a preferred equity interest issued by Conversion Labs PR which is equal to the lesser of 100% of the Qualifying Cash (as defined in the Amended Operating Agreement) available for distribution during any month and $6,000 subject to the terms of the Amended Operating Agreement (the “Equity Interest”). In addition, Mr. Fitzpatrick received a ten-year option to purchase 1,000,000 shares common stock at a price of $1.50 per share, which vest according to the following terms (1) 500,000 option shares shall vest in forty-eight (48) equal monthly installments until all 500,000 option shares have vested upon the four-year anniversary of this Agreement, (2) 100,000 option shares shall vest upon the Company achieving at least $20,000,000 in annual revenue, (3) 100,000 option shares shall vest upon the Company achieving at least $30,000,000 in annual revenue, (4) 100,000 option shares shall vest upon the Company achieving at least $40,000,000 in annual revenue, (5) 100,000 option shares shall vest upon the Company achieving at least $50,000,000 in annual revenue, (6) 100,000 option shares shall vest upon the Company achieving at least $75,000,000 in annual revenue.

On January 20, 2020, our Board of Directors approved the transition of Mr. Sean Fitzpatrick from the role of the Company’s Chief Acquisition Officer, to the role of President of LegalSimpli (the “CAO Transition”). Mr. Fitzpatrick has previously served as President of LegalSimpli prior to his appointment as Chief Acquisition Officer of the Company. Mr. Fitzpatrick’s transition was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Fitzpatrick’s transition, the Company agreed to amend his employment agreement from July 23, 2018 to: (i) reflect that Mr. Fitzpatrick will serve as an employee of LegalSimpli and will no longer serve as Chief Acquisition Officer of the Company; (ii) decrease the number of options to purchase the Company’s common stock previously granted to Mr. Fitzpatrick (the “Fitzpatrick Options”) from 1,000,000 to 500,000, 130,000 of which have vested as of the effective date; (iii) amend the vesting schedule for the remaining 370,000 Fitzpatrick Options to include four performance metrics that, if met, each trigger the vesting of 92,500 Fitzpatrick Options.

Piñerio Employment Agreement

On March 15, 2019, the Company and Mr. Piñerio entered into an employment agreement (the “Piñerio Employment Agreement”) whereby Mr. Piñerio shall earn a salary of $78,000 per annum (the “Piñerio Salary”). In addition to the. Piñerio Salary, he shall be eligible for an annual discretionary bonus of up to 100% of the Piñerio Salary and subject to approval of the Board, the Company shall issue to Mr. Piñerio options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.23 (the “Options”). The Piñerio Employment Agreement may be terminated without notice by either party at any time for any reason.

Yecies Employment Agreement

On November 20, 2020, Mr. Yecies entered into an Employment Agreement (the “Yecies Employment Agreement”) with the Company. The Yecies Employment Agreement is for an indefinite term and may be terminated with or without cause. Mr. Yecies will receive an annual base salary of $270,000.00 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board. In connection with his appointment, subject to, and upon the approval of the Conversion Labs, Inc. 2020 Equity and Incentive Plan, Mr. Yecies is entitled to receive a Stock Option (the “Yecies Stock Option”) to purchase up to 200,000 shares of the Company’s common stock. Upon termination of Mr. Yecies without cause, the Company shall pay or provide to Mr. Yecies severance pay equal to his then current monthly base salary for four months from the date of termination, during which time Mr. Yecies shall continue to receive all employee benefits and employee benefit plans as described in the Yecies Employment Agreement.

Roberts Employment Agreement

On December 21, 2020, Mr. Roberts entered into an amended and restated employment agreement (the “Amended and Restated Roberts Employment Agreement”) with Mr. Roberts, the Company’s Chief Operating Officer. The Amended and Restated Roberts Employment Agreement supersedes and replaces Mr. Roberts’ prior employment agreement with the Company. The Amended and Restated Roberts Employment Agreement is for an indefinite term and may be terminated with or without cause. Mr. Roberts will receive an annual base salary of $96,000.00 and shall be eligible to earn a performance bonus in such amount, if any, as determined in the sole discretion of the Board, in the form cash or stock options, or any combination thereof, at Mr. Robert’s election. Pursuant to the Amended and Restated Roberts Employment Agreement, Mr. Roberts was granted: (i) Stock Options (the “Roberts Stock Options”) to purchase up to 200,000 shares of the Company’s common stock, with 35,000 of the Roberts Stock Options scheduled to vest upon the Company’s shareholders approving a bona fide employee stock option plan (the “Plan”), and the remaining 165,000 Roberts Stock Options to vest in equal monthly tranches, based on the passage of time, over the 30 months following the approval of the Plan; and (ii) upon the approval of the Plan, a grant of 10,000 restricted stock units of the Company’s common stock, which shall vest upon the one-year anniversary of the Amended and Restated Roberts Employment Agreement.

Concurrently, the Company entered into a consulting agreement (the “JDM Consulting Agreement”) with JDM Investments, LLC (“JDM”), an entity solely owned by Mr. Roberts, whereby JDM will provide consulting services in support of the Company’s day-to-day call center operations (the “Services”). The JDM Consulting Agreement is for a term of thirty-six months and is renewable for additional twelve-month periods upon the mutual agreement of the Company and JDM (the “Term”). Pursuant to the terms of the JDM Consulting Agreement, as compensation for the Services, JDM will receive a monthly fee of $17,000.00 and shall be eligible to receive a metric based performance bonus for each calendar quarter during the Term of the JDM Consulting Agreement in accordance with metrics to be mutually agreed upon by the Company and JDM.

Consulting Agreement

On October 2, 2017, we entered into a consulting agreement with our Chief Financial Officer, Robert Kalkstein, which provided, among other things, for a fee of $2,750 per month through December 2017, $5,000 per month between January 2018 and March 2018 and $7,500 per month between April 2018 and September 2018. Additionally, Mr. Kalkstein was granted an option to purchase 100,000 shares of the Company’s common stock at $2.00 per share, subject to the approval of the board of directors of the Company and certain vesting requirements set forth in the consulting agreement.

On February 9, 2019, Robert Kalkstein, Chief Financial Officer of Conversion Labs, Inc. (the “Company”), tendered his resignation to the Company’s Board of Directors (the “Board”), effective March 31, 2019. In connection with Mr. Kalkstein’s resignation, the Company agreed to amend that certain consulting agreement entered into on September 26, 2017 by and between the Company and Mr. Kalkstein (the “Kalkstein Consulting Agreement”), to: (i) forego $32,500 of the $42,500 cash currently owed to Mr. Kalkstein pursuant to the Kalkstein Consulting Agreement; (ii) decrease the exercise price of 100,000 options to purchase the Company’s common stock previously granted to Mr. Kalkstein (the “Kalkstein Options”) from $2.00 per share to $1.40 per share; (iii) accelerate the vesting of 30,000 Kalkstein Options with such options to vest on March 31, 2019; and (iv) cancel 40,000 unvested Kalkstein Options, the vesting of which was not accelerated.

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Effective March 1, 2020, the Company entered into a consulting services agreement by and between the Company and JLS Ventures, LLC (the “JLS Consulting Agreement”), pursuant to which Justin Schreiber, as President of JLS Ventures, LLC, would serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors. The JLS Consulting Agreement provides that Mr. Schreiber will receive a monthly cash payment of $15,000. The JLS Consulting Agreement has an initial term of 12 months beginning January 1, 2020 and is renewable for additional twelve-month periods upon the mutual agreement of the Company and JLS Ventures, LLC.

Outstanding Equity Awards as of December 31, 2019

The following sets forth information concerning the outstanding equity awards held by our Named Executive Officers as of December 31, 2019.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expirat- ion	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)		(#)	Date	(#)	($)	(#)	($)
Justin Schreiber	200,000	-	-		$1.00	5/30/2022	-	-	-	-
Stefan Galluppi	-	-	-		-	-	-	-	-	-
Juan Manuel Piñerio Dagnery	-	100,000	100,000	(1)	$1.15	3/12/2029	-	-	-	-
Sean Fitzpatrick	-	-	-		-	-	-	-	-	-

(1)	Options vest on the first, second and third anniversary of Mr. Dagnery’s grant date at 33,333 shares each on April 1, 2020, April 1, 2021 and April 1, 2022.

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Director Compensation

The following Director Compensation Table sets forth information concerning compensation for services rendered to our independent directors for the fiscal year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Anthony G. Bruzzese, M.D. (2)	-	-	-	-	-	-	-
John R. Strawn, Jr.	-	-	-	-	-	-	-
Happy Walters	-	-	-	-	-	-	-
Bertrand Velge	-	-	-	-	-	-	-

(1)	Amounts shown reflect aggregate grant date fair value and, where applicable, incremental fair value as of modification date, of awards and do not reflect whether the recipient actually has realized a financial benefit from such grant, such as by exercising the options or selling the stock. A discussion of the assumptions used in calculating the award values may be found in Note 2 to our financial statements contained herein.
(2)	Mr. Bruzzese resigned from his position as a member of the Company’s Board of Directors on October 21, 2020.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth information as of December 28, 2020 (the “Determination Date”), regarding the number of shares of our common stock beneficially owned by (i) each person that we know beneficially owns more than 5% of our outstanding common stock, (ii) each of our directors and named executive officer and (iii) all of our directors and named executive officer as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of the Determination Date, through the exercise of any option, warrant or similar right (such instruments being deemed to be “presently exercisable”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock that could be issued upon the exercise of presently exercisable options and warrants are considered to be outstanding. These shares, however, are not considered outstanding as of the Determination Date when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to the following table, and subject to state community property laws where applicable, all beneficial owners named in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of ownership is based on 23,180,831 shares of common stock outstanding as of the Determination Date. Unless otherwise indicated, the address of each of the shareholders listed below is: c/o Conversion Labs, Inc., 1460 Broadway, New York, NY 10036.

Security Ownership of 5% or greater Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent(1)
Mark McLaughlin(3)	1,216,020	5.2%

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Security Ownership of Directors and Executive Officers

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent(1)
Justin Schreiber(2)	3,040,783	13.11%
Stefan Galluppi(4)	1,649,800	7.11%
Roberto Simon	20,000	0.1%
John R. Strawn(5)	483,467	2.1%
Bertrand Velge (6)	999,057	4.3%
Joseph DiTrolio, M.D.(7)	199,900	0.9%
Connie Mariano, M.D.	20,000	0.1%
Juan Manuel Piñeiro Dagnery (8)	70,000	0.3%
Happy Walters (9)	915,413	3.9%
Eric Yecies (10)	200,000	0.9%
Brad Roberts (11)	252,632	1.1%
Directors & Executive Officers as a Group (9 persons)	7,851,052	33.92%

Notes:

(1)	Percentage of ownership is based on 23,180,831 shares of our common stock outstanding as of December 28, 2020.

(2)

Consists of (i) 111,164 common shares held (ii) 2,761,271 common shares held by JOJ Holdings, LLC, (iii) warrants to purchase 118,349 ordinary shares issuable upon exercise of outstanding warrants at a price of $2.00 per share held by JOJ Holdings, LLC, and (iv) 50,000 ordinary shares issuable upon exercise of outstanding options at a price of $2.00 per share. Mr. Schreiber has sole voting and dispositive power over all shares and warrants held of record by JOJ Holdings, LLC.

(3)	Consists of (i) 758,020 common shares held, (ii) 200,000 ordinary shares issuable upon exercise of outstanding options at a price of $2.00 per share, (iii) 50,000 ordinary shares issuable upon exercise of outstanding options at a price of $1.75 per share, and (iv) 208,000 shares held of record by McLaughlin International, Inc. Mr. McLaughlin has sole voting and dispositive power over all shares and warrants held of record by McLaughlin International, Inc.

(4)	Consists of 1,649,800 shares held by American Nutra Tech, LLC, a company that Mr. Galluppi has sole voting and dispositive power.

(5)	Consists of (i) 3,467 common shares held by John Strawn, Jr., (ii) 60,000 common shares held by Strawn Pickens LLP over which Mr. Strawn has shared voting and dispositive power, (iii) 200,000 ordinary shares issuable upon exercise of outstanding options at a price of $1.00 per share, (iv) 200,000 ordinary shares issuable upon exercise of outstanding options at a price of $2.00 per share, and (v) 20,000 ordinary shares issuable upon exercise of outstanding options at a price $1.75.

(6)	Consists of (i) 781,666 common shares held and (ii) 217,392 ordinary shares issuable upon exercise of outstanding warrants at a price of $2.00 per share.

(7)	Consists of (i) 14,500 common shares, (ii) 140,400 ordinary shares issuable upon exercise of outstanding options at a price of $1.00 per share, (iii) 20,000 ordinary shares issuable upon exercise of outstanding options at a price of $1.75 per share, and (iv) 25,000 ordinary shares issuable upon exercise of outstanding options at a price of $2.00 per share.

(8)	Consists of (i) 45,000 common shares held, (ii) 10,000 of ordinary shares issuable upon exercise of outstanding options at a price of $1.00 per share, and (iii) 15,000 ordinary shares issuable upon exercise of outstanding options at a price of $2.00 per share.

(9)	Consists of (i) 115,413 common shares held by Mr. Walters, and (ii) 800,000 common shares held by Blue Horizon Consulting, LLC, of which Mr. Walters is the sole owner.

(10)	Consists of a stock option to purchase up to 200,000 shares of the Company’s common stock, the issuance of which is subject to the approval of the Conversion Labs, Inc. 2020 Equity and Incentive Plan.

(11)	Consists of (i) 52,632 common shares held by Mr. Roberts, and (ii) a stock option to purchase up to 200,000 shares of the Company’s common stock, the issuance of which is subject to the approval of the Conversion Labs, Inc. 2020 Equity and Incentive Plan.

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Changes in Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Equity Compensation Plan Information

We do not have any equity compensation plans approved by shareholders as of December 28, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Except as set out below, as of December 31, 2019, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

●	any director or executive officer of our company;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
●	any promoters and control persons; and
●	any member of the immediate family (including spouse, parents, children, siblings and in laws) of any of the foregoing persons.

The CEO and CFO of the Company are responsible for reviewing and assessing the relevance of proposed relationships and transactions with related parties and ratify agreements for execution on behalf of the Company. From time to time, our officers or directors have made short term advances for our operating needs. Details of the advances during the reporting periods are outlined below.

Certain related party transactions were incurred by the legacy business that was sold in February 2018, including reimbursement of home office expenditures to the Company’s former President and CEO, employment of the Company’s former President and CEO’s wife, and legal and business advisory services provided by one of the Company’s directors.

The following tables outline the related parties associated with the Company and amounts due for each period indicated:

Name of Related Party	Relationship with the Company
JLS Ventures, LLC	Common Ownership
JOJ Holdings, LLC	Common Ownership
Justin Schreiber	Chief Executive Officer
BV Global Fulfillment	Party Related to Chief Executive Officer
Mark Mclaughlin	Former President, Chief Executive Officer
John R. Strawn	Director

	December 31, 2019	December 31, 2018
JLS Ventures, LLC – Credit Card Processing Services	$374,000	$172,500
Justin Schreiber – Rent Expense	$52,000	$48,000
Justin Schreiber – Loan	$-	$100,000
BV Global Fulfillment – Warehouse Expense	$1,085,114	$97,477
BV Global Fulfillment – Accounts Payable	$53,026	$39,171

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Chief Executive Officer

CVLB PR utilizes office space in Puerto Rico which is subleased from Mr. Schreiber (President and CEO) incurs expense of approximately $4,000 to $5,000 a month for this office space for which the Company and the CEO do not have a written lease agreement. Payments to JLS ventures for rent on CVLB PR’s Puerto Rico office space amounted to $52,000 and $48,000 for the year ended December 31, 2019 and 2018, respectively.

On April 1, 2016, the Company entered into two services agreements with each of JLS, an entity wholly owned and operated by Justin Schreiber, our President and Chief Executive Officer, and American Nutra Tech, an entity wholly owned and operated by Stefan Galluppi, Chief Executive Officer of Conversion Labs PR. Under the terms of these Service Agreements each of JLS and American NutraTech are required to provide certain operational management services and other business counsel to the Company and Conversion Labs PR. As consideration for these services, the Company issued each of JLS and American NutraTech 200,000 restricted shares of its common stock, which issuance may be rescinded in the event Conversion Labs PR did not distribute at least $500,000 to the Company by December 31, 2016. Conversion Labs PR did not make such distribution by December 31, 2016 and as such the Company held a rescission right with respect to the restricted shares issued to each of JLS and American Nutra Tech. With respect to JLS the Company agreed to permit JLS to retain the shares so long as the required distribution was achieved by December 31, 2017. These agreements were terminated when we repurchased 100% of the ownership interests in Conversion Labs PR, LLC.

In July 2017, the Company and JLS Ventures entered into a separate three year incentivized second amendment to Service Agreement effective July 1, 2017. As compensation, the Company issued 900,000 shares of common stock valued at $432,000. In addition, the Company issued performance-based options that vest, in intervals, upon receipt by Conversion Labs, Inc. of cash from Conversion Labs PR within three years from the effective date of the agreement. Upon receipt of $4,000,000 of cash the Company will issue a ten-year option to buy 300,000 shares at $1.25. Upon receipt of an additional $1,000,000, the Company will issue an additional ten-year option to buy 300,000 shares at $1.25. Upon receipt of each additional $1,000,000, up to a total of $7,000,000, the Company will issue an additional ten-year option to buy 300,000 shares at $1.75. This agreement was terminated when we repurchased 100% of the ownership interests in Conversion Labs PR, LLC.

On November 20, 2017, the Company entered into a third amendment (the “Amendment”) to its services agreement with JLS Ventures, LLC (“JLS”), dated April 1, 2016, as amended by the first amendment on December 31, 2016 and the second amendment on July 1, 2017 (the “Services Agreement”). The Amendment extended the term of the Services Agreement for an additional two years (until November 20, 2019). This agreement was terminated when we repurchased 100% of the ownership interests in Conversion Labs PR, LLC.

On November 20, 2017, the Company entered into an agreement (the “Agreement”) with JOJ Holdings, LLC (“JOJ”). Pursuant to the terms of the Agreement, Immudyne purchased 2,000,000 shares (post-split from a 2:1 forward split on January 16, 2018) of Blockchain Industries, Inc. (“BCII”) from JOJ. The Agreement was amended on December 8, 2017 and again on March 9, 2018. In consideration for the purchase, Immudyne agreed to issue the equivalent of one-fifth (1/5) share of Immudyne common stock to JOJ for every dollar Immudyne realizes from gross proceeds on the sale of shares of BCII purchased pursuant to the Agreement, up to a total maximum aggregate amount of 1,000,000 shares. The Company has 3 years to sell the shares of BCII and has agreed not to sell more than 20% of the 30-day average daily trading volume of BCII. Justin Schreiber, the Company’s President and CEO, is the President and owner of JOJ. The transaction was determined not to meet the criteria for recognition as an exchange transaction, therefore no asset or liability has been recorded in the financial statements.

Conversion Labs PR utilizes BV Global Fulfillment, owned by a related person of the Company’s current Chief Executive Officer to warehouse a majority of the Company’s finished goods inventory and for fulfillment services. The Company pays a monthly fee of $13,000 to $16,000 per month and reimburses BV Global Fulfillment for their direct costs associated with shipping the Company’s products. These shipping costs and services amounted to $1,085,114 and $97,477 for the years ended December 31, 2019 and 2018, respectively, for these services. As of December 31, 2019 and 2018, the Company owed BV Global Fulfillment $53,026 and $39,171, respectively which are included in accounts payable and accrued liabilities on the accompany consolidated balance sheets.

Justin Schreiber, our President and CEO, provided a $100,000 loan to the Company in December of 2018 for a one-time interest payment of $6,000. The balance of the loan was $0 and $100,000 at December 31, 2019 and 2018, respectively.

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On June 7, 2019, the Company entered into a Consulting Agreement with Blue Horizon Consulting, LLC, a Puerto Rico limited liability company (“Blue Horizon”), to assist with development of Conversion Labs’ telemedicine business for an initial term of 3 years (the “Blue Horizon Consulting Agreement”). On September 29, 2020, the parties entered into an amendment to the Blue Horizon Consulting Agreement (the “Amended Blue Horizon Consulting Agreement”) primarily to change the compensation for services provided by Consultant, retroactive to the Effective Date of the Original Consulting Agreement. Pursuant to the Amended Consulting Agreement, Blue Horizon may receive an aggregate of up to 2,000,000 million shares of the Company’s common stock, subject to adjustment, upon the Company reaching certain revenue milestones as set forth therein. Happy Walters, a member of the Company’s Board, is the sole owner of Blue Horizon. The Amended Consulting Agreement was approved by the Company’s disinterested directors.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue an aggregate number of 100,000,000 shares of common stock, $0.01 par value per share and 5,000,000 shares of blank check preferred stock. As of December 28, 2020, we had 23,180,831 shares of Common Stock issued and outstanding. Each holder of common stock shall be entitled to one vote for each share held.

The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the net assets of the Company shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interest.

For all undesignated preferred stock, the Board is authorized to determine the number of series into which such undesignated shares may be divided, the number of shares within each series, and the designations, rights and preferences associated with such shares.

Dividends

We have not paid and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. We currently expect to retain all future earnings for use in the operation and expansion of our business. The declaration and payment of any cash dividends in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition and contractual restrictions, if any.

Warrants

As of December 28, 2020, there are warrants outstanding to purchase 3,550,471 shares of our common stock. The warrants have a weighted average exercise price of $4.56 and expire at various times between January 2022 and August 2030.

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Options

All outstanding options are exercisable and have a cashless exercise provision, and certain options provide for accelerated vesting provisions and modifications, as defined, if the Company is sold or acquired. As of December 28, 2020, there are options outstanding to purchase 4,641,400 shares of our common stock. The options have a weighted average exercise price of $2.00 and expire at various times between April 2021 and October 2030.

Transfer Agent

The transfer agent and registrar for our Common Stock is Worldwide Stock Transfer, LLC, One University Plaza, Suite 505, Hackensack, NJ 07601.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

The following is a summary of certain provisions of Delaware law, our Certificate of Incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, subject to certain exceptions.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock. One of the effects of the existence of authorized but unissued common stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

72

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Special Meeting of Stockholders and Stockholder Action by Written Consent. A special meeting of stockholders may only be called by our president, chief executive officer, chairman of the board of directors, board of directors or such officers or other persons as our board may designate at any time and for any purpose or purposes as shall be stated in the notice of the meeting. A special meeting of stockholders may also be called by the Chairman of the Board of Directors upon written notice of demand by the President of the Corporation or the holder(s) of at least 25% of the outstanding voting shares of the Corporation.

Indemnification of Officers and Directors. The Company shall indemnify its officers and directors under the circumstances and to the full extent permitted by law. A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL for unlawful payment of dividends or improper redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

Our consolidated balance sheets as of December 31, 2019, and December 31, 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the fiscal years ended December 31, 2019, and December 31, 2018, have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the Shares, and the Common Stock underlying the PA Warrants hereby will be passed upon for us by Lucosky Brookman LLP.

73

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

●	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

●	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

74

CONVERSION LABS, INC.

INDEX TO FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Unaudited Consolidated Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Conversion Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Conversion Labs, Inc. as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2018.

Lakewood, CO

March 30, 2020

F-2

CONVERSION LABS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

ASSETS

Current Assets
Cash	$1,106,624	$180,093
Accounts receivable, net	97,448	99,053
Product deposit	150,000	33,302
Inventory, net	950,059	1,022,616
Other current assets	442,971	270,006
Total Current Assets	$2,747,102	$1,605,070

Non-current assets
ROU Asset	23,625	-
Intangible assets, net	675,452	1,011,065
Total non-current assets	699,077	1,011,065

Total Assets	$3,446,179	$2,616,135

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$3,051,156	$868,997
Notes payable, net	814,734	247,416
Contract liabilities	109,552	75,984
Total Current Liabilities	3,975,442	1,192,397

Long-term Liabilities
Lease Liability	29,978	-
Contingent consideration on purchase of LegalSimpli	500,000	600,000
Liability to issue shares	-	-
Deferred tax liability	70,000	4,000
Total Liabilities	4,575,420	1,796,397

Stockholders’ Equity (Deficit)
Common stock, $0.01 par value; 100,000,000 shares authorized, 10,680,809 and 9,156,540 shares issued, 10,577,690 and 9,053,421 outstanding as of December 31, 2019 and 2018, respectively	106,809	91,566
Additional paid-in capital	15,663,624	13,110,505
Accumulated (deficit)	(16,594,917)	(12,140,670)
	(824,484)	1,061,401
Treasury stock, 103,040 and 103,040 shares, at cost	(163,701)	(163,701)
Total Conversion Labs, Inc. Stockholders’ (Deficit)	(988,185)	897,700

Non-controlling interest	(141,056)	(77,962)

Total Stockholders’ (Deficit)	(1,129,241)	819,738

Total Liabilities and Stockholders’ (Deficit)	$3,446,179	$2,616,135

The accompanying notes are an integral part of these consolidated financial statements.

F-3

CONVERSION LABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
Product revenues, net	$9,919,506	$8,044,416
Software revenues, net	2,539,129	277,713
Service revenues, net	9,943	2,000
Total revenues, net	12,468,578	8,324,129

Cost of product revenue	2,643,281	1,974,781
Cost of software revenue	627,315	21,441
Cost of revenues	3,270,596	1,996,222

Gross Profit	9,197,982	6,327,907

Operating expenses
Selling & marketing expenses	8,170,929	5,079,091
General and administrative expenses	2,398,751	2,288,580
Other operating expenses	724,270	516,979
Customer service expenses	570,763	378,856
Development Costs	222,877	120,541
Total operating expenses	12,087,590	8,384,047

Operating Loss	(2,889,608)	(2,056,140)

Interest (expense), net	(761,150)	(354,388)

Loss from continuing operations before provision for income taxes	(3,650,758)	(2,410,528)

Income taxes (Benefit)	(122,500)	(124,700)

Income from discontinued operations, including gain on sale, net of income taxes	-	925,738

Net Income (Loss)	(3,528,258)	(1,360,090)

Net (loss) income attributable to noncontrolling interests	(391,055)	(119,262)

Net Income (loss) attributable to Conversion Labs, Inc.	(3,137,203)	(1,240,828)

Basic loss per share attributable to Conversion Labs, Inc. from continuing operation	$(0.35)	$(0.25)
Basic income per share attributable to Conversion Labs, Inc. from discontinued operation	-	0.10
Diluted loss per share attributable to Conversion Labs, Inc. from continuing operation	$(0.35)	(0.25)
Diluted income per share attributable to Conversion Labs, Inc. from discontinued operation	-	$0.10

Weighted Average number of common shares outstanding
Basic	9,897,745	8,837,475
Diluted	9,897,745	8,837,475

The accompanying notes are an integral part of these consolidated financial statements.

F-4

CONVERSION LABS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Conversion Labs, Inc.
			Additional
	Common Stock		Paid-in	Accumulated	Treasury		Noncontrolling
	Shares	Amount	Capital	(Deficit)	Stock	Total	interest	Total

Balance at December 31, 2017	44,493,459	$88,987	$11,856,478	$(10,899,841)	$(163,701)	$881,923	$(259,084)	$622,839

Issuance of restricted stock units for services	1,750,000	3,500	408,000	-	-	411,500	-	411,500
Stock repurchase from shareholder	-	-	-	-	(460,000)	(460,000)	-	(460,000)
Retirement of common stock	(2,000,000)	(4,000)	(456,000)	-	460,000	-	-	-
Conversion of non-controlling interest equity for shares and warrants	-	-	-	-	-	-	-	-
Warrants Issued in relation to debt offering	-	-	533,691	-	-	533,691	-	533,691
Exercise of stock options	40,800	82	3,998	-	-	4,080	-	4,080
Conversion of Notes Payable	1,498,442	2,997	341,646	-	-	344,641	-	344,641
Stock compensation	-	-	273,571	-	-	273,571	-	273,571
Warrant Revaluation	-	-	128,375	-	-	128,375	-	128,375
Noncontrolling interest in acquisition of subsidiary	-	-	-	-	-	-	144,118	144,118
Issuance of warrants	-	-	20,746	-	-	20,746	-	20,746
Investment in subsidiary by noncontrolling interest, net of distributions	-	-	-	-	-	-	156,266	156,266

Net (loss)	-	-	-	(1,240,827)	-	(1,240,827)	(119,262)	(1,360,089)
Balance at December 31, 2018	45,782,701	$91,566	$13,110,505	$(12,140,668)	$(163,701)	$897,700	$(77,962)	$819,738

Stock issued for services	100,000	200	15,800			16,000		16,000
Stock compensation	1,000,000	2,000	731,215			733,215		733,215
Warrants issued in conjunction with stock			20,825			20,825		20,825
Warrants issued in conjunction with debt			569,146			569,146		569,146
Shares purchased	1,521,344	3,043	326,133			329,176		329,176
Distributions to non-controlling interest						-	(89,085)	(89,085)
Agreement to issue shares for non-controlling interest in CVLB PR	5,000,000	10,000	890,000	(1,317,046)		(417,046)	417,046	-
Net (loss)				(3,137,203)		(3,137,203)	(391,055)	(3,528,258)
Balance at December 31, 2019	53,404,045	$106,809	$15,663,624	$(16,594,917)	$(163,701)	$(988,187)	$(141,056)	$(1,129,243)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

CONVERSION LABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,528,258)	$(1,360,090)
Adjustments to reconcile net (loss) income to net cash provided by (used) in operating activities
Amortization of debt discount	622,256	315,828
Amortization of intangibles	335,613	195,775
Operating Lease Payments	6,353	-
(Gain) loss on discontinued operations and disposal	-	(594,752)
Stock issued for services	16,000	411,500
Stock compensation expense	733,215	273,570
Warrant revaluation		128,375
Issuance of warrants for services		20,747
Changes in Assets and Liabilities		-
Trade accounts receivable	1,605	29,137
Product deposit	(116,695)	(16,802)
Inventory	72,557	(341,358)
Other current assets	(172,965)	(270,006)
Deferred revenue	33,568	45,905
Deferred tax liability	66,000	4,000
Accounts payable and accrued expenses	2,182,159	293,150
Net cash provided by (used in) operating activities of continuing operations	251,408	(865,021)
Net cash used in operating activities of discontinued operations	-	(40,498)
Net cash provided by operating activities	251,408	(905,519)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment to seller for contingent consideration	(100,000)	-
Purchase of subsidiary, net of cash received	-	(148,555)
Purchase of intangible assets licenses	-	(100,000)
Proceeds from sale of legacy business	-	390,000
Net cash (used in) provided by investing activities	(100,000)	141,445

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to non-controlling interest	(89,085)	-
Investment in subsidiary by noncontrolling interest, net	-	156,266
Proceeds from convertible notes payable	1,093,279	550,000
Repayment of notes payable	(295,000)	(232,559)
Exercise of stock options	-	4,080
Purchase of shares and warrants	349,999	-
Debt issuance costs	(284,070)	-
Proceeds from notes payable	-	325,000
Net cash provided by (used in) financing activities	$775,123	$802,787

Net increase in cash	926,531	38,713

Cash at beginning of the period	180,093	141,379

Cash at end of the period	$1,106,624	$180,092

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$80,660	$-
Issuance of company stock for investment in subsidiary	$900,000	$-
Conversion of liability as consideration on sale of legacy business	$-	$150,000
Warrants issued in relation to debt	$569,147	$533,691
Conversion of notes payable	$-	$344,641
Stock repurchase from shareholder and retirement of stock	$-	$460,000
Purchase of asset license accrued	$-	$100,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

CONVERSION LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Nature of Business

Conversion Labs, Inc., was formed in the State of Delaware on May 24, 1994, under its prior name, Immudyne, Inc. The Company changed its name to Conversion Labs, Inc. on June 22, 2018. Further, in connection with changing its name, the Company changed its trading symbol to CVLB. On April 1, 2016, with respect to a limited liability company operating agreement with joint venture partners for its skincare products under the legal name Immudyne PR LLC (“Immudyne PR”), such original operating agreement of Immudyne PR was amended and restated and the Company increased its ownership and voting interest in Immudyne PR to 78.2%. Concurrent with the name change of the parent company to Conversion Labs, Inc. completed in 2018, Immudyne PR was renamed to Conversion Labs PR LLC (now known as “Conversion Labs PR”). On April 25, 2019, the operating agreement of Conversion Labs PR was amended and restated in its entirety to increase the Company’s ownership and voting interest in Conversion Labs PR to 100%.

In June 2018, Conversion Labs closed the strategic acquisition of 51% of LegalSimpli Software, LLC, a provider of a SaaS-based PDF conversion service with SEO and SEM expertise.

In June 2019, a joint venture with GoGoMeds.com was formed through the Company’s majority-owned subsidiary CVLB Rx, allowing it to market branded and generic prescription drugs that are then sold and shipped (via GoGoMeds) online directly to consumers in all 50 states and the District of Columbia.

The Company is a direct response healthcare company that provides a convenient, cost-effective and smarter way for consumers to access high quality OTC products and prescription medications. The Company believes that the traditional model of visiting a doctor’s office, receiving a physical prescription, visiting a neighborhood pharmacy, and returning to see a doctor for follow up care or prescription refills is inefficient, costly to patients, and discourages many patients from seeking much needed medical care. Direct-to-consumer telemedicine companies, like the Company, offer patients immediate and virtual treatment from licensed physicians, and the home delivery of prescription medications bundled with over-the counter wellness products.

Unless otherwise indicated, the “Company” refers to Conversion Labs, Inc. (formerly known as Immudyne, Inc.) and its majority-owned subsidiaries LegalSimpli Software, LLC, a Puerto Rico limited liability company (“LegalSimpli”), Conversion Labs PR, LLC (formerly Immudyne PR LLC, now “Conversion Labs PR”), a Puerto Rico limited liability company (“Conversion Labs PR”), Conversion Labs Media, LLC (“CVLB Media”), a Puerto Rico limited liability company, Conversion Labs Rx, LLC (“CVLB Rx”), a Puerto Rico limited liability company, and Conversion Labs Asia Limited, a Hong Kong company (“Conversion Labs Asia”). Unless otherwise specified, all dollar amounts are expressed in United States dollars.

Liquidity

The Company has funded operations in the past through the sales of its products, issuance of common stock and through loans and advances from officers and directors. The Company’s continued operations are dependent upon obtaining an increase in its sales volume and the continued financial support from officers and directors, obtaining funding from third-party sources or the issuance of additional shares of common stock.

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2019, the Company has an accumulated deficit approximating $16.8 million and has experienced significant losses from continuing operations. Based on the Company’s cash balance as of December 31, 2019, and projected cash needs for 2020, management estimates that it will need to increase sales revenue and/or raise additional capital to cover operating and capital requirements for the 2020 year. Management will need to raise the additional needed funds through increased sales volume, issuing additional shares of common stock or other equity securities, or obtaining debt financing. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Stock Split

All share and per share amounts have been presented to give retroactive effect to the 1-for-5 reverse stock split that occurred on October 14, 2020.

Principles of Consolidation

The Company evaluates the need to consolidate affiliates based on standards set forth in ASC 810 Consolidation (“ASC 810”).

The consolidated financial statements include the accounts of the Company and its majority owned subsidiary, CVLB PR and variable interest entities (VIE’s) in which the Company has been determined to be the primary beneficiary. The non-controlling interest in LegalSimpli LLC represents the 49% equity interest held by other members of the subsidiary. All significant consolidated transactions and balances have been eliminated in consolidation.

Variable Interest Entities

The Company follows ASC 810-10-15 guidance with respect to accounting for variable interest entities (each, a “VIE”). These entities do not have sufficient equity at risk to finance their activities without additional subordinated financial support from other parties or whose equity investors lack any of the characteristics of a controlling financial interest. A variable interest is an investment or other interest that will absorb portions of a VIE’s expected losses or receive portions of its expected residual returns and are contractual, ownership, or pecuniary in nature and that change with changes in the fair value of the entity’s net assets. A reporting entity is the primary beneficiary of a VIE and must consolidate it when that party has a variable interest, or combination of variable interests, that provides it with a controlling financial interest. A party is deemed to have a controlling financial interest if it meets both of the power and losses/benefits criteria. The power criterion is the ability to direct the activities of the VIE that most significantly impact its economic performance. The losses/benefits criterion is the obligation to absorb losses from, or right to receive benefits from, the VIE that could potentially be significant to the VIE. The VIE model requires an ongoing reconsideration of whether a reporting entity is the primary beneficiary of a VIE due to changes in facts and circumstances.

In accordance with ASC 810-10-25-37 and as amended by ASU 2009-17, the Company determines whether any legal entity in which the Company becomes involved is a VIE and subject to consolidation. The Company conducts an assessment on an ongoing basis for each VIE including (1) the power to direct activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE. As a result, the Company determined that nine (9) entities were VIEs and subject to consolidation.

Use of Estimates

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates required to be made by management include the determination of reserves for accounts receivable, returns and allowances, the valuation of inventory and stockholders’ equity-based transactions. Actual results could differ from those estimates.

F-8

Inventory

At December 31, 2019 and December 31, 2018, inventory consisted primarily of cosmetic and nutraceutical additives, and finished cosmetic products. Inventory is maintained in the Company’s third-party warehouse, which is owned by a related party, in Pennsylvania.

Inventory is valued at the lower of cost or net realizable value with cost determined on a first-in, first-out (“FIFO”) basis. Management compares the cost of inventory with the net realizable value and an allowance is made for writing down inventory to net realizable, if lower. At December 31, 2019 and December 31, 2018, the Company recorded an inventory reserve in the amount of $12,500 and $12,500, respectively. Inventory consists of the following:

	December 31, 2019	December 31, 2018
Raw materials	$37,542	$-
Finished products	912,517	1,022,616
Total net inventory	$950,059	$1,022,616

Product Deposit

Due to our cash situation and the Company’s credit, many of our vendors require deposits when a purchase order is placed for goods or fulfillment services. These deposits typically ranging from 10% to 33% of the total purchased amount. Our vendors issue a credit memo when sending their final invoice, reducing the amount the Company owes for the deposit amount on file with the vendors. The Company capitalizes these product deposits until the inventory is received. As of December 31, 2019 and 2018, the Company has $150,000 and $33,302, respectively of products deposit with multiple vendors for the purchase of raw materials or finished for products we sell online. As of December 31, 2019 and 2018, the vast majority of these product deposits are with one vendor that manufacturers the Company’s finished goods inventory.

Intangible Assets

Intangible assets are comprised of customer relationship asset and purchased license fees with estimated useful lives of three years and indefinite lived, respectively. Intangible assets are amortized over their estimated lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances have indicated that an asset may not be recoverable and are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities (asset group). If the sum of the projected undiscounted cash flows (excluding interest charges) of an asset group is less than its carrying value and the fair value of an asset group is also less than its carrying value, the assets will be written down by the amount by which the carrying value of the asset group exceeded its fair value. However, the carrying amount of a finite-lived intangible asset can never be written down below its fair value. Any loss would be recognized in income from continuing operations in the period in which the determination is made. Management determined that no impairment of long-lived assets existed as of December 31, 2019 and 2018.

Revenue Recognition

The Company records revenue under the adoption of ASC 606 by analyzing exchanges with its customers using a five-step analysis:

1.	Identify the contract
2.	Identify performance obligations
3.	Determine the transaction price
4.	Allocate the transaction price
5.	Recognize revenue

F-9

For the Company’s product-based contracts with customers, the Company has determined that there is one performance obligation and the delivery of this performance obligation is transferred at a point in time. The Company generally records sales of finished products once the customer places and pays for the order and the product is simultaneously shipped, but in limited cases if title does not pass until the product reaches the customer’s delivery site, then recognition of revenue should be deferred until that time, however the Company does not have a process to properly record the recognition of revenue if orders are not immediately shipped. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, which is usually upon shipment of the product. The Company does sell a subscription based service which is based on the recurring shipment of products and billed as if the Company were receiving recurring revenues and orders each month, therefore, the Company records these upon shipment to the customer.

The Company records an estimate for provisions of discounts, returns, allowances, customer rebates and other adjustments for each shipment, and are netted with gross sales. The Company’s discounts and customer rebates are known at the time of sale and the Company appropriately debits net product revenues for these transactions based on the known discount and customer rebates. The Company estimates for customer returns and allowances based on estimates of historical transactions and accounts for such provisions during the same period in which the related revenues are earned. The Company has determined that the population of contracts with customers tends to be homogenous, so that review of the contracts and estimate of various revenue related adjustments can be applied to the entire portfolio population.

The Company began testing trial offers with the Shapiro MD products in late 2018. The Company was unable to adequately implement a process to report any trial-based sales and the related impact on inventory. Given the relatively new trail period being offered, the Company has not been able to estimate the historical effect to determine how this will change the recording of revenue.

The Company offers a suite of software to customers as a monthly subscription based service. This suite of software allows the user or subscriber to convert almost any type of document to other editable document type formats for easy editing. For these subscription-based contracts with customers, The Company offers a 14-day trial period which is billed at $1.95 for an initial period, a monthly subscription, or a yearly subscription to the Company’s software. The Company has estimated that there is one product and performance obligation that is delivered over time, as the Company allows the subscriber to access the service for the time period purchased. The Company allows the customer to cancel at any point during the billing cycle, in which case the customers subscription will not be renewed for the following month or year depending on the original subscription. The Company records the sales over the customers subscription period for monthly and yearly subscribers or at the end of the initial 14 day service period for customers who purchased the initial subscription. The Company offers a discount for purchase of the monthly and yearly subscriptions, which must be paid at the initiation of the contract term, so that the Contract price is fixed at the contract initiation. Yearly and monthly subscriptions for the subscription are recorded net of the Company’s known discount. As of December 31, 2019 and 2018, the Company has accrued contract liabilities of approximately $110,000 and $76,000, respectively which represent obligation on in-process monthly or yearly contracts with customers and yet to be recognized initial 14-day trial periods.

Customer discounts, returns and rebates on product revenues during the year ended December 31, 2019 and 2018 approximated $1,292,000 and $492,000, respectively. Customer discounts and allowances on software revenues during the year ended December 31, 2019 and 2018 approximated $240,000 and $56,000, respectively.

During the year-ended December 31, 2019 and 2018, the Company had the following disaggregated revenue:

	Year Ended December 31,
	2019	%	2018	%
Product revenues by Brand for CVLB PR:
Shapiro MD	$9,019,956	72	$7,940,891	95
Innate	49,258	-	1,200	-
iNR Wellness	738,965	6	101,602	1
Scarology	51,131	-	723	-
Rex MD	60,197	-	-	-
Total product revenue for CVLB PR	$9,919,506	80	$8,044,416	97

Software revenue for LegalSimpli	2,539,129	20	277,713	3

Services revenue for CVLB Media	9,943	-	2,000	-

Total net revenue	$12,468,578	100	$8,324,129	100

F-10

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for holdbacks and doubtful receivables based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions and sets up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. As of December 31, 2019 and 2018, the accounts receivable reserve was approximately $0 and $0, respectively. As of December 31, 2019 and 2018, the reserve for sales returns and allowances was approximately $83,553 and $42,515, respectively.

Reclassifications

Certain reclassifications have been made to conform the prior year’s data to the current presentation. These reclassifications have no effect on previously reported operations, stockholders’ equity (deficit) or cash flows. Given the increase in the Company’s software business and to conform the Company’s presentation of operating results to industry standards, the Company has changed their categories for reporting operations, as result the Company has made reclassifications to the prior year presentation in order to conform it to the current presentation.

Income Taxes

The Company files Corporate Federal and State tax returns, while CVLB PR and LegalSimpli file tax returns in Puerto Rico, which was formed as a limited liability company, files a separate tax return with any tax liabilities or benefits passing through to its members.

The Company records current and deferred taxes in accordance with Accounting Standards Codification (ASC) 740, “Accounting for Income Taxes.” This ASC requires recognition of deferred tax assets and liabilities for temporary differences between tax basis of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted rates in effect for the year in which the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. The Company periodically assesses the value of its deferred tax asset, a majority of which has been generated by a history of net operating losses and determines the necessity for a valuation allowance. ASC 740 also provides a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. Using this guidance, a company may recognize the tax benefit from an uncertain tax position in its financial statements only if it is more likely-than-not (i.e., a likelihood of more than 50%) that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company’s tax returns for all years since December 31, 2016, remain open to taxing authorities.

Stock-Based Compensation

The Company follows the provisions of ASC 718, “Share-Based Payment”. Under this guidance compensation cost generally is recognized at fair value on the date of the grant and amortized over the respective vesting periods. The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. The expected option life is derived from assumed exercise rates based upon historical exercise patterns and represents the period of time that options granted are expected to be outstanding. The expected volatility is based upon historical volatility of the Company’s shares using weekly price observations over an observation period that approximates the expected life of the options. The risk-free rate approximates the U.S. Treasury yield curve rate in effect at the time of grant for periods similar to the expected option life. Due to limited history of forfeitures, the estimated forfeiture rate included in the option valuation was zero.

Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense.

F-11

Earnings (Loss) Per Share

Basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each period presented. Warrants and options to purchase common stock are included as common stock equivalents only when dilutive. Potential common stock equivalents are excluded from dilutive earnings per share when the effects would be antidilutive.

Common stock equivalents comprising shares underlying 8,804,505 options and warrants for the year ended December 31, 2019 have not been included in the loss per share calculations as the effects are anti-dilutive. Common stock equivalents comprising shares underlying 3,570,318 options and warrants for the year ended December 31, 2018 have not been included in the loss per share calculation as the effects are anti-dilutive.

Recent Accounting Pronouncements

All other accounting standards that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash, trade accounts receivable, accounts payable and accrued expenses and the face amount of notes payable approximate fair value for all periods.

Concentrations of Risk

The Company grants credit in the normal course of business to its customers. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

The Company monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company, at times, maintains balances in various operating accounts in excess of federally insured limits.

We are dependent on certain third-party manufacturers, although we believe that other contract manufacturers could be quickly secured if any of our current manufacturers cease to perform adequately. As of December 31, 2019, we utilized two (2) suppliers for finished goods, one (1) supplier for packaging and bottles and one (1) supplier for labeling. For the period ended December 31, 2019, we purchased 100% of our finished goods from two (2) manufacturers.

NOTE 3 – DISCONTINUED OPERATIONS AND ASSETS AND LIABILITIES HELD FOR SALE

On January 29, 2018, the Company entered into a Legacy Asset Sale Agreement (the “Asset Sale Agreement”) with Mark McLaughlin (the Company’s former President and Chief Executive Officer) whereby the Company sold the assets of the legacy beta glucan business for $850,000. On February 7, 2018, the Company and Mr. McLaughlin entered into an amendment to the Asset Sale Agreement (the “Asset Sale Agreement Amendment”) to amend the purchase price of the assets, whereby Mr. McLaughlin agreed, through a newly formed entity, to purchase the assets and liabilities of the yeast beta glucan manufacturing business, for the following: (i) 2,000,000 shares of the Company’s common stock (valued at $0.23 per share or $460,000), payable on February 12, 2018, (the “Closing Date”), (ii) $190,000 payable on the Closing Date, (iii) $200,000 payable within 120 days following the Closing Date, and (iv) the waiver of all rights to any severance payment in the amount of $150,000. The total purchase price per the Asset Sale Agreement Amendment was $1,000,000. The total assets and liabilities transferred in the sale was $255,248, resulting in a gain on sale of $744,752.

Operating results for the year ended December 31, 2018 for the yeast beta glucan manufacturing business are presented as discontinued operations on the accompanying statement of operations.

F-12

A breakdown of the discontinued operations is presented as follows:

Year Ended
December 31, 2018
Net sales	$363,613
Cost of sales	56,666
Gross profit	306,947
Operating expenses	125,960
Income from discontinued operations	180,987
Gain on sale	744,752
Net income from discontinued operations	$925,739

NOTE 4 – BUSINESS COMBINATION

Acquisition of Membership Interest Purchase Agreement

On May 29, 2018 (the “Closing Date”), Immudyne, PR entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among nine individuals (as the “Sellers”), and Conversion Labs PR, as buyer (“Buyer”), pursuant to which Buyer acquired from Sellers all of Sellers’ right, title and interest in and to 51% of the membership interests (the “Membership Interests”) of LegalSimpli Software, LLC, a Puerto Rico limited liability company (“LegalSimpli”), which operates a marketing-driven software solutions business.

As of December 31, 2018, in consideration for Buyer’s purchase of the Membership Interests the Buyer paid $150,000 (the “Initial Payment”) to the Sellers upon execution of the Purchase Agreement. Additionally, Buyer may be obligated to pay up to an additional $200,000 in accordance with the following milestones (the “Milestones”): (i) $100,000 to the Sellers on the 90-day anniversary of the Purchase Agreement, so long LegalSimpli’s gross revenue for the preceding 30-day period is equal to or greater than $75,000; and (ii) $100,000 to the Sellers on the 180-day anniversary of the Purchase Agreement, so long as LegalSimpli’s gross revenue for the preceding 30-day period is equal to or greater than $150,000, with a minimum net profit margin of 25% in each instance. As of December 31, 2018, while the Company does not anticipate LegalSimpli meeting the above milestones, the Company anticipates that it is probable that the Company will pay the total $200,000 consideration to the Sellers for these milestones. In addition, the Purchase Agreement calls for an additional $400,000 of consideration to be paid to the Sellers if/when CVLB PR (formerly Immudyne PR) or the Company ever pay a dividend to shareholders. The Company has determined that it is probable that at some future point that the Company will pay this $400,000 to the Sellers.

Regardless of whether LegalSimpli achieves either or both of the Milestones, the Buyer will retain full ownership of the Membership Interests.

Fair Value of Consideration Transferred and Recording of Assets Acquired

The following table summarizes the acquisition date fair value of the consideration paid, identifiable assets acquired, and liabilities assumed including an amount for intangible assets:

Consideration Paid:
Cash and cash equivalents	$150,000
Additional consideration to be paid	200,000
Contingent consideration	400,000
Fair value of total consideration	$750,000

Recognized amount of identifiable assets acquired, and liabilities assumed:
Financial assets:
Cash and cash equivalents	$1,445
Financial liabilities:
Accounts payable and accrued liabilities	(84,349)
Deferred revenue	(30,079)
Non-controlling interest	(144,118)
Total identifiable net assets	(227,022)
Customer relationship asset	1,006,840
$750,000

F-13

NOTE 5 – INVESTMENT IN BLOCKCHAIN INDUSTRIES INC.

On November 20, 2017, the Company entered into an agreement (the “Agreement”) with JOJ Holdings, LLC (“JOJ”). Pursuant to the terms of the Agreement, CVLB (formerly Immudyne) purchased 2,000,000 shares (post-split from a 2:1 forward split on January 16, 2018) of Blockchain Industries, Inc. (“BCII”) from JOJ. The Agreement was amended on December 8, 2017 and again on March 9, 2018. In consideration for the purchase, CVLB agreed to issue one-fifth (1/5) share of CVLB common stock to JOJ for every dollar CVLB realizes from gross proceeds on the sale of shares of BCII purchased pursuant to the Agreement, up to a total maximum aggregate amount of 1,000,000 shares. The Company has 3 years to sell the shares of BCII and has agreed not to sell more than 20% of the 30-day average daily trading volume of BCII. Justin Schreiber, the Company’s President and CEO, is the President and owner of JOJ. The initial assessment of this transaction was determined not to meet the basis of an exchange transaction per ASC 845-10-20, and accordingly, the Company has not recorded an asset or any equity compensation for this transaction.

NOTE 6 – INTANGIBLE ASSETS

As of December 31, 2019 the Company has the following amounts related to intangible assets:

	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationship asset	$1,006,840	$(531,388)
Indefinite lived intangible assets:
Purchased licenses	200,000	-
	$1,206,840	$(531,388)

As of December 31, 2018, the Company has the following amounts related to intangible assets:

	Gross Carrying Amount	Accumulated Amortization
Amortizable intangible assets:
Customer relationship asset	$1,006,840	$(195,775)
Indefinite lived intangible assets:
Purchased licenses	200,000	-
	$1,206,840	$(195,775)

The aggregate amortization expense of the Company’s intangible assets for the years ending December 31, 2019 and 2018, was $335,613 and $195,775, respectively. Estimated amortization expense for 2019, 2020 and 2021 is approximately $336,000, $336,000, and $140,000, respectively.

F-14

NOTE 7 – NOTES PAYABLE

Notes payable consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Convertible note of $450,000 issued in May of 2018. These notes have a maturity date of May 28, 2019 and accrue interest at a rate of 12% compounded annually. The conversion price for these notes is $1.15 per share of common stock, subject to adjustment. The borrowers have converted $344,642 of these notes including $9,922 of interest as of December 31, 2019 and 2018. While this note matured in May of 2019, the Company had yet to pay $187,308 to one investor as of December 31, 2019, subsequent to year-end, the Company signed an agreement to cure the default and pay the outstanding amount of the note.	$187,308	$215,280
Promissory note of $230,000 issued in October of 2018. This note has a maturity date of April 1, 2019 and bears no interest, but requires an additional $30,000 from the original $200,000 received. The Company has recorded $0 and $12,000 as accrued interest as of June 30, 2018 and December 31, 2018, respectively. This note was repaid on April 1, 2019.	-	200,000
Warrants to purchase up to 478,261 shares of common stock with an exercise price of $1.40 per share. The fair value of the warrants was determined to be $533,691 and was recorded as a debt discount to be amortized over the life of the note. For the six months ended June 30, 2019 and year ended December 31, 2018, amortization of debt discount was $217,864 and $315,828, respectively.	-	(217,864)
Related party promissory note of $106,000 issued in December of 2018. This note has a maturity date of March 1, 2019 and bears no interest, but requires an additional $6,000 from the original $100,000 received. The Company has recorded $9,000 as accrued interest as of March 31, 2018. This note was repaid prior to the maturity date.	-	50,000
The Company issued convertible notes of $1,291,000 in August of 2019 to three investors with an original issue discount of $215,250, as a result the Company received $1,076,250 for the issued promissory notes. These notes have a maturity date of August 15, 2020 and do not accrue interest. The conversion price for these notes is $1.15 per share of common stock, subject to quarterly adjustment based on the average trading price for the Company of the five previous days.	1,291,500	-
The Company issued convertible notes of $1,291,000 in August of 2019 to three investors at a 20% discount to the convertible note amount which resulted in a discount of $215,250. As of December 31, 2019, the Company amortized $81,382 of the debt issuance costs which is included in Interest expense on the accompanying statement of operations.	(133,867)
In conjunction with the convertible notes, the Company issued warrants to purchase up to 922,500 shares of common stock with an exercise price of $1.40 per share. The fair value of the warrants was determined to be $569,147. As of December 31, 2019, the Company amortized $215,184 of the debt issuance costs which is included in Interest expense on the accompanying statement of operations.	(353,963)
The Company paid debt issuance costs paid $284,070 in connection with the new note financing on August 15, 2019. As of December 31, 2019, the Company amortized $107,826 of the debt issuance costs which is included in Interest expense on the accompanying statement of operations.	(176,244)	-
Total net debt	$814,734	$247,416

F-15

Total interest expense on notes payable, inclusive of amortization of debt discount amounted to $680,490 and $424,098 for the years ended December 31, 2019 and 2018, respectively.

NOTE 8 – INCOME TAXES

As of December 31, 2019, the Company has approximately $4,515,000 of operating loss carryforwards for federal that may be applied against future taxable income. The net operating loss carryforwards will begin to expire in the year 2021 if not utilized prior to that date, expiring during various year through 2038. There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The net operating loss carryforwards could be subject to limitation in any given year in the event of a change in ownership as defined by IRC Section 382.

The Tax Cuts and Jobs Act (the “Act”) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 34% to 21%. The most significant impact of the legislation for the Company was a $242,000 reduction of the value of net deferred tax assets (which represent future tax benefits) as a result of lowering the U.S. corporate income tax rate from statutory rate of 34% to 21%.

The valuation allowance overall increased by approximately $148,000 and $324,000 during the year ended 2019 and 2018 and was approximately $1,711,000 and $1,562,000 at December 31, 2019 and 2018, respectively. The Company has fully reserved the deferred tax asset resulting from available net operating loss carryforwards.

The income tax provision charged to continuing operations for the years ended December 31, 2019 and 2018 was as follows:

	December 31,
Current:	2019	2018
U.S. federal	$(152,100)	$(98,900)
State and local	(40,400)	(29,600)
	$(192,500)	$(128,500)

Deferred:
U.S. federal	70,000	3,000
State and local	-	1,000
	$70,000	$4,000

The income tax expense (benefit) differs from the expected amount of income tax expense (benefit) determined by applying a combined U.S. federal and state (Puerto Rico) income tax rate of 25% to pretax income (loss) for the years ended December 31, 2019 and 2018 as follows:

	December 31,
	2019	2018
Computed “expected” tax expense (benefit)	$(783,000)	$(287,000)
Increase (decrease) in income taxes resulting from:
Permanent differences	7,000	-
Apportionment of Puerto Rico income	380,000	-
Puerto Rico taxes	(70,000)	(82,000)
Nondeductible expenses	173,000	242,000
Change in valuation allowance	148,000	(324,000)
Other	22,500	455,000
	$(122,500)	$4,000

F-16

Net deferred tax liabilities consist of the following components as of December 31, 2019 and 2018:

	December 31,
Deferred tax Liability:	2019	2018
Intangible asset amortization	$28,000	$3,000
Intangible asset indefinite lived intangibles	42,000
	70,000	3,000
Deferred tax assets:
Inventory allowances	3,000	3,000
Returns reserve	26,000	9,000
Stock-based compensation	716,000	562,000
Temporary differences	15,000	-
Net operating loss carryforwards - Puerto Rico	3,000	-
Net operating loss carryforwards	948,000	989,000
	1,711,000	1,563,000
Less valuation allowance	(1,711,000)	(1,563,000)
	$70,000	$3,000

NOTE 9 – STOCKHOLDERS’ EQUITY

Common Stock

In February 2018, pursuant to the sale of the Company’s legacy yeast beta glucan assets to the Company’s former CEO, Mr. McLaughlin, 400,000 shares of common stock of Mr. McLaughlin’s shares were cancelled.

In March 2018, the Company issued 100,000 shares of common stock valued at $120,000 to a consultant. In May 2018, the Company amended the agreement with the consultant whereby the Company rescinded the 500,000 shares of common stock and reissued 50,000 shares of common stock. The 50,000 shares of common stock issued on May 14, 2018, were valued at $62,500. The Company is recognizing the expense at the time of issuance.

In May 2018, the Company issued 200,000 shares of common stock valued at $230,000 to JLS Ventures, LLC, a company controlled by our CEO, Justin Schreiber, for services. The Company also committed to issue an additional 200,000 shares of common stock on January 1, 2019 valued in the aggregate amount of $230,000 if JLS Ventures met the service requirement specified in the agreement. These 400,000 shares serve as the compensation for Mr. Schreiber for his services as CEO of the Company. The Company is recognizing the expense for the issuances over the twenty-four-month term of the agreement. For the year ended December 31, 2019 and 2018, the Company recognized $ $172,500 has been expensed and included in compensation and related expenses on the consolidated statement of operations.

In May 2018, the Company issued 40,000 shares of common stock valued at $56,000 to a consultant for services over a three-month term. The Company is recognizing the expense at the time of issuance. For the year ended December 31, 2018, $56,000 has been expensed and included in compensation and related expenses on the consolidated statement of operations.

During the year ended December 31, 2018, certain convertible note holders were issued 299,688 shares at a conversion price of $1.15 per share in connection with the conversion of $344,641 of principal and interest of their notes, resulting in a decrease to the aggregate amount of outstanding convertible debt of approximately $344,641 during the year.

During the year ended December 31, 2019, the Company issued 304,269 shares of common stock to various third-party investors, the Company received $350,001 in cash for these shares. In conjunction with one of the stock purchases, the Company issued warrants valued at $20,825 which based on the terms of the warrants, the Company has bifurcated and treated as equity. In addition to the above stock issued, the Company has issued 20,000 shares of common stock to a consultant for services rendered; which were valued at $16,000.

F-17

Noncontrolling Interest

For the years ended December 31, 2019 and 2018, the net loss attributed to the non-controlling amounted to $391,055 and $119,262, respectively.

On May 29, 2018, Conversion Labs PR acquired a 51% interest in LegalSimpli, which operates a marketing-driven software solutions business.

On April 25, 2019, the Company entered into a membership purchase agreement with entities owned by the Company’s Chief Executive officer and Chief Technology Officer, Conversion Labs PR, whereby the Company acquired the remaining 21.8% interest of Conversion Labs PR from the Company’s Chief Executive officer and Chief Technology Officer. As such, the Company now wholly-owns 100% of Conversion labs PR. In order to consummate this transaction, the Company agreed to issue 1 million shares of common stock based on the issuance price of $0.90 per share, or for a total of $900,000 to the Company’s Chief Executive officer and Chief Technology Officer. As part of this transaction, the Company recognized $1.3 million in accumulated deficit and $417,046 to reverse the Company’s non-controlling interest related to CVLB PR.

On May 31, 2019, the Company entered into the operating agreement of CVLB Rx, by and among the Company, Conversion Labs PR, Harborside Advisors, LLC, Happy Walters, an individual (“Walters”), and David Hanig, an individual (“Hanig”, and together with Conversion Labs PR, Harborside and Walters, each a “Member” and together the “Members”). Pursuant to the Operating Agreement, the Company, through Conversion Labs PR, owns 51% of the membership interests of CVLB Rx. The Operating Agreement governs the operations of CVLB Rx and provides for CVLB Rx’s management by a Board of Managers of at least three members. Among the provisions of the Operating Agreement are limitations and restrictions on the disposition of membership interests by a Member, including right of first refusal of the Members and an option for both the Company and the Members to purchase membership interests that are being offered by a Member.

Service-Based Stock Options

On February 9, 2019, Robert Kalkstein, the former Chief Financial Officer of the Company, tendered his resignation to the Company’s Board of Directors, effective March 31, 2019. In connection with Mr. Kalkstein’s resignation, the Company agreed to amend certain options granted to Mr. Kalkstein by decreasing the exercise price of 100,000 options for the Company’s common stock previously granted to Mr. Kalkstein from $2.00 per share to $1.40 per share; accelerate the vesting of 30,000 Options with such options to vest on March 31, 2019; and cancel 40,000 unvested options, the vesting of which was not accelerated. The Company determined that the additional compensation expense for this transaction was approximately $3,000, which was recognized in March of 2019.

On March 15, 2019 the Company granted Mr. Piñeiro, the Chief Financial Officer of the Company, options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.15. The Company valued the estimated compensation expense for these options as approximately $73,000, using a Black-Scholes option-pricing model

The significant assumptions used to determine the fair values of options issued, using a Black-Scholes option-pricing model are as follows:

Significant assumptions:
Risk-free interest rate at grant date	2.38%
Expected stock price volatility	184.78%
Expected dividend payout	—
Expected option life-years	6.5 years
Weighted average grant date fair value	$0.15
Forfeiture rate	0%

F-18

The following is a summary of outstanding service-based options at December 31, 2019 and 2018:

	Options Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share

Balance at December 31, 2017	2,192,160	1.00 - 2.00	3.41 years	$1.30
Granted	680,000	1.50 - 2.00	6.9 years	1.95
Expired	(110,000)	–	–	1.00
Exercised	(8,160)	1.00	3.41 years	1.00
Balance at December 31, 2018	2,764,000	$1.00 - 2.00	4.34 years	$1.30
Granted	285,000	$1.15 - 7.50	9.55 years	3.60
Cancelled	(40,000)	$2.00	7.75 years	2.00
Expired	–	–	–	–
Balance at September 30, 2019	3,009,000	$1.00 - 2.00	4.78 years	$1.50

Exercisable December 31, 2018	2,161,083	$1.00 - 2.00	3.63 years	$1.20
Exercisable December 31, 2019	2,361,083	$1.00 - 2.00	3.76 years	$1.25

Performance-Based Stock Options

The following is a summary of outstanding service-based options at December 31, 2019 and 2018:

	Options Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share

Balance at December 31, 2017	–	–	–	–
Granted	3,085,000	$1.25 - 2.00	5.46 years	$1.35
Cancelled	–	–	–	–
Expired	–	–	–	–
Balance at December 31, 2018	3,085,000	$1.25 - 2.00	5.46 years	$1.35
Granted	–	–	–	–
Cancelled	(1,720,000)	$1.25 - 2.00	7.32 years	$1.55
Expired	–	–	–	–
Balance at December 31, 2019	1,365,000	$1.25 - 2.00	3.11 years	$1.15

Exercisable December 31, 2018	635,000	$1.25 - 2.00	2.63 years	$2.00
Exercisable December 31, 2019	635,000	$1.25 - 2.00	2.63 years	$2.00

Restricted Stock and Options

The Company has entered into two agreements on April 1, 2016 with two consultants of CVLB PR for business development, marketing and sales related services (the “Consultant Agreements”). The consultants are treated as employees for accounting purposes. Upon signing, each consultant was issued 200,000 restricted shares of Conversion Labs, Inc. common stock. In addition, each consultant shall receive an additional 30,000 restricted shares of Conversion Labs, Inc. common stock for each $500,000 distributed by CVLB PR to the Company. For each consultant, the amount of shares to be issued by the Company to the consultants shall be capped at 300,000 restricted shares when CVLB PR has transferred $5,000,000 to the Company, for a combined capped total of 600,000 restricted shares. For the year ended December 31, 2017, 460,000 restricted shares of common stock have been issued related to these agreements. The Company valued the shares at their grant date for a value of $1.50 per share for a total of $690,000 to be expensed over the estimated service period. A total of $300,000 and $306,667 was expensed during the year ended December 31, 2019 and 2018.

F-19

In addition, the Consulting Agreements provided that each consultant shall receive a bonus of an additional 150,000 restricted shares of Conversion Labs, Inc. common stock, plus an option to buy 200,000 shares of Conversion Labs, Inc. common stock at $1.00/share (including a cashless exercise feature) when CVLB PR has transferred to the Company at each of the following three (3) thresholds: $1,250,000, $2,000,000 and $3,000,000 for a total of 450,000 of restricted shares of Conversion Labs, Inc. common stock and options to purchase up to 600,000 shares of Conversion Labs, Inc. common stock at $1.00/share. As of December 31, 2018 no bonus shares have been issued and no options have been granted under this agreement.

Warrants

The following is a summary of outstanding and exercisable warrants:

	Warrants Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share
Balance at December 31, 2017	617,824	$1.00 – 2.00	1.5 years	2.00
Warrants Granted	498,261	1.40 – 2.00	7.5 years	1.45
Warrants Exercised	–	–	–	–
Warrants Expired	(70,978)	2.00 - 2.50	0 years	2.20
Balance at December 31, 2018	1,045,107	$1.00 - 2.50	2.99 years	$1.75
Warrants Granted	1,240,218	$1.40	9.84 years	1.40
Warrants Exercised	–	–	–	–
Warrants Expired	(20,000)	1.00 – 2.50	–	1.75
Balance at December 31, 2019	2,265,324	$1.00 – 2.50	6.69 years	$1.70

Exercisable December 31, 2018	1,045,107	$1.00 - 2.50	2.99 years	$1.55
Exercisable December 31, 2019	2,066,049	$1.00 - 2.50	6.24 years	$1.70

In March 2018, the Company issued 20,000 warrants to purchase shares of common stock with an exercise price of $2.50 per share, in relation to royalty license agreement. These warrants are fully vested and expire in ten years.

In May 2018, the Company issued 478,261 warrants to purchase shares of common stock with an exercise price of $1.40 per share, in relation to an issuance of convertible notes payable. These warrants are fully vested and expire in five years.

Warrants outstanding and exercisable amounted to 1,045,107 and 617,824 at December 31, 2019 and 2018, respectively. The weighted average exercise price of warrants outstanding at December 31, 2019 and 2018 is $1.75 and $2.00, respectively. The warrants expire at various times between December 2017 and September 2019.

On October 25, 2018, the Company’s board of directors unanimously decided to amend warrants with a two-year term issued to warrant holders issued between January 2017 and March 2017 with an exercise price of $2.00 per share. The Company amended the warrants to provide for an additional three-year term to warrant holders as consideration for them entering into a call agreement with the Company, so that when the Company’s common stock trades above or over $3.75 per share for at least ten consecutive days. The Company has repriced the grant date fair value during 2018 and recognized additional expense as stock-based compensation of approximately $128,000.

F-20

In May 2019, the Company issued 217,391 warrants to purchase shares of common stock with an exercise price of $1.40 to Bertrand Velge, a board member. The warrants will vest monthly over a four year period and expire in five years.

On August 15, 2019, the Company entered into securities purchase agreements with three accredited investors (each an “Investor,” collectively, the “Investors”). Pursuant to the terms of the Purchase Agreements, the Company issued and sold to the Investors convertible promissory notes for the aggregate original principal amount of $1,291,500 (the “Notes”), and warrants to purchase up to 935,870 shares of the Company’s common stock (the “Warrants,”). The Warrants are immediately exercisable and have a term of ten years. The Warrants are exercisable at a price per share of $0.28, subject to adjustment as described herein and contain a cashless exercise mechanism.

The fair value of warrants granted (or extended) during the years ended December 31, 2019 and 2018, was estimated on the date of grant (or extension) using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2019	2018
Expected volatility	123.4% - 195.7%	191% - 196%
Risk free interest rate	1.42% - 2.58%	2.44% - 2.58%
Expected dividend yield	-	-
Expected warrant term (in years)	2.0 - 5.0	3.0 - 5.0
Weighted average grant date fair value	$0.22	$0.21 – 0.22

Stock Based Compensation

The total stock-based compensation expense related to Service-Based Stock Options, Performance-Based Stock Options and Warrants issued for service amounted to $733,215 and $834,191 for the years ended December 31, 2019 and 2018, respectively. Such amounts are included in general and administrative expenses in the consolidated statement of operations.

NOTE 10 – LEASES

The Company primarily leases office space and other equipment using month to month terms. Conversion Labs PR utilizes office space in Puerto Rico which is subleased from Mr. Schreiber (the Company’s President and CEO) on a month to month basis and incurs expense of approximately $4,000 a month for this office space.

The Company started paying $95 per month to WeWork for a mailing address and the ability to lease conference space on-demand at their locations worldwide. This lease is considered month to month. The Company incurred $900 of expenses for the year ended December 31, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes all existing guidance on accounting for leases in ASC Topic 840. ASU 2016-02 is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. ASU 2016-02 will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of income. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We have reviewed ASC 842 and have determined the following impact on our financial statements:

2019
Right of Use Asset	23,625
Lease liability	29,978

In February 2018, the Company entered into a 3-year agreement to lease office space in Huntington Beach, California beginning on March 2, 2018. The rent is payable on a monthly basis in the amount of $2,106 for the first twelve months, $2,149 for the second twelve months and $2,235 for the third twelve months. A security deposit of $2,235 was paid for this lease. The Company has classified this as an operating lease and have recorded the straight-line lease expense in the accompanying statement of operations. Total rent expense for the years ended December 31, 2019 and 2018, was $130,416 and $77,033, respectively.

F-21

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Royalty Agreements

On September 1, 2016 CVLB PR entered into a sole and exclusive license, royalty and advisory agreement with Pilaris Laboratories, LLC (“Pilaris”) relating to Pilaris’ PilarisMax shampoo formulation and conditioner. The term of the agreement will be the life of the US Patent held by Pilaris. As consideration for granting CVLB PR this license, Pilaris will receive on quarterly basis, 10% of the net income collected by the licensed products based on the following formula: Net Income = total income – cost of goods sold – advertising and operating expenses directly related to the marketing of the licensed products. In addition, CVLB PR shall pay Pilaris a performance fee of $50,000 on the 180-day anniversary of the agreement and an additional $50,000 performance fee on the 365-day anniversary of the agreement. For the year ended December 31, 2018, the Company capitalized the license fee in the amount of $100,000, as the purchase of the fee is deemed an asset purchase under ASC 805. In April 2017, the Company issued 43,478 shares of common stock and 21,739 warrants, pursuant to a subscription agreement, for the stated consideration and satisfaction of obligation to pay $50,000 on the 180-day anniversary of the execution of this agreement. For the year ended December 31, 2019 and 2018, the Company recognized $78,629 and $98,408, respectively in royalty expense related to this agreement. As of December 31, 2019 and 2018, the $0and $18,994, respectively was included in accounts payable and accrued expenses in regard to this agreement.

On March 26, 2018, the Company entered into a license agreement (the “Agreement”) with M.ALPHABET, LLC (“Alphabet”), pursuant to which Alphabet agreed to license its PURPUREX business which consists of methods and compositions developed by Licensor for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising (the “Product Line”). Pursuant to the license granted under the Agreement, Conversion Labs PR obtains an exclusive license to incorporate (i) any intellectual property rights related to the Product Line and (ii) all designs, drawings, formulas, chemical compositions and specifications used or useable in the Product Line into one or more products manufactured, sold, and/or distributed by Alphabet for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising and for all other fields of use or purposes (the “Licensed Product(s)”), and to make, have made, advertise, promote, market, sell, import, export, use, offer to sell and distribute the Licensed Product(s) throughout the world with the exception of China, Hong Kong, Japan, and Australia (the “License”).

The Company shall pay Alphabet a royalty equal to 13% of Gross Receipts (as defined in the Agreement) realized from the sales of Licensed Products. Further, so long as the Agreement is not previously terminated, the Company, also agreed to pay Alphabet $50,000 on the 120-day anniversary of the Agreement and an additional $50,000 on the 360-day anniversary of the Agreement.

Upon execution of the Agreement, Alphabet will be granted a 10-year option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.50. Further, if Licensed Products have gross receipts of $7,500,000 in any calendar year, the Company will grant Alphabet an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.50; (ii) if Licensed Products have gross receipts of $10,000,000 in any calendar year, the Company will grant Alphabet an additional option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.50 and (iii) If Licensed Products have gross receipts of $20,000,000 in any calendar year, the Company will grant Alphabet an option to purchase 40,000 shares of the Company’s common stock at an exercise price of $3.75.

Employment and Consulting Agreements

The Company has entered into various agreements with officers, directors, employees and consultants that expire in one to five years. The agreements provide for annual compensation of up to $145,000 and the issuance of stock options, at exercise prices of $2.00 and $4.00, to purchase 880,000 shares of common stock issuable upon the Company’s revenue exceeding $5,000,000 and $10,000,000, as defined. In addition, the agreements provide for bonus compensation to these individuals aggregating up to 15% (with no individual having more than 5%) of the Company’s pretax income.

F-22

In August 2017, the Company entered into a Professional Service Agreement with Acorn Management Partners L.L.C. (“Acorn”) for financial advisory, strategic business planning and other investor relation services for one-year effective August 8, 2017. During the term of the Agreement, Acorn shall receive $7,500 cash monthly. As additional compensation, the Company shall issue within five (5) days of signing 20,000 shares of the Company’s common stock and upon each three (3) month period thereafter during the term of the Agreement an additional 20,000 shares of the Company’s common stock for a total of 80,000 shares of the Company’s common stock.

Legal Matters

In the normal course of business operations, the Company may become involved in various legal matters. At December 31, 2018, the Company’s management does not believe that there are any potential legal matters that could have an adverse effect on the Company’s financial position.

NOTE 11 – RELATED PARTY TRANSACTONS

Other

Certain related party transactions were incurred by the legacy business that was sold in February 2018, including reimbursement of home office expenditures to the Company’s former President and CEO, employment of the Company’s former President and CEO’s wife, and legal and business advisory services provided by one of the Company’s directors.

Chief Executive Officer

JLS Ventures LLC, owned by our current CEO, provides credit card processing services through one or more merchant banks. JLS Ventures LLC did not receive any compensation for these services. As compensation, the Company issued 180,000 shares of common stock valued at $432,000. The Company is recognizing the expense over the term of the agreement. In May 2018, the Company issued 200,000 shares of common stock valued at $230,000 to JLS Ventures, LLC, for services. The Company also committed to issue an additional 200,000 shares of common stock on January 1, 2019 valued in the aggregate amount of $230,000 if JLS Ventures met the service requirement specified in the agreement. These 400,000 shares serve as the compensation for Mr. Schreiber for his services as CEO of the Company. The Company is recognizing the expense for the issuances over the twenty-four-month term of the agreement. For the year ended December 31, 2019 and 2018, $374,000 and $172,500 have been expensed and included in general and administrative expenses on the consolidated statement of operations.

On November 20, 2017, the Company entered into an agreement (the “Agreement”) with JOJ Holdings, LLC (“JOJ”). Pursuant to the terms of the Agreement, Immudyne purchased 2,000,000 shares (post-split from a 2:1 forward split on January 16, 2018) of Blockchain Industries, Inc. (“BCII”) from JOJ. The Agreement was amended on December 8, 2017 and again on March 9, 2018. In consideration for the purchase, Immudyne agreed to issue one (1) share of Immudyne common stock to JOJ for every dollar Immudyne realizes from gross proceeds on the sale of shares of BCII purchased pursuant to the Agreement, up to a total maximum aggregate amount of 5,000,000 shares. The Company has 3 years to sell the shares of BCII and has agreed not to sell more than 20% of the 30-day average daily trading volume of BCII. Justin Schreiber, the Company’s President and CEO, is the President and owner of JOJ. The transaction was determined not to meet the criteria for recognition as an exchange transaction, therefore no asset or liability has been recorded in the financial statements.

CVLB PR utilizes office space in Puerto Rico which is subleased from Mr. Schreiber (President and CEO) incurs expense of approximately $4,000 to $5,000 a month for this office space for which the Company and the CEO do not have a written lease agreement. Payments to JLS ventures for rent on CVLB PR’s Puerto Rico office space amounted to $52,000 and $48,000 for the year ended December 31, 2019 and 2018, respectively.

Conversion Labs PR utilizes BV Global Fulfillment, owned by a related person of the Company’s current Chief Executive Officer to warehouse a majority of the Company’s finished goods inventory and for fulfillment services. The Company pays a monthly fee of $13,000 to $16,000 per month and reimburses BV Global Fulfillment for their direct costs associated with shipping the Company’s products. These services amounted to $1,085,114 and $97,477 for the years ended December 31, 2019 and 2018, respectively, for these services. As of December 31, 2019 and 2018, the Company owed BV Global Fulfillment $53,026 and $39,171, respectively which are included in accounts payable and accrued liabilities on the accompany consolidated balance sheets.

F-23

NOTE 12 – SUBSEQUENT EVENTS

Other than the events below, the Company has evaluated subsequent events through the date these financial statements were issued and has determined that none exist as of the date of this filing.

Effective January 21, 2020, the Company amended its Certificate of Incorporation, by filing a certificate of amendment of certificate of incorporation (the “Certificate”) with the Secretary of State of Delaware, to effect the authorization of 5,000,000 shares of blank check preferred stock (the “Blank Check Preferred”) and to further effect the designation of 2,000,000 shares as 13% Cumulative Redeemable Perpetual Series A Preferred Stock (the “Series A Preferred”), a new class of stock having the designations, rights and preference set forth in such Certificate, all as approved an authorized by the Board. As reflected in such Certificate, the Company’s 5,000,000 authorized shares of preferred stock are comprised of 2,000,000 shares of Series A Preferred stock, and 3,000,000 shares of undesignated preferred stock for which the Board is authorized to determine the number of series into which such undesignated shares may be divided, the number of shares within each series, and the designations, rights and preferences associated with such shares.

The Series A Preferred shares shall have a stated value of $25 per share (the “Stated Value”), and Series A Preferred holders shall be entitled to receive dividends at a rate of 13% of the Stated Value per share per annum. The Series A Preferred shares shall not have voting rights, except for on each matter which Series A Preferred holders are entitled to vote as a separate class in which case each Series A Preferred Holder shall be entitle to one vote per share of Series A Preferred. The Company retains an optional right to redeem the shares of Series A Preferred commencing on the third anniversary of the date of issuance of each shares of Series A Preferred.

On February 25, 2020, the Company, and Alpha Capital Anstalt (“Alpha”) entered into a Note Repayment and Warrant Amendment Agreement (the “2019 Alpha Amendment”) whereby the Company agreed to (i) repay the outstanding balance of the Convertible Promissory Note issued in favor of Alpha on August 15, 2019 (the “2019 Alpha Note”) in the amount of $520,000, including principal and interest and (ii) amend the exercise price of the warrant (the “Alpha 2019 Warrant”) issued to Alpha in connection with the 2019 Alpha Note on August 15, 2019. The Alpha 2019 Warrant originally provided for the purchase of up to 365,217 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been issued as of the date of the 2019 Alpha Amendment. Pursuant to the terms of the 2019 Alpha Warrant and in connection with the 2019 Alpha Amendment, the Company revised the exercise price of the Alpha 2019 Warrant from $1.40 per share to $0.68 per share and increased the number of shares issuable under the Alpha 2019 Warrant from 365,217 to 757,488 shares.

On February 25, 2020, the Company, and Brio Capital Master Fund, Ltd. (“Brio”) entered into a Note Repayment and Warrant Amendment Agreement (the “2019 Brio Amendment “) whereby the Company agreed to (i) repay the outstanding balance of the Convertible Promissory Note issued in favor of Brio on August 15, 2019 (the “2019 Brio Note”) in the amount of $162,500, including principal and interest and (ii) amend the exercise price of the warrant (the “2019 Brio Warrant”) issued to Brio in connection with the 2019 Brio Note on August 15, 2019. The Brio 2019 Warrant originally provide for the purchase of up to 114,130 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been issued as of the date of the 2019 Brio Amendment. Pursuant to the terms of the 2019 Brio Warrant and in connection with the 2019 Brio Amendment, the Company revised the exercise price of the 2019 Brio Warrant from $1.40 per share to $0.68 per share and increased the number of shares issuable under the 2019 Brio Warrant from 114,130 to 236,715 shares.

On February 25, 2020, the Company, and Brio entered into a Warrant Amendment Agreement (the “2018 Brio Warrant Amendment”) to amend the exercise price of the warrant issued to Brio on May 29, 2018 (the “Brio 2018 Warrant”). The Brio 2018 Warrant originally provided for the purchase of up to 86,957 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been issued as of the date of the 2018 Brio Warrant Amendment. Pursuant to the 2018 Brio Warrant Amendment, the Company agreed to revise the exercise price of the 2018 Brio Warrant from $1.40 per share to $0.68 per share and increased the number of shares issuable under the 2018 Brio Warrant from 86,957 to 93,398 shares.

F-24

CONVERSION LABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2020	December 31, 2019

ASSETS

Current Assets
Cash	$916,637	$1,106,624
Accounts receivable, net	414,342	97,448
Product deposit	1,093,388	150,000
Inventory, net	1,858,545	950,059
Other current assets	370,078	442,971
Total Current Assets	4,652,990	2,747,102

Non-current assets
Right of use asset, net	18,173	23,625
Capitalized Software, net	334,585	-
Intangible assets, net	423,743	675,452
Total non-current assets	776,501	699,077

Total Assets	$5,429,491	$3,446,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$7,269,145	$3,051,156
Notes payable, net	1,754,143	814,734
Contract liabilities	412,616	109,552
Total Current Liabilities	9,435,904	3,975,442

Long-term Liabilities
Lease Liability	28,241	29,978
Contingent consideration on purchase of LegalSimpli	100,000	500,000
Liability to issue common stock	218,848	-
Series B Preferred Stock - put liability	3,541,137	-
Deferred tax liability	70,000	70,000
Total Liabilities	13,394,130	4,575,420

Commitments and contingencies (Note 7)

Stockholders’ Deficit
Preferred Stock, $0.0001 per value; 4,996,500 and 5,000,000 shares authorized
Series B Preferred Stock, $0.0001 per value; 5,000 and 0 shares authorized, 3,500 and 0 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	-	-
Common stock, $0.01 par value; 100,000,000 shares authorized, 15,634,962 and 10,680,730 shares issued, 15,531,922 and 10,577,690 outstanding as of September 30, 2020 and December 31, 2019, respectively	156,349	106,807

Additional paid-in capital	40,614,348	15,663,626
Accumulated deficit	(47,901,176)	(16,594,917)
	(7,130,479)	(824,484)
Treasury stock, 103,040 and 103,040 shares, at cost	(163,701)	(163,701)
Total Conversion Labs, Inc. Stockholders’ Deficit	(7,294,180)	(988,185)

Non-controlling interest	(670,459)	(141,056)

Total Stockholders’ Deficit	(7,964,639)	(1,129,241)

Total Liabilities and Stockholders’ Deficit	$5,429,491	$3,446,179

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-25

CONVERSION LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Product revenues, net	$9,433,136	$2,461,765	$20,258,750	$7,309,524
Software revenues, net	1,567,627	664,962	4,136,608	1,214,600
Service revenues, net	5,000	-	5,000	-
Total Revenues, net	11,005,763	3,126,727	24,400,358	8,524,124

Cost of product revenue	2,338,831	612,072	5,800,992	1,811,938
Cost of software revenue	396,105	68,009	883,791	201,327
Cost of revenues	2,734,936	680,081	6,684,783	2,013,265

Gross Profit	8,270,827	2,446,646	17,715,575	6,510,859

Expenses
Selling & marketing expenses	10,528,833	2,073,016	21,669,046	5,580,276
General and administrative expenses	17,589,366	929,471	20,096,893	2,034,067
Operating expenses	336,001	216,065	663,752	700,225
Customer service expenses	230,788	140,579	488,455	408,795
Development Costs	118,346	61,221	288,813	157,736
Total expenses	28,803,334	3,420,352	43,206,959	8,881,099

Operating Loss	(20,532,507)	(973,706)	(25,491,384)	(2,370,240)

Interest expense, net	(291,096)	(130,936)	(1,313,010)	(430,956)

Loss from operations before provision for income taxes	(20,823,603)	(1,104,642)	(26,804,394)	(2,801,196)

Provision for income taxes	-	-	-	-

Net Loss	(20,823,603)	(1,104,642)	(26,804,394)	(2,801,196)

Net (loss) attributable to noncontrolling interests	(201,233)	(160,838)	(408,180)	(375,540)

Net loss attributable to Conversion Labs, Inc.	$(20,622,370)	$(943,804)	$(26,396,214)	$(2,425,656)

Deemed distribution to holders of common and Series B Preferred stock	(3,573,636)	-	(4,716,021)	-

Net loss attributable to Conversion Labs, Inc. common stockholders	$(24,196,006)	$(943,804)	$(31,112,235)	$(2,425,656)

Basic loss per share attributable to Conversion Labs, Inc. common stockholders	$(1.65)	$(0.09)	$(2.47)	$(0.25)
Diluted loss per share attributable to Conversion Labs, Inc. common stockholders	$(1.65)	$(0.09)	$(2.47)	$(0.25)

Weighted Average number of common shares outstanding:
Basic	14,674,693	10,134,968	12,581,401	9,627,093
Diluted	14,674,693	10,134,968	12,581,401	9,627,093

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-26

CONVERSION LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

	Conversion Labs, Inc.
			Additional
	Common Stock		Paid-in	Accumulated	Treasury		Noncontrolling
	Shares	Amount	Capital	(Deficit)	Stock	Total	Interest	Total

Balance at December 31, 2019	10,680,730	$106,807	$15,663,626	$(16,594,917)	$(163,701)	$(988,185)	$(141,056)	$(1,129,241)

Stock compensation	-	-	95,900	-	-	95,900	-	95,900
Cashless exercise of warrants	147,858	1,479	(1,479)	-	-	-	-	-
Distribution to non-controlling interest	-	-	-	-	-	-	(36,000)	(36,000)
Deemed dividend from down-round provision in common stock shares yet to be issued	-	-	-	(106,519)	-	(106,519)	-	(106,519)
Deemed dividend from warrant price adjustments	-	-	1,142,385	(1,142,385)	-		-	-
Net (loss)	-	-	-	(2,394,728)	-	(2,394,728)	(138,816)	(2,533,544)

Balance at March 31, 2020	10,828,588	108,286	16,900,432	(20,238,549)	(163,701)	(3,393,532)	(315,872)	(3,709,404)

Stock issued for services	50,000	500	34,700	-	-	35,200	-	35,200
Stock compensation	-	-	438,575	-	-	438,575	-	438,575
Cashless exercise of warrants	843,240	8,432	(8,432)	-	-	-	-	-
Sale of common stock	294,120	2,941	247,059	-	-	250,000	-	250,000
Shares issued for share liability (proceeds received for prior period)	2,196,740	21,967	1,704,033	-	-	1,726,000	-	1,726,000
Distribution to non-controlling interest	-	-	-		-	-	(85,223)	(85,223)
Deemed dividend from down-round provision in common stock shares yet to be issued	-	-	-	(87,505)	-	(87,505)	-	(87,505)
Net (loss)	-	-	-	(3,379,116)	-	(3,379,116)	(68,131)	(3,447,247)

Balance June 30, 2020	14,212,688	142,126	19,316,367	(23,705,170)	(163,701)	(4,410,378)	(469,226)	(4,879,604)

Stock compensation	-	-	16,376,933	-	-	16,376,933	-	16,376,933
Sale of warrants	-	-	25,000	-	-	25,000	-	25,000
Exercise of warrants	379,957	3,800	618,963	-	-	622,763	-	622,763
Exercise of stock options	335,600	3,356	297,044	-	-	300,400	-	300,400
Cashless exercise of stock options	331,270	3,313	(3,313)	-	-	-	-	-
Shares issued for share liability (proceeds received for prior period)	375,447	3,754	409,718	-	-	413,472	-	413,472
Deemed dividend from warrant price adjustments			73,636	(73,636)		-	-	-
Deemed dividend from warrants issued and BCF with Series B Preferred Stock	-	-	3,500,000	(3,500,000)	-	-	-	-
Net (loss)	-	-	-	(20,622,370)	-	(20,622,370)	(201,233)	(20,823,603)

Balance September 30, 2020	15,634,962	$156,349	$40,614,348	$(47,901,176)	$(163,701)	$(7,294,180)	$(670,459)	$(7,964,639)

	Conversion Labs, Inc.
			Additional
	Common Stock		Paid-in	Accumulated	Treasury		Noncontrolling
	Shares	Amount	Capital	(Deficit)	Stock	Total	Interest	Total

Balance at December 31, 2018	9,156,461	$91,564	$13,110,507	$(12,140,670)	$(163,701)	$897,700	$(77,962)	$819,738

Stock issued for services	20,000	200	15,800			16,000		16,000
Stock compensation	200,000	2,000	152,600			154,600		154,600
Distributions to non-controlling interest						-	(34,298)	(34,298)
Net loss				(663,747)		(663,747)	(69,816)	(733,563)

Balance at March 31, 2019	9,376,461	93,764	13,278,907	(12,804,417)	(163,701)	404,553	(182,076)	222,477

Agreement to issue shares for non-controlling interest in CVLB PR				(1,319,408)		(1,319,408)	412,377	(907,031)
Stock compensation			218,460			218,460		218,460
Net loss				(818,104)		(818,104)	(144,886)	(962,990)

Balance June 30, 2019	9,376,461	93,764	13,497,367	(14,941,929)	(163,701)	(1,514,499)	85,415	(1,429,084)

Agreement to issue shares for non-controlling interest in CVLB PR	1,000,000	10,000	890,000	2,361		902,361	4,668	907,029
Stock compensation			166,955			166,955		166,955
Warrants issued in conjunction with stock			20,825			20,825		20,825
Warrants issued in conjunction with debt			569,146			569,146		569,146
Purchase of common stock	304,269	3,045	326,131			329,176		329,176
Distributions to non-controlling interest						-	(27,327)	(27,327)
Net loss				(943,804)		(943,804)	(160,838)	(1,104,642)

Balance September 30, 2019	10,680,730	$106,809	$15,470,424	$(15,883,372)	$(163,701)	$(469,840)	$(98,082)	$(567,922)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-27

CONVERSION LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(26,804,394)	$(2,801,196)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt discount	817,118	324,448
Amortization of capitalized software	36,001	-
Amortization of intangibles	251,709	251,709
Acceleration of debt discount	500,145	4,536
Bad debt expense	58,470	-
Sales return and allowances	211,000	40,000
Inventory reserves	44,981	-
Operating Lease Payments	3,715	-
Liability to issue shares for services	32,500	16,000
Stock issued for services	35,200	-
Stock compensation expense	16,898,733	540,015
Changes in Assets and Liabilities
Accounts receivable	(586,364)	(6,201)
Product deposit	(943,388)	(18,511)
Inventory	(953,467)	275,091
Other current assets	72,893	154,057
Deferred revenue	303,064	158,255
Deferred tax liability	-	(4,000)
Accounts payable and accrued expenses	4,426,702	1,158,293
Net cash (used in) provided by operating activities	(5,595,382)	92,496

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for capitalized software costs	(330,586)	-
Payment to seller for contingent consideration	(400,000)	(500,000)
Net cash used in investing activities	(730,586)	(500,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash proceeds from Series B Preferred Stock	2,892,500	-
Proceeds from convertible notes payable	2,350,000	1,126,250
Cash proceeds from sale of common stock	2,338,349	-
Cash proceeds from exercise of warrants	622,763	-
Cash proceeds from exercise of options	300,400	-
Cash proceed from sale of warrants	25,000	-
Payment of debt issuance costs	(15,000)	-
Distributions to non-controlling interest	(121,223)	(61,626)
Proceeds from note payable	242,000	-
Repayment of notes payable	(2,498,808)	(345,000)
Purchase of shares and warrants	-	349,999
Debt issuance costs	-	(61,320)
Net cash provided by financing activities	6,135,981	1,008,303

Net (decrease) increase in cash	(189,987)	600,799

Cash at beginning of the period	1,106,624	180,093

Cash at end of the period	$916,637	$780,892

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$592,961	$324,372

Issuance of company stock for investment in subsidiary	$-	$900,000
Cashless exercise of warrants	$49,551	$-
Deemed dividend from warrant price adjustments	$1,216,021	$-
Deemed distribution from warrants issued with Series B Preferred Stock	$3,500,000	$-
Stock yet to be issued for capitalized costs	$40,000	$-
Deemed distribution from down-round provision on unissued shares	$194,022	$-
Liability to issue common stock	$76,348	$-
Debt issuance costs for liability to issue shares	$219,450	$-
Conversion of convertible note payable and interest for Series B Preferred Stock	$607,500	$-
Stock issued for capitalized costs	$12,675	$-
Warrants issued in relation to debt	$-	$569,147

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-28

CONVERSION LABS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Nature of Business

Conversion Labs, Inc. (the “Company”), was formed in the State of Delaware on May 24, 1994, under our prior name, Immudyne, Inc. We changed our name to Conversion Labs, Inc. on June 22, 2018. Further, in connection with changing its name, the Company changed its trading symbol to CVLB. On April 1, 2016, our majority-owned subsidiary, Immudyne PR LLC (“Immudyne PR”), which was initially organized for the purpose of forming a joint venture with the original owners of one of our skincare products, amended and restated its operating agreement whereby we increased our ownership and voting interest in Immudyne PR to 78.2%. Concurrent with the name change of the parent company to Conversion Labs, Inc. completed in 2018, Immudyne PR was renamed to Conversion Labs PR LLC (now known as “Conversion Labs PR”, and/or “CLPR”). On April 25, 2019, the operating agreement of Conversion Labs PR was amended and restated in its entirety after acquiring the remaining minority interest in the Conversion Labs PR, which is now a wholly-owned subsidiary of the Company.

The Company is a direct-to-consumer response healthcare company that provides a convenient, cost-effective and smarter way for consumers to access high quality Over The Counter (OTC) products and prescription medications.

For the nine months ended September 30, 2020 the Company generated $20.3 million in revenue from sales of its branded products and $ 4.1 million in revenue from sales generated on its software platform. The Company has incurred operating losses since inception and has an accumulated deficit of $47.9 million as of September 30, 2020.

The U.S. healthcare system is undergoing a paradigm shift largely due to new technologies and the emergence of direct-to-consumer healthcare. The COVID-19 Pandemic has accelerated this paradigm shift across all facets of internet commerce activities. We believe the traditional model of visiting a doctor’s office, receiving a physical prescription, visiting a neighborhood pharmacy, and returning to see a doctor for follow up care or prescription refills is inefficient, costly to patients, and discourages many patients from seeking much needed medical care, as well as hindering prescription adherence. Direct-to-consumer telemedicine companies, like our Company, offer patients immediate and virtual treatment from licensed physicians, and the home delivery of prescription medications, devices and diagnostics bundled with over-the counter wellness products.

The worsening global COVID-19 pandemic occurring during the fall season of 2020, has resulted in significant, and heightened governmental measures being implemented to control the spread of COVID-19, and while we cannot predict their scope and severity, these developments and measures could materially and adversely affect our business beyond the initial positive impacts we recognized. As a result of the worsening pandemic, our results of operations and our financial condition could be negatively impacted.

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business and are taking steps to minimize its impact on our business. However, the extent to which COVID-19 impacts our business, results of operations or financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 or the effectiveness of actions taken to contain the pandemic or treat its impact, among others, including the timing and the likelihood of a successful vaccine.

Furthermore, if we or any of our significant supply vendors, with whom we engage were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially or negatively affected, which could have a material adverse impact on our business, results of operations and financial condition.

We have built a platform that allows us to efficiently launch telehealth and wellness product lines wherever we determine there is a market need. Our platform is supported by a driven team of digital marketing and branding experts, data analysts, designers, and engineers focused on building enduring brands

F-29

Business and Subsidiary History

In June 2018, Conversion Labs closed the strategic acquisition of 51% of LegalSimpli Software, LLC (“LegalSimpli”), a software as a service (SaaS) application for converting, editing, signing and sharing PDF documents. In addition to LegalSimpli’s growth business model, this acquisition added deep search engine optimization and search engine marketing expertise to the Company.

In early 2019, the Company had launched a service-based business under the name Conversion Labs Media LLC, which was to be used to run e-commerce marketing campaigns for other online businesses. However, this business initiative was terminated in early 2019 in order to focus on its core business as well as the expansion of our telehealth opportunities.

In June 2019, a strategic joint venture with GoGoMeds.com (GoGoMeds) was formed in order to help facilitate the launch of our telemedicine business. GoGoMeds is a nationwide pharmacy licensed to dispense prescription medications directly to consumers in all 50 states and the District of Columbia However, on August 7, 2020, the Company terminated its Strategic Partnership Agreement with GoGoMeds. The joint venture with GoGoMeds had not initiated activities, and its termination did not have an impact on the Company’s operations.

Conversion Labs Rx, LLC (“CVLB Rx”), a Puerto Rico limited liability company, had no activity during the nine months ended September 30, 2020 and was dissolved during the period.

Unless otherwise indicated, the “Company” refers Conversion Labs, Inc. (formerly known as Immudyne, Inc.), our wholly owned subsidiary Conversion Labs PR, LLC (“Conversion Labs PR”, formerly known as Immudyne PR LLC), a Puerto Rico limited liability company and our majority-owned subsidiary LegalSimpli Software, LLC, a Puerto Rico limited liability company (“LegalSimpli”). Unless otherwise specified, all dollar amounts are expressed in United States dollars.

Reverse Stock Split

On October 9, 2020, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Delaware (the “Amendment”) in order to effectuate a 1-for-5 reverse stock split of the Company’s issued and outstanding shares of common stock (the “Reverse Split” or “Split”). The Reverse Split was approved by the Financial Industry Regulatory Authority (FINRA) and became effective in the market on October 14, 2020 (the “Effective Date”). All references to common shares and common share data in these unaudited financial statements and elsewhere in this Form 10-Q as of September 30, 2020, and for the three and nine-months then ended, reflect the Reverse Stock Split.

Liquidity

The Company has funded operations in the past through the sales of its products, issuance of common stock and through loans and advances from officers and directors. The Company’s continued operations are dependent upon obtaining an increase in its sale volumes and the continued financial support from officers and directors, obtaining funding from third-party sources or the issuance of additional shares of common stock. See Subsequent Event Note 9 for a further discussion of a private placement offering, which closed on November 3, 2020, yielding approximately $13.2 million in net proceeds to the Company after deduction of placement fees and other offering expenses. The Company intends to use the net proceeds to expedite growth initiatives, as well as for general corporate purposes.

Going Concern Evaluation

The accompanying unaudited financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2020, the Company has an accumulated deficit approximating $47.9 million and has experienced significant losses from its operations.

F-30

Based on the Company’s cash balance as of September 30, 2020, and projected cash needs, management estimates that it will need an additional $7.2 million through the next 12 months. The Company has also closed a private placement offering, discussed in “Liquidity” above, and further in Note 9, “Subsequent Events”. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements were prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and are unaudited. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with US GAAP have been condensed or omitted. The condensed consolidated balance sheet as of December 31, 2019 was derived from our audited financial statements but does not include all disclosures required by US GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission on March 30, 2020. The results of the three and nine months ended September 30, 2020 (unaudited) are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2020, nor the pending three month results ending December 31, 2020.

Principles of Consolidation

The Company evaluates the need to consolidate affiliates based on standards set forth in ASC 810 Consolidation (“ASC 810”).

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, CLPR and its majority owned subsidiary, LegalSimpli. The non-controlling interest in LegalSimpli represents the 49% equity interest held by other members of the subsidiary.

All significant intercompany transactions and balances have been eliminated in consolidation.

F-31

Use of Estimates

The Company prepares its unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates required to be made by management include the determination of reserves (if necessary) for accounts receivable, returns and allowances, useful life of intangible and right of use assets, the valuation of inventory and inputs into the provision for lease liabilities and stockholders’ equity-based transactions. Actual results could differ from those estimates.

The continuing impact on business activity brought about by the Coronavirus pandemic (“COVID-19”) continues to evolve, globally in macro terms, and in micro terms, as such affects the Company. As a result, many of our estimates and assumptions for the three and nine months ended September 30, 2020 were subject to an increased level of judgment and may carry a higher degree of variability and volatility. In future periods, subsequent to September 30, 2020, when additional information becomes available, which may differ from our current assumptions, may subject our estimates to material change in future periods.

Reclassifications

Certain reclassifications have been made to conform the prior year’s data to the current presentation. These reclassifications have no effect on previously reported operations, stockholders’ equity (deficit) or cash flows. Given the increase in the Company’s software business and to conform the Company’s presentation of operating results to industry standards, the Company has changed their categories for reporting operations, as result the Company has made reclassifications to the prior year presentation in order to conform it to the current periods’ presentation.

Revenue Recognition

The Company records revenue under the adoption of ASC 606 by analyzing exchanges with its customers using a five-step analysis:

1.	Identify the contract
2.	Identify performance obligations
3.	Determine the transaction price
4.	Allocate the transaction price
5.	Recognize revenue

For the Company’s product-based contracts with customers, the Company has determined that there is one performance obligation, which is the delivery of the product; this performance obligation is transferred at a discrete point in time. The Company generally records sales of finished products once the customer places and pays for the order, with the product being simultaneously shipped by a third-party fulfillment service provider; in limited cases, title does not pass until the product reaches the customer’s delivery site, in these limited cases, recognition of revenue should be deferred until that time, however the Company does not have a process to properly record the recognition of revenue if orders are not immediately shipped, and deems the impact to be immaterial. In all cases, delivery is considered to have occurred when title and risk of loss have transferred to the customer, which is usually commensurate upon shipment of the product. In the case of its product-based contracts, the Company provides a subscription sensitive service based on the recurring shipment of products and records the related revenue under the subscription agreements subsequent to receiving the monthly product order, recording the revenue at the time it fulfills the shipment obligation to the customer.

F-32

For its product-based contracts with customers, the Company records an estimate for provisions of discounts, returns, allowances, customer rebates and other adjustments for its product shipments, and are reflected as contra revenues in arriving at reported net revenues. The Company’s discounts and customer rebates are known at the time of sale, correspondingly, the Company reduces gross product sales for such discounts and customer rebates. The Company estimates customer returns and allowances based on information derived from historical transaction detail, and accounts for such provisions, as contra revenue, during the same period in which the related revenues are earned. The Company has determined that the population of its product-based contracts with customers are homogenous, supporting the ability to record estimates for returns and allowances to be applied to the entire product-based portfolio population. Customer discounts, returns and rebates on product revenues during the three months ended September 30, 2020 and 2019 approximated $823,000 and $219,000, respectively, and approximated $2,157,000 and $1,004,000, respectively, during the nine months ended September 30, 2020 and 2019.

The Company, through its majority-owned subsidiary LegalSimpli, offers a subscription based service providing a suite of software applications to its subscribers, principally on a monthly subscription basis. The software suite allows the subscriber/user to convert almost any type of document to another electronic form of editable document, providing ease of editing. For these subscription-based contracts with customers, the Company offers an initial 14-day trial period which is billed at $1.95, followed by a monthly subscription, or a yearly subscription to the Company’s software suite dependent on the subscriber’s enrollment selection. The Company has estimated that there is one product and one performance obligation that is delivered over time, as the Company allows the subscriber to access the suite of services for the time period of the subscription purchased. The Company allows the customer to cancel at any point during the billing cycle, in which case the customers subscription will not be renewed for the following month or year depending on the original subscription. The Company records the revenue over the customers subscription period for monthly and yearly subscribers or at the end of the initial 14 day service period for customers who purchased the initial subscription, as the circumstances dictate. The Company offers a discount for the monthly or yearly subscriptions being purchased, which is deducted at the time of payment at the initiation of the contract term, therefore the Contract price is fixed and determinable at the contract initiation. Monthly and annual subscriptions for the service are recorded net of the Company’s known discount rates. As of September 30, 2020 and December 31, 2019, the Company has accrued contract liabilities, as deferred revenue, of approximately $413,000 and $110,000, respectively, which represent obligations on in-process monthly or yearly contracts with customers and a portion attributable to the yet to be recognized initial 14-day trial period collections.

For the three and nine months ended September 30, 2020 and 2019, the Company had the following disaggregated revenue:

	Three Months September 30,		Nine Months September 30,
	2020	2019	2020	2019
Product revenues- CLPR:
Shapiro MD	$5,387,599	$2,203,361	$13,543,977	$6,784,487
Rex MD	4,008,687	-	6,524,247	-
iNR Wellness	19,875	224,730	139,129	458,324
Purpurex	16,973	7,108	47,290	17,340
Scarology	-	25,606	4,105	44,332
Other -misc. service	5,002	960	5,002	5,041
Total product revenue for CLPR	$9,438,136	$2,461,765	$20,263,750	$7,309,524

Software revenue:
LegalSimpli	1,567,627	664,962	4,136,608	1,214,600

Total net revenue	$11,005,763	$3,126,727	$24,400,358	$8,524,124

F-33

Accounts Receivable

Accounts receivable principally consist of amounts due from third-party merchant processors, who process our subscription revenues; the merchant accounts balance receivable represents the charges processed by the merchants that have not yet been deposited with the Company. The unsettled merchant receivable amount normally represents processed sale transactions from the final one to three days of the month, with collections being made by the Company within the first week of the following month. Management determines the need, if any, for an allowance for future credits to be granted to customers, by regularly evaluating aggregate customer refund activity, coupled with the consideration and current economic conditions in its evaluation of an allowance for future refunds and chargebacks. As of September 30, 2020 and 2019, the Company had an allowance for bad debt, attributable to single agent relationship amounting to $58,470 and $0, respectively. As of September 30, 2020 and December 31, 2019, the reserve for sales returns and allowances was approximately $294,000 and $83,000, respectively. As of September 30, 2019 and December 31, 2018, the reserve for sales returns and allowances was approximately $83,000 and $43,000, respectively. For all periods presented, as noted above, the sales returns and allowances were recorded as contra assets in arriving at presented accounts receivable, net. The Company has reevaluated the nature of the accounts and determined them to be liabilities.

Inventory

As of September 30, 2020 and December 31, 2019, inventory primarily consisted of finished goods related to the Company’s brands included in the product revenue section of the table above. Inventory is maintained at the Company’s third-party warehouse location, which is owned by a related party, in Pennsylvania and at Amazon fulfillment centers.

Inventory is valued at the lower of cost or net realizable value with cost determined on a first-in, first-out (“FIFO”) basis. Management compares the cost of inventory with the net realizable value and an allowance is made for writing down inventory to net realizable, if lower. As of September 30, 2020 and December 31, 2019, the Company recorded an inventory reserve in the amount of $57,481 and $12,500, respectively. The increase in our inventory reserve mainly is attributable to the lack of marketability for our INR Wellness product line.

As of September 30, 2020 and December 31, 2019, the Company’s inventory consisted of the following:

	September 30,	December 31,
	2020	2019

Finished Goods - Products	$1,759,519	925,017
Raw materials and packaging components	156,507	37,542
Inventory reserve	(57,481)	(12,500)
Total Inventory - net	$1,858,545	$950,059

Product Deposit

Many of our vendors require deposits when a purchase order is placed for goods or fulfillment services. These deposits typically range from 10% to 33% of the total purchased amount. Our vendors include a credit memo within their final invoice, recognizing the deposit amount previously paid. As of September 30, 2020, and December 31, 2019, the Company has approximately $1,093,000 and $150,000, respectively, of product deposits with multiple vendors for the purchase of raw materials or finished goods. The Company’s history of product deposits with its inventory vendors, creates an implicit purchase commitment equaling the total expected product acceptance cost in excess of the product deposit. As of September 30, 2020 and December 31, 2019, the Company approximates it’s implicit purchase commitments to be $2.2 million and $300,000, respectively. As of September 30, 2020, and December 31, 2019, the vast majority of these product deposits are with one vendor that manufacturers the Company’s finished goods inventory for its Shapiro hair care product line.

Capitalized Software Costs

The Company capitalizes certain internal payroll costs and third-party costs related to internally developed software and amortizes these costs using the straight-line method over the estimated useful life of the software, generally three years. The Company does not sell internally developed software other than through the use of subscription service. Certain development costs not meeting the criteria for capitalization, in accordance with Accounting Standards Codification (“ASC”) ASC 350-40 Internal-Use Software, are expensed as incurred. As of September 30, 2020 and 2019, the Company capitalized $334,585 and $0 related to internally developed software costs which is included in development costs on our statement of operations. As of September 30, 2020, these costs include $40,000 in capitalized stock based compensation for a third-party service provider. During the nine months ending September 30, 2020 and 2019, the Company amortized $36,001 and $0 of capitalized software costs, respectively.

F-34

Intangible Assets

Intangible assets are comprised of a customer relationship asset and purchased license with an estimated useful life of three years and indefinite life, respectively. Intangible assets are amortized over their estimated lives using the straight-line method. Costs incurred to renew or extend the term of recognized intangible assets are capitalized and amortized over the useful life of the asset.

Impairment of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances have indicated that an asset may not be recoverable and are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities (asset group). If the sum of the projected undiscounted cash flows (excluding interest charges) of an asset group is less than its carrying value and the fair value of an asset group is also less than its carrying value, the assets will be written down by the amount by which the carrying value of the asset group exceeded its fair value. However, the carrying amount of a finite-lived intangible asset can never be written down below its fair value. Any loss would be recognized in income from continuing operations in the period in which the determination is made.

Liability to Issue Common Stock

Liability to issue common stock represents liabilities of the Company for failing to issue shares of common stock timely to various consultants and or third-party investors in conjunction with various consulting, service, warrant or stock purchase agreements. As of September 30, 2020, the Company has a liability to issue 326,983 shares of common stock for $218,848 in fair value. During the nine months ended September 30, 3020, the Company received $2,338,349 in cash from investors which was recorded as a liability to issue shares until such time as the shares were issued. The number of shares of common stock pending issuance are fixed, with the corresponding liability subject to change pursuant to the share price at the time of issuance. The initial liability is established using the fair market value of the common stock price on the date of the agreement’s trigger resulting in the need to issue, or the purchase price specified in the stock purchase agreement, dependent on the circumstance.

Income Taxes

The Company files corporate federal, state and local tax returns. Conversion Labs PR and LegalSimpli file tax returns in Puerto Rico, both are limited liability companies and file separate tax returns with any tax liabilities or benefits passing through to its members.

The Company records current and deferred taxes in accordance with Accounting Standards Codification (“ASC”) 740, “Accounting for Income Taxes.” This ASC requires recognition of deferred tax assets and liabilities for temporary differences between tax basis of assets and liabilities and the amounts at which they are carried in the financial statements, based upon the enacted rates in effect for the year in which the differences are expected to reverse. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount expected to be realized. The Company periodically assesses the value of its deferred tax asset, a majority of which has been generated by a history of net operating losses and management determines the necessity for a valuation allowance. ASC 740 also provides a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken in a tax return. Using this guidance, a company may recognize the tax benefit from an uncertain tax position in its financial statements only if it is more likely-than-not (i.e., a likelihood of more than 50%) that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company’s tax returns for all years since December 31, 2016, remain open to audit by all related taxing authorities.

F-35

Stock-Based Compensation

The Company follows the provisions of ASC 718, “Share-Based Payment”. Under this guidance compensation cost generally is recognized at fair value on the date of the grant and amortized over the respective vesting or service period. The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. The expected option life is derived from assumed exercise rates based upon historical exercise patterns and represents the period of time that options granted are expected to be outstanding. The expected volatility is based upon historical volatility of the Company’s common shares using weekly price observations over an observation period that approximates the expected life of the options. The risk-free interest rate approximates the U.S. Treasury yield curve rate in effect at the time of grant for periods similar to the expected option life. Due to limited history of forfeitures, the estimated forfeiture rate included in the option valuation was zero.

Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is based on the weighted average number of shares outstanding during each period presented. Warrants and options to purchase common stock are included as common stock equivalents only when dilutive. Potential common stock equivalents are excluded from dilutive earnings per share when the effects would be antidilutive.

Common stock equivalents comprising shares underlying 5,931,158 options and warrants for the three and nine months ended September 30, 2020 have not been included in the loss per share calculations as the effects are anti-dilutive.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and the face amount of notes payable approximate fair value for all periods presented.

Concentrations of Risk

The Company grants credit in the normal course of business to its customers. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

The Company monitors its positions with, and the credit quality of, the financial institutions with which it invests. The Company, at times, maintains balances in various operating accounts in excess of federally insured limits.

We are dependent on certain third-party manufacturers, although we believe that other contract manufacturers could be quickly secured if any of our current manufacturers cease to perform adequately. As of September 30, 2020 and December 31, 2019, we utilized two (2) suppliers for fulfillment services, two (2) suppliers for manufacturing finished goods, one (1) supplier for packaging and bottles and one (1) supplier for labeling. For the three and nine months ended September 30, 2020 and the year ended December 31, 2019, we purchased 100% of our finished goods from two (2) manufacturers.

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting” that expands the scope of ASC Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of ASC Topic 718 to nonemployee awards except for certain exemptions specified in the amendment. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that fiscal year. This standard was adopted on January 1, 2019 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

F-36

In July 2017, the FASB issued ASU No. 2017-11, “Earnings Per Share (Topic 260) and Derivatives and Hedging (Topic 815)- Accounting for Certain Financial Instruments with Down Round Features” (“ASU 2017-11”). Equity-linked instruments, such as warrants and convertible instruments, may contain down round features that result in the strike price being reduced on the basis of the pricing of future equity offerings. Under ASU 2017-11, a down round feature will no longer require a freestanding equity-linked instrument (or embedded conversion option) to be classified as a liability that is remeasured at fair value through the income statement (i.e. marked-to-market). However, other features of the equity-linked instrument (or embedded conversion option) must still be evaluated to determine whether liability or equity classification is appropriate. Equity classified instruments are not marked-to-market. For earnings per share (“EPS”) reporting, the ASU requires companies to recognize the effect of the down round feature only when it is triggered by treating it as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in this ASU are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. This standard was adopted on January 1, 2020 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

Application of New or Revised Accounting Standards—Not Yet Adopted

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40); Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”)”, which addresses issues identified as a result of the complexities associated with applying U.S. GAAP for certain financial instruments with characteristics of liabilities and equity. This update addresses, among other things, the number of accounting models for convertible debt instruments and convertible preferred stock, targeted improvements to the disclosures for convertible instruments and earnings-per-share (“EPS”) guidance and amendments to the guidance for the derivatives scope exception for contracts in an entity’s own equity, as well as the related EPS guidance. This update applies to all entities that issue convertible instruments and/or contracts in an entity’s own equity. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted, but no earlier than for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. FASB specified that an entity should adopt the guidance as of the beginning of its annual fiscal year, or January 1, 2021, should the Company elect to early adopt. The Company is currently evaluating the impact the adoption of ASU 2020-06 could have on the Company’s financial statements and disclosures.

Other Recent Accounting Pronouncements

All other accounting standards updates that have been issued or proposed by the FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 – INTANGIBLE ASSETS

As of September 30, 2020, the Company has the following amounts related to intangible assets:

	Intangible Assets as at:
	September 30,	December 31,	Amortizable
	2020	2019	Life
Amortizable Intangible Assets
Customer Relationship Asset	$1,006,840	$1,006,840	3 years
Purchased Licenses	200,000	200,000
Less: Accumulated amortization	(783,097)	(531,388)
Total Net Amortizable Intangible Assets	$423,743	$675,452

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The aggregate amortization expense of the Company’s intangible assets for the three months ended September 30, 2020 and 2019 was approximately $83,903, respectively. The aggregate amortization expense of the Company’s intangible assets for the nine months ended September 30, 2020 and 2019 was approximately $251,709, respectively. Amortization expense for the remainder of 2020 and 2021 is $275,570 and $148,173, respectively.

NOTE 4 – NOTES PAYABLE

On May 29, 2018, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Alpha Capital Anstalt (“Alpha”) and Brio Capital Master Fund Ltd. (“Brio”), (collectively, the “2018 SPAs”). Pursuant to the terms of the Purchase Agreement, the Company issued and sold the 2018 SPAs senior secured convertible notes in the aggregate original principal amount of $550,000 (collectively, the “Alpha and Brio Notes”), and warrants to purchase up to 478,261 shares of the Company’s common stock (collectively the “Alpha and Brio Warrants”). The Alpha and Brio Notes matured on May 2019. Interest on the outstanding principal amount of the Alpha and Brio Notes had compounded annually at the annual rate of twelve percent (12%), subject to adjustments through to their maturity date. The Alpha and Brio Notes were convertible into the Company’s common stock, at the option of the holder, at any time following issuance, unless the conversion or share issuance under the conversion would cause the holder to beneficially own in excess of 4.99% of the Company’s common stock. The conversion price for the principal and interest, if any, in connection with voluntary conversion by the Holder shall be $1.15 per share of Common Stock, subject to adjustment as defined in the Alpha and Brio Notes. Alpha and Brio have converted $344,642 of these notes including $9,922 of interest as of December 31, 2019, leaving a balance of $187,308. As of September 30, 2020, these notes have been paid off.

On August 15, 2019, the Company entered into securities purchase agreements (the “August 2019 Purchase Agreements”) with two accredited investors, including Alpha and Brio. Pursuant to the terms of the August 2019 Purchase Agreements, the Company issued and sold to the investors convertible promissory notes for the aggregate original principal amount of $1,291,000 (collectively the “August 2019 Notes”), and warrants to purchase up to 935,870 shares of the Company’s common stock (the “August 2019 Warrants”). The August 2019 Notes matured on August 15, 2020 and accrued interest at a rate of twelve percent (12%) per annum, subject to adjustments, prior to maturity, as defined therein. The August 2019 Notes may be converted into shares of the Company’s common stock, at the discretion of the holder, at any time following issuance, unless the conversion or share issuance under the conversion would cause the holder to beneficially own shares in excess of 4.99% of the Company’s common stock. The conversion price for the principal and interest, if any, in connection with voluntary conversion by the investors shall be $1.15 per share of common stock, subject to adjustment as defined therein. In conjunction with the August 2019 Notes, the Company issued the August 2019 Warrants with an exercise price of $1.40 per share. The fair value of August 2019 Warrants was determined to be $569,147 based on the use of Black-Scholes pricing model. The August 2019 Warrants were evaluated by management and deemed to be equity-linked awards subject to ASC 810, Derivatives and Hedging. The August 2019 Notes contained an original issue discount of 20% or $215,250 which is the difference between the note’s face amount of $1,21,000 and the cash proceeds received from the investors. As part of this financing, the Company paid debt issuance costs $284,070 which are placed as a contra-debt account and were amortized over the life of the loan.

On February 25, 2020, the Company entered into a Note Repayment and Warrant Amendment Agreement with Alpha and Brio, whereby the Company agreed to repay the outstanding balance of Alpha and Brio’s August 2019 Notes in the amount of $1,291,000. As a result of this transaction, the Company accelerated debt discounts for warrants, issuance costs and original issue discount of $500,145, which was recognized through interest expense on the accompanying unaudited consolidated statement of operations. As of September 30, 2020 and December 31, 2019, the gross balance payable for these notes was $0 and $1,291,000, respectively. As of September 30, 2020 and December 31, 2019, the Company has cumulatively amortized $568,322 and $404,393 of the debt discounts costs including debt issuance costs, original issue discount, and discount for warrants issued in connection with the debt transaction, all of which is included in interest expense on the accompanying unaudited consolidated statement of operations. As of September 30, 2020 and December 31, 2019, the net balance payable for these notes was $0 and $627,426, respectively.

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On February 18, 2020, the Company entered into two purchase agreements (the “C6 Purchase Agreements”) for the purchase and sale of future revenue with C6 Capital, LLC (“C6”). Pursuant to the terms of the C6 Purchase Agreements, the Company issued and sold to C6 two loan agreements in the aggregate original principal amount of $1,020,000. These loans contain an original purchase discount of 18%, or $270,000, in total, or $135,000 per each of the two agreements. C6 paid $375,000 per loan agreement for a total of $750,000. The Company paid debt issuance costs to C6 of $7,500 per agreement, or $15,000 in total, which was placed as a contra-debt account and will be amortized over the life of the loan. The loan agreements require the Company to pay all future receipts of the Company without recourse until such time as the purchased amount has been repaid. The loan agreements require the Company to make a daily average payment of $8,094 during the term of such agreements. As of September 30, 2020, the Company has made $1,020,000 in principal payments under these loan agreements. As of September 30, 2020, the gross balance payable for these loan agreements was $0, and the balance of the loan net of discounts was $0. For the nine months ended September 30, 2020, the Company has amortized $285,000 of debt discount through interest expense on the accompanying unaudited statement of operations.

Beginning May 21, 2020 through May 27, 2020 the Company, issued convertible promissory notes (the “May 2020 Notes”) to five (5) accredited investors (each a “May 2020 Investor”, and collectively, the “May 2020 Investors”). The aggregate principal amount of the May 2020 Notes is $1,000,000 for which the Company received gross proceeds of $1,000,000. The May 2020 Notes were due and payable six months from the date of issuance. The May 2020 Notes entitle each holder to 12% interest upon Maturity, or $120,000. The May 2020 Notes may be converted into shares of the Company’s common stock at any time following the date of issuance at a conversion price of $2.50 per share, subject to adjustment. During the week ended November 6, 2020, all accredited investors exercised their conversion rights under the May 2020 Notes. The Company is preparing to issue the underlying shares effective November 12, 2020.

As an inducement to enter into the transaction, the Company issued an aggregate of 133,000 shares of the Company’s restricted common stock to the May 2020 Investors. In the event of a default, the outstanding balance of the May 2020 Notes shall increase to 130% and shall become immediately due and payable upon notice to the Company.

In June 2020, the Company and its subsidiaries received loans in the aggregate amount of approximately $242,000 (the “PPP Loan”) under the new Paycheck Protection Program legislation administered by the U.S. Small Business Administration. These loans bear interest at one percent per annum (1.0%) and mature five years from the date of the first disbursement. The proceeds of the PPP Loan must be used for payroll costs, lease payments on agreements entered into before February 15, 2020 and utility payments under lease agreements entered into before February 1, 2020. At least 60% of the proceeds must be used for payroll costs and certain other expenses and no more than 40% may be used on non-payroll expenses. Proceeds from the PPP Loan used by the Company for the approved expense categories may be fully forgiven by the Small Business Administration if the Company satisfies applicable employee headcount and compensation requirements. The Company currently believes that a majority of the PPP Loan proceeds will qualify for debt forgiveness; however, there can be no assurance that the Company will qualify for forgiveness from the Small Business Administration until it occurs. As at September 30, 2020, the $242,000 PPP loan proceeds are reflected on the Company’s balance sheet as current liabilities, within loans payable.

On July 27, 2020, the Company issued a secured convertible promissory note in the principal amount of up to $1,500,000 to an accredited investor. The Company received $600,000 in aggregate gross proceeds. Any additional advances under this note would require the approval of the lender in its sole discretion. This note accrues interest at a rate of one and one-quarter percent (1.25%) per month and carried a maturity date of January 24, 2021. The note balance of $607,500, including accrued interest of $7,500, was repaid in full on August 28, 2020 with the issuance of Series B Convertible Preferred Stock (see Note 5).

Total interest expense on notes payable, inclusive of amortization of debt discounts, amounted to $1,313,010 and $430,956 for the nine months ended September 30, 2020 and 2019, respectively. Total interest expense on notes payable, inclusive of amortization of debt discounts, amounted to $291,096 and $130,936 for the three months ended September 30, 2020 and 2019, respectively.

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company has authorized the issuance of up to 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.0001 par value, of which 5,000 shares are designated as Series B Convertible Preferred Stock and 4,995,000 shares of preferred stock remain undesignated.

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Series B Convertible Preferred Stock

On August 27, 2020, the Secretary of State of the State of Delaware delivered confirmation of the effective filing of the Company’s Certificate of Designations of the Series B Convertible Preferred Stock, which established 5,000 shares of the Company’s Series B Preferred Stock, having such designations, rights and preferences as set forth therein (the “Series B Designations”).

The shares of Series B Preferred Stock have a stated value of $1,000 per share (the “Series B Stated Value”) and are convertible into Common Stock at the election of the holder of the Series B Preferred Stock, at a price of $3.25 per share ($0.65 pre-split), subject to adjustment (the “Conversion Price”). Each holder of Series B Preferred Stock shall be entitled to receive, with respect to each share of Series B Preferred Stock then outstanding and held by such holder, dividends at the rate of thirteen percent (13%) per annum (the “Preferred Dividends”).

The Preferred Dividends shall accrue and be cumulative from and after the date of issuance of any share of Series B Preferred Stock on a daily basis computed on the basis of a 365-day year and compounded quarterly. The Preferred Dividends are payable only when, as, and if declared by the Board of Directors of the Company (the “Board”) and the Company has no obligation to pay such Preferred Dividends; provided, however, if the Board determines to pay any Preferred Dividends, the Company shall pay such dividends in kind in a number of additional shares of Series B Preferred Stock (the “PIK Shares”) equal to the quotient of (i) the aggregate amount of the Preferred Dividends being paid by the Company in respect of the shares of Series B Preferred Stock held by such holder, divided by (ii) the Series B Issue Price (as defined in the Series B Designations); provided, further, that, at the election of the purchasers holding a majority of the shares of Series B Preferred Stock then outstanding, in their sole discretion, such Preferred Dividends shall be paid in cash or a combination of cash and PIK Shares. Notwithstanding the foregoing, the Preferred Dividends may be paid in cash at the election of the Company if, and only if, (A) the purchasers holding a majority of the shares of Series B Preferred Stock then outstanding consent in writing to the payment of any specific dividend in cash, or (B) at any time following the twenty-four (24) month anniversary of the Closing, (i) the prevailing VWAP of the Common Stock over the trailing ninety (90)-day period is equal to or greater than $3.00 per share (subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events), and (ii) the average trading volume of the Common Stock over the trailing ninety (90)-day period is equal to or greater than 40,000 shares (200,000 pre-split) of Common Stock per day, or (C) at any time following the thirty-six (36) month anniversary of the Closing.

The holders of Series B Preferred Stock rank senior to the Common Stock with respect to payment of dividends and rights upon liquidation and will vote together with the holders of the Common Stock on an as-converted basis, subject to beneficial ownership limitations, on each matter submitted to a vote of holders of Common Stock (whether at a meeting of shareholders or by written consent). In addition, as further described in the Series B Designations, if at least 30% of the number of shares of Series B Preferred Stock sold at the Closing are outstanding, the Company will not take certain corporate actions without the affirmative vote at a meeting (or the written consent with or without a meeting) of the purchasers holding a majority of the shares of Series B Preferred Stock then outstanding.

If at any time following the twelve (12)-month anniversary of the Closing (A) the prevailing VWAP (as defined in the Series B Designations) of the Common Stock over the trailing ninety (90)-day period is equal to or greater than $15.00 per share ($3.00 pre-split)(subject to adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events), and (B) the average trading volume of the Common Stock over the trailing ninety (90)-day period is equal to or greater than 40,000 shares (200,000 pre-split) of Common Stock per day, the Company shall have the right, but not the obligation, in its sole discretion, to elect to convert all, but not less than all, of the then-outstanding shares of Series B Preferred Stock into Common Stock by delivering written notice of such election (the “Forced Conversion Notice”) to the holders of the Series B Preferred Stock within ten (10) Business Days following the satisfaction of the criteria of clauses (A) and (B) above (a “Forced Conversion”). On the Forced Conversion Date (as defined in the Series B Designations), each share of Series B Preferred Stock shall be converted into the number of fully paid and non-assessable shares of Common Stock equal to the quotient of: (x) the sum of (1) the Series B Issue Price, plus (2) any accrued but unpaid dividends on such share of Series B Preferred Stock as of immediately prior to the conversion thereof, including the Preferred Dividends, divided by (y) the Conversion Price of such share of Series B Preferred Stock in effect at the time of conversion. The Forced Conversion Notice shall state (i) the number of shares of Series B Preferred Stock held by such Holder that are proposed to be converted, and (ii) the date on which such Forced Conversion shall occur, which date shall be the thirtieth (30th) day following the date such Forced Conversion Notice is deemed given (a “Forced Conversion Date”).

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In the event of a Forced Conversion, a holder may elect, in its sole discretion and in lieu of the Forced Conversion, to have each then-outstanding share of Series B Preferred Stock held by such holder be redeemed by the Company (a “Forced Conversion Redemption”) by delivering written notice to the Company (a “Forced Conversion Redemption Notice” and the date such Holder delivers such notice to the Corporation, a “Forced Conversion Redemption Notice Date”) prior to the Forced Conversion Date, which notice shall state (A) the number of shares of Series B Preferred Stock that are to be redeemed, (B) the date on which such Forced Conversion Redemption shall occur, which date shall be the tenth (10th) Business Day following the applicable Forced Conversion Redemption Notice Date (the “Forced Conversion Redemption Date”) and (C) the wire instructions for the payment of the applicable amount owed to such holder. Each share of Series B Preferred Stock that is the subject of a Forced Conversion Redemption shall be redeemed by the Company in cash at a price per share equal to the sum of (1) the Series B Issue Price, plus (2) any accrued but unpaid dividends on such share of Series B Preferred Stock, including the Preferred Dividends (the “Per Share Forced Conversion Redemption Price”).

At any time (A) after December 31, 2020, if a sufficient number of shares of Common Stock are not available to effect the conversion of the Series B Preferred Stock outstanding into Common Stock and the exercise of the Warrants, or (B) after the three (3) year anniversary of the closing, each holder shall have the right, in its sole and absolute discretion (in addition to and not to the exclusion of any remedy such holder may have at law or in equity), to require that the Company redeem (an “Optional Redemption”), to the fullest extent permitted by law and out of funds lawfully available therefor, all or any portion of such holder’s Series B Preferred Stock then outstanding by delivering written notice thereof; provided, however, that right of the holders to cause an Optional Redemption under clause (B) above shall expire at such time as (i) the Company’s Common Stock is listed for trading on a National Securities Exchange (as defined in the Series B Designations) and (ii) the VWAP of the Common Stock over any ninety (90)-day period is equal to or greater than $10.00 per share ($2.00 pre-split), subject to adjustment.

Securities Purchase Agreement

On August 28, 2020, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an investor (the “Investor”), to purchase from the Company an aggregate of 3,500 units (the “Units”), at a purchase price of $1,000 per Unit, each consisting of (i) one share of Series B Convertible Preferred Stock, and (ii) a warrant to purchase 400 shares of common stock of the Company. The aggregate purchase price for the Units is $3,500,000, of which (i) $2,892,500 is being paid in cash at the closing of the transaction and (ii) $607,500, is being paid by the conversion of the outstanding principal and interest due on the Secured Convertible Promissory Note (the “Note”) issued by the Company to the Investor on July 27, 2020. The Purchase Agreement provides that the Investor may not sell, transfer or otherwise dispose of the Series B Preferred Stock or warrants (or the shares of Common Stock issuable thereunder) for a period of one year following the closing.

As a result of the Purchase Agreement, the Company recorded a deemed dividend to the holders of the Series B Preferred Stock of $3,500,000 for the value of the warrants and beneficial conversion feature in excess of the purchase price. Additionally, the company recorded a put liability of $3,500,000 for the value of the Series B Preferred Stock redemption feature. This liability was increased by $41,137 for the 13% dividend accrued for the Series B Preferred stockholders for a balance of $3,541,137 as of September 30, 2020.

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Consulting Agreement

On August 31, 2020, the Company entered into a consulting agreement (the “CL1 Consulting Agreement”) with a consultant (“CL1” or “Consultant”), to which Consultant will assist the Company with, among other things, general operations of the business, marketing and branding, and recruiting talent in connection with the Company’s men’s sexual health, hair loss and PDF businesses (the “Services”). As compensation for the Services, Consultant shall receive from the Company two warrants (“Consulting Warrant 1” and “Consulting Warrant 2” collectively, the “Consulting Warrants”), that entitle Consultant to purchase up to an aggregate of 750,000 of Common Stock of the Company according to the terms and conditions outlined therein, including any restrictions on exercisability. During the five-year term of Consulting Warrant 1, Consultant may purchase up to an aggregate of 500,000 shares of Common Stock, at an exercise price equal to the closing price of the Common Stock immediately prior to the Closing of $5.20 per share, and Consulting Warrant 1 becomes exercisable as to such shares of Common Stock in 18 equal monthly installments beginning on the date that is six months following the issue date or immediately prior to the consummation of a change of control of the Company. During the five-year term of Consulting Warrant 2, Consultant may purchase up to an aggregate of 250,000 shares of Common Stock, at an exercise price of $5.75 per share, and Consulting Warrant 2 becomes exercisable as to such shares of Common Stock on the date that is 24 months following the issue date or immediately prior to the consummation of a change of control of the Company.

Warrant Purchase Agreement

Concurrently, the Company entered into a warrant purchase agreement (the “Warrant Purchase Agreement”) with CL1 to purchase from the Company (i) a warrant to purchase 500,000 shares of Common Stock, at an exercise price equal to the closing price of the Common Stock immediately prior of $5.20 per share ($1.04 per share on a pre-split basis) (the “Class A Warrant”), for a purchase price of $15,000, and (ii) a warrant to purchase 250,000 shares of Common Stock, at an exercise price of $5.75 per share (the “Class B Warrant” and, together with the Class A Warrant, the “Purchased Warrants”), for a purchase price of $10,000. Each of the Purchased Warrants have a five-year term. Each of the Purchase Warrants is immediately exercisable as to fifty percent (50%) of the shares issuable thereunder and the remaining fifty percent (50%) shall become exercisable on the date that is six months following the issue date of each Purchased Warrant, subject to a repurchase right in favor of the Company.

The fair value of the warrants above (Consulting Warrants and Purchase Warrants) was approximately $9,467,767, which was determined by the Black-Scholes Pricing Model with the following assumptions: dividend yield of 0%, term of 5 years, volatility of 161.4%, and risk-free rate of 0.28%. Total amortization for the three- and nine-months ending September 30, 2020 was $394,283 and is reflected in stock-based compensation, with unamortized costs of $9,068,504 remaining at September 30, 2020.

Common Stock

In March 2020, Alpha and Brio exercised their warrants in a cashless exercise for an aggregate of 367,231 shares of common stock warrants to obtain 147,858 shares of common stock.

In May 2020, the Company issued a total of 843,242 shares of common stock for the cashless exercise of warrants.

In May 2020, the Company issued 294,120 shares of common stock to an investor for $250,000 in cash consideration.

During the nine months ended September 30, 2020 (specifically three months ended June 30, 2020), the Company issued 50,000 shares for services valued at approximately $35,200.

During the nine months ended September 30, 2020 (specifically the three months ended June 30, 2020), the Company issued 2,196,740 shares of common stock for share liability of $1,726,000.

In September 2020, the company received aggregate proceeds of $25,000 for the sale of warrants from the Warrant Purchase Agreement.

During the three months ended September 30, 2020, the Company issued a total of 379,957 shares of common stock from the exercise of warrants and cash proceeds of $622,763.

During the three months ended September 30, 2020, the Company issued a total of 335,600 shares of common stock from the exercise of stock options with cash proceeds of $300,400.

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During the three months ended September 30, 2020, the Company issued a total of 331,270 shares of common stock from the cashless exercise of stock options.

During the three months ended September 30, 2020, the Company issued a total of 375,447 shares of common stock for share liability totaling $413,472.

As of September 30, 2020, the Company has $218,848 in cash from investors which is recorded as a liability to issue shares until such time as the shares are issued.

Noncontrolling Interest

For the three months ended September 30, 2020 and 2019, the net loss attributed to the non-controlling interest amounted to $201,233 and $160,838, respectively. For the nine months ended September 30, 2020 and 2019, the net loss attributed to the non-controlling interest amounted to $408,180 and $375,540, respectively. During the nine months ended September 30, 2020 and 2019, the Company paid distributions to non-controlling shareholders of $121,223 and $61,625, respectively.

On April 25, 2019, the Company entered into an LLC Membership Unit purchase agreement with entities owned by the Company’s Chief Executive Officer and Chief Technology Officer, and Conversion Labs PR, and simultaneously purchased the remaining 21.8% interest of Conversion Labs PR from the Company’s Chief Executive officer and Chief Technology Officer. Subsequent to the agreement’s closing, the Company now wholly-owns 100% of Conversion Labs PR. In order to consummate this transaction, the Company agreed to issue 1,000,000 shares of common stock based on the issuance price of $0.90 per share, equal to $900,000 to the Company’s Chief Executive Officer and Chief Technology Officer. The shares were issued on August 6, 2019. The difference between the value of the stock issued and net book value of the transfer to accumulated deficit was recognized in non-controlling interest in 2019 for a charge of $412,377.

Stock Options

On January 20, 2020, the Company approved the transition of its Chief Acquisition Officer, to the role of President of LegalSimpli (“President”). In connection with this change in role, the Company amended that certain services agreement entered into on July 23, 2018, by and between the Company and its President, to (i) decrease the number of options to purchase the Company’s common stock previously granted from 1,000,000 options to 500,000 options, 130,000 of which are fully vested as of the effective date and (ii) amend the vesting schedule for the remaining 370,000 performance options to include four performance metrics that, if met, each trigger the vesting of 92,500 options. As a result of amendment, the Company cancelled 500,000 service based options with an exercise price of $1.50.

During the nine months ended September 30, 2020, the Company issued 480,000 stock options to three employees, two advisory board members, and one vendor of the Company. These stock options have a contractual term of 10 years and vest in in increments which fully vest the options over a two to three year period, dependent on the specific agreements’ terms.

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The following is a summary of outstanding service-based options activity for the nine months ended September 30, 2020:

	Options Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share

Balance, December 31, 2019	3,009,000	$1.00 - 2.00	4.22 years	$1.50
Granted	2,480,000	1.15 - 7.50	7.04 years	2.85
Exercised	(779,039)	0.90 - 1.00	2.90 years	0.95
Cancelled/Forfeited/Expired	(451,561)	$1.50	6.76 years	1.45

Balance at September 30, 2020	2,258,400	$0.90 - 7.50	4.81 years	$1.95

Exercisable December 31, 2019	2,361,083	$1.00 - 2.00	3.76 years	$1.25
Exercisable at September 30, 2020	1,718,000	$1.00 - 2.00	4.40 years	$1.40

The following is a summary of outstanding performance-based options activity for the nine months ended September 30, 2020:

	Options Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share

Balance at December 31, 2019	1,365,000	$1.25 – 2.00	5.34 years	$1.70
Granted	20,000	7.50	9.25 years	7.50
Exercised	(64,814)	1.50
Cancelled/Expired	(155,186)	1.50	8.06 years	1.50

Balance at September 30, 2020	1,165,000	$1.25 – 7.50	5.22 years	$1.80

Exercisable December 31, 2019	635,000	$1.25 – 2.00	2.63 years	$2.00
Exercisable at September 30, 2020	635,000	$1.25 – 2.00	1.63 years	$2.00

Warrants

The following is a summary of outstanding and exercisable warrants activity during the nine months ended September 30, 2020:

	Warrants Outstanding Number of Shares	Exercise Price per Share	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price per Share
Balance at December 31, 2019	2,265,324	$1.00 – 2.50	5.77 years	$1.25
Granted	2,608,543	0.65 – 5.75	3.67 years	0.60
Exercised/Expired	(2,366,109)	0.65 - 0.70	1.11 years	0.85

Balance at September 30, 2020	2,507,758	$0.65 – 2.50	4.25 years	$3.80

Exercisable December 31, 2019	2,066,049	$1.00 – 2.50	6.24 years	$1.55
Exercisable September 30, 2020	1,149,122	$0.65 – 2.50	4.25 years	$1.70

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August 2020 Warrant Inducement

During August 2020, the Company offered an inducement to all 26 warrant holders  of our $2.00 strike price warrants, which total 526,846 common stock warrants outstanding, by offering a reduced exercise price of $1.75 (a $0.25 discount) for these warrants if they are immediately exercised. For the three and nine months ended September 30, 2020, there were 379,957 of these warrants exercised, and none forfeited or adjusted. The Company accounted for the warrant inducement as a deemed dividend based on the difference in the Black-Scholes value of the warrants immediately before and immediately after the inducement. The significant assumptions used in the Company included common stock volatility of 148.49%, risk free rate of 0.14%, a weighted average term of 1.6 years and the current stock price of the Company as of the date of inducement. Based on the Black-Scholes valuation method the Company recorded a deemed dividend to additional paid in capital and retained earnings on the inducement of approximately $73,636 and received proceeds from the warrants exercised of approximately $623,000  during the three and nine months ended September 30, 2020.

As of September 30, 2020, and to the date of this Form 10Q, a vast majority of the respective warrant holders have exercised the inducement related discount.

Alpha Capital Anstalt (“Alpha”) Warrants

On February 25, 2020, the Company and Alpha entered into a Note Repayment and Warrant Amendment Agreement (the “2018 Alpha Amendment”) whereby the Company agreed to (i) repay the outstanding balance of the convertible promissory note issued in favor of Alpha, effective on May 29, 2018, in the amount of $224,145, including principal and interest (the “2018 Alpha Note”) and (ii) amend the exercise price of the warrant (the “2018 Alpha Warrant”) issued to Alpha in connection with the 2018 Alpha Note on May 29, 2018. The 2018 Alpha Warrant originally provided for the purchase of up to 391,304 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been exercised as of the date of the 2018 Alpha Amendment. Pursuant to the terms of the 2018 Alpha Warrant and in connection with the 2018 Alpha Amendment, the Company revised the exercise price of the Alpha 2018 Warrant from $1.40 per share to $0.68 per share and increased the number of shares issuable under the Alpha 2018 Warrant from 391,304 to 811,594 shares.

On February 25, 2020, the Company and Alpha entered into a Note Repayment and Warrant Amendment Agreement (the “2019 Alpha Amendment”) whereby the Company agreed to (i) repay the outstanding balance of the convertible promissory note issued in favor of Alpha on August 15, 2019 in the amount of $520,000, including principal and interest (the “August 2019 Alpha Note”) and (ii) amend the exercise price of the August 2019 Warrant issued to Alpha in connection with the 2019 Alpha Note on August 15, 2019. The August 2019 Warrant issued to Alpha originally provided for the purchase of up to 365,217 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been exercised as of the date of the 2019 Alpha Amendment. Pursuant to the 2019 Alpha Amendment, Alpha has agreed to the reduction of the exercise price from $1.40 to $1.15, subject to further adjustment. As a result of the above described reduction of the exercise price and the application of certain provisions of the 2019 Alpha Warrant, the amount of shares that may be purchased upon exercise of the 2019 Alpha Warrant after giving effect to the foregoing is increased to 757,488 shares of the Company’s common stock.

On May 7, 2020, the Company agreed to further amend August 2019 Warrant issued to Alpha on August 15, 2019, as amended on February 25, 2020 (the “Second Alpha Warrant Amendment”). Specifically, pursuant to anti-dilution provisions contained therein, the Company agreed to amend the August 2019 Warrant issued to Alpha in order to increase the amount of shares able to be purchased thereunder by an additional 331,401 shares of the Company’s common stock or an aggregate of up to 1,088,889 shares (the “Alpha Warrant Shares”). On the same day, Alpha exercised, on a cashless basis, all of the August 2019 Warrants issued to Alpha, as amended, resulting in the issuance of 391,466 shares of the Company’s common stock to Alpha, with no effect on the Company’s statement of operations. Upon Alpha’s cashless exercise, the August 2019 Warrants issued to Alpha are no longer in force or effect and no additional issuances will be due or owing.

As a result of the above transactions, the Company has recorded a deemed dividend to Alpha for the price adjustments of the August 2019 Warrant issued to Alpha of $915,479 which is recorded in the statement of changes in stockholder’s equity as an increase in additional paid in capital and a reduction of accumulated deficit. During the month of March 2020, Alpha exercised a portion of their warrants in a cashless exercise, whereby Alpha exercised 267,223 common stock warrants to obtain 90,231 shares of common stock.

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Brio Master Fund (“Brio”) Warrants

On February 25, 2020, the Company, and Brio entered into a Warrant Amendment Agreement to amend the exercise price of the warrant issued  to Brio on May 29, 2018. The Brio 2018 Warrant originally provided for the purchase of up to 86,957 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been issued as of the date of the 2018 Brio Warrant Amendment. Pursuant to the 2018 Brio Warrant Amendment, the Company agreed to revise the exercise price of the 2018 Brio Warrant from $1.40 per share to $0.68 per share and increased the number of shares issuable under the 2018 Brio Warrant from 86,957 to 93,398 shares.

On February 25, 2020, the Company, and Brio entered into a Note Repayment and Warrant Amendment Agreement whereby the Company agreed to (i) repay the outstanding balance of the Convertible Promissory Note issued in favor of Brio on August 15, 2019 in the amount of $162,500, including principal and interest and (ii) amend the exercise price of the warrant issued to Brio in connection with the 2019 Brio Note on August 15, 2019. The Brio 2019 Warrant originally provide for the purchase of up to 114,130 shares of the Company’s common stock at an exercise price of $1.40 per share, none of which have been exercised as of the date of the 2019 Brio Amendment. Pursuant to the 2019 Brio Amendment, Brio has agreed to the reduction of the exercise price of $1.40 to $1.15, subject to further adjustment. As a result of the above described reduction of the exercise price and the application of certain provisions of the 2019 Brio Warrant, the amount of shares that may be purchased upon exercise of the 2019 Brio Warrant after giving effect to the foregoing is increased to 236,715 shares of the Company’s common stock.

On May 7, 2020, the Company agreed to further amend those certain warrants issued to Brio on August 15, 2019, as amended on February 25, 2020. Specifically, pursuant to anti-dilution provisions therein, the Company agreed to amend the 2019 Brio Warrant in order to increase the amount of shares able to be purchased thereunder by an additional 103,562 shares of the Company’s common stock or an aggregate of up to 340,278. On the same day, Brio exercised on a cashless basis the Brio Warrants in full resulting in the issuance of 103,562 shares of the Company’s common stock to Brio with no effect on the Company’s statement of operations. Upon Brio’s cashless exercise, the 2019 Brio Warrants are no longer in force or effect and no additional issuances will be due or owing.

As a result of the above transactions, the Company has recorded a deemed dividend to Brio for the price adjustments of the Brio warrants of $226,906 which is recorded in the statement of changes in stockholder’s equity as an increase in additional paid in capital and a reduction of accumulated deficit. During the month of March 2020, Brio exercised a portion of their warrants in a cashless exercise, whereby Alpha exercised 100,000 common stock warrants to obtain 57,547 shares of common stock.

Amended Consulting Agreement

On September 29, 2020 (the “Effective Date”), the parties entered into an amendment to the Consulting Agreement (the “Amended Consulting Agreement”) with Blue Horizon Consulting, LLC (“Blue Horizon”) primarily to change the compensation for services provided by the Consultant. Under the Amended Consulting Agreement, Blue Horizon may receive an aggregate of up to 2,000,000 shares of the Company’s common stock, subject to adjustment, upon the Company reaching certain revenue milestones. Happy Walters, a member of the Company’s Board, is the sole owner of Blue Horizon. The Amended Consulting Agreement was approved by the Company’s disinterested directors.

As a result of the Amended Consulting Agreement, the Company recorded stock compensation expense of $15,900,000 during the three and nine months ended September 30, 2020, representing the fair value of the 2,000,000 shares of common stock earned under the Amended Consulting Agreement. No shares remain unearned under the Amended Consulting Agreement as of September 30, 2020. A total of 800,000 common shares of the total 2,000,000 shares earned were issued under the Amended Consulting Agreement on October 16, 2020.

Stock-based Compensation

The total stock-based compensation expense related to common stock issued for services, Service-Based Stock Options, Performance-Based Stock Options and Warrants issued for service amounted to approximately $16,364,000 and $167,000 for the three months ended September 30, 2020 and 2019, respectively, and approximately $16,899,000 and $540,000 for the nine months ended September 30, 2020 and 2019, respectively. Such amounts are included in general and administrative expenses in the unaudited consolidated statement of operations.

NOTE 6– LEASES

The Company primarily leases office space and other equipment using month to month terms. Conversion Labs PR utilizes office space in Puerto Rico, which is subleased from the Company’s President and CEO, on a month to month basis, incurring rental expense of approximately $4,000 to $5,000 a month for this office space.

F-46

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes all existing guidance on accounting for leases in ASC Topic 840. ASU 2016-02 is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. ASU 2016-02 will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of income. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We have reviewed ASC 842 and have determined the following impact on our financial statements:

September 30, 2020

Right of Use Asset	18,173
Lease liability	28,241

In February 2018, the Company entered into a 3-year agreement to lease office space in Huntington Beach, California beginning on March 2, 2018. The rent is payable on a monthly basis in the amount of $2,106 for the first twelve months, $2,149 for the second twelve months and $2,235 for the third twelve months; the lease expires on February 28, 2021. A security deposit of $2,235 was paid for this lease. The Company has classified this as an operating lease and have recorded the straight-line lease expense in the accompanying unaudited statement of operations.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Royalty Agreements

During 2016, Conversion Labs PR entered into a sole and exclusive license, royalty and advisory agreement with Pilaris Laboratories, LLC (“Pilaris”) relating to Pilaris’ PilarisMax shampoo formulation and conditioner. The term of the agreement will be the life of the US Patent held by Pilaris. As consideration for granting Conversion Labs PR this license, Pilaris will receive on quarterly basis, 10% of the net income collected by the licensed products based on the following formula: Net Income = total income – cost of goods sold – advertising and operating expenses directly related to the marketing of the licensed products. In addition, Conversion Labs PR shall pay Pilaris a performance fee of $50,000 on the 180-day anniversary of the agreement and an additional $50,000 performance fee on the 365-day anniversary of the agreement. For the year ended December 31, 2018, the Company capitalized the license fee in the amount of $100,000, as the purchase of the fee is deemed an asset purchase under ASC 805. In April 2017, the Company issued shares 43,478 of common stock and 21,739 warrants, pursuant to a subscription agreement, for the stated consideration and satisfaction of obligation to pay $50,000 on the 180-day anniversary of the execution of this agreement. As of September 30, 2020 and December 31, 2019, $0 and $0, respectively was included in accounts payable and accrued expenses in regard to this agreement, as no sales occurred.

During 2018, the Company entered into a license agreement (the “Alphabet Agreement”) with M.ALPHABET, LLC (“Alphabet”), pursuant to which Alphabet agreed to license its PURPUREX business which consists of methods and compositions developed by Alphabet for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising (the “Product Line”). Pursuant to the license granted under the Alphabet Agreement, Conversion Labs PR obtains an exclusive license to incorporate (i) any intellectual property rights related to the Product Line and (ii) all designs, drawings, formulas, chemical compositions and specifications used or useable in the Product Line into one or more products manufactured, sold, and/or distributed by Alphabet for the treatment of purpura, bruising, post-procedural bruising and traumatic bruising and for all other fields of use or purposes (the “Licensed Product(s)”), and to make, have made, advertise, promote, market, sell, import, export, use, offer to sell and distribute the Licensed Product(s) throughout the world with the exception of China, Hong Kong, Japan, and Australia (the “License”).

The Company shall pay Alphabet a royalty equal to 13% of Gross Receipts (as defined in the Agreement) realized from the sales of Licensed Products. Further, so long as the Agreement is not previously terminated, the Company, also agreed to pay Alphabet $50,000 on the 120-day anniversary of the Agreement and an additional $50,000 on the 360-day anniversary of the Agreement.

Upon execution of the Alphabet Agreement, Alphabet was granted a 10-year option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.50. Further, if Licensed Products have gross receipts of $7,500,000 in any calendar year, the Company will grant Alphabet an option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.50; (ii) if Licensed Products have gross receipts of $10,000,000 in any calendar year, the Company will grant Alphabet an additional option to purchase 20,000 shares of the Company’s common stock at an exercise price of $2.50 and (iii) If Licensed Products have gross receipts of $20,000,000 in any calendar year, the Company will grant Alphabet an option to purchase 40,000 shares of the Company’s common stock at an exercise price of $3.75.

F-47

Purchase Commitments

Many of the Company’s vendors require product deposits when a purchase order is placed for goods or fulfillment services related to inventory requirements. The Company’s history of product deposits with its inventory vendors, creates an implicit purchase commitment equaling the total expected product acceptance cost in excess of the product deposit. As of September 30, 2020 and December 31, 2019, the Company approximates it’s implicit purchase commitments to be $2.2 million and $300,000, respectively.

Employment and Consulting Agreements

The Company has entered into various agreements with officers, directors, employees and consultants that expire in terms of one to five years.

Legal Matters

In the normal course of business operations, the Company may become involved in various legal matters. As of September 30, 2020, the Company’s management does not believe that there are any potential legal matters that could have an adverse effect on the Company’s financial position.

NOTE 8 – RELATED PARTY TRANSACTONS

Chief Executive Officer

Conversion Labs PR utilizes office space in Puerto Rico which is subleased from the President and CEO, and incurs expense of approximately $4,000 to $5,000 a month for this office space for which the Company and the CEO do not have a written lease agreement. Payments to JLS Ventures, an entity wholly owned by our CEO, for rent on Conversion Labs PR’s Puerto Rico office space amounted to $45,000 and $37,000 for the nine months ended September 30, 2020 and 2019, respectively.

Conversion Labs PR utilizes BV Global Fulfillment, owned by a related person of the Company’s CEO to warehouse a majority of the Company’s finished goods inventory and for fulfillment services. The Company pays a monthly fee of $13,000 to $16,000 for fulfillment services and reimburses BV Global Fulfillment for their direct costs associated with shipping the Company’s products. As of September 30, 2020 and December 31, 2019, the Company owed BV Global Fulfillment $217,449 and $53,026, respectively, which are included in accounts payable and accrued liabilities on the accompanying consolidated balance sheets.

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were issued and has identified the following:

On October 9, 2020, the Company effectuated a 1-for-5 reverse stock split of the Company’s issued and outstanding shares of common stock that became effective in the market on October 14, 2020 (see Note 1).

F-48

On October 21, 2020, the Board of Directors (the “Board”) of the Company, appointed a new director to the Board (the “Appointment”). In connection with the appointment to the Board, the director shall receive a one-time grant of 20,000 shares of the Company’s common stock. In addition, the new director will be eligible to participate in any duly authorized stock option plan adopted by the Company.

On November 3, 2020, the Company consummated an initial closing of a private placement offering (the “Offering”), whereby pursuant to the securities purchase agreement (the “Purchase Agreement”) entered into by the Company and certain accredited investors on October 30, 2020 (each an “Investor” and collectively, the “Investors”) the Company sold to such Investors an aggregate of approximately 3,192,084 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for an aggregate purchase price of $14,461,512.75 (the “Purchase Price”). The Purchase Price was funded on November 3, 2020 (the “Closing Date”) and resulted in net proceeds to the Company of approximately $13.2 million.

Pursuant to the Purchase Agreement, the Company agreed, for a period of 90 days from the closing date, not to issue or enter into any agreement to issue any shares of common stock or common stock equivalents with the exception of certain exempt issuances as provided therein.

BTIG, LLC (the “Placement Agent”) acted as exclusive placement agent for the Offering and received cash compensation equal to 6% of the Purchase Price and warrants to purchase 101,053 shares of the Company’s common stock, at an initial exercise price of $4.75 per share, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction (the “PA Warrants”). The PA Warrants may be exercised on a “cashless” basis and will expire on November 3, 2025.

On November 10, 2020, the Board of Directors (the “Board”) of the Company, appointed a new director to the Board (the “Appointment”). In connection with the appointment to the Board, the director shall receive a one-time grant of 20,000 of the Company’s common stock. In addition, the new director will be eligible to participate in any duly authorized stock option plan adopted by the Company.

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3,469,474 Shares of Common Stock

Conversion Labs, Inc.

3,368,421 Shares of Common Stock

101,053 Shares of Common Stock underlying Common Stock Purchase Warrants

PROSPECTUS

_____________, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fee		$3,238.55
Printing Fees and Expenses		$5,000
Accounting Fees and Expenses		$10,000
Legal Fees and Expenses		$35,000
Transfer Agent and Registrar Fees		$5,000
Miscellaneous Fees and Expenses		$5,000
Total*	$

* Estimated expenses.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

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Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. Unless otherwise indicated, all of the share issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On January 1, 2019, the Company issued 1,000,000 shares of common stock to JLS Ventures, LLC, an entity owned by Mr. Schreiber, our Chief Executive Officer, in connection with the Company’s agreement with JLS Ventures, LLC at a fair value of $0.14 per share for services rendered. The services rendered were valued at $733,215.

On February 27, 2019, the Company issued 100,000 shares of common stock at a fair value of $0.16 per share to an outside consultant for services rendered.

On July 24, 2019, the Company issued and aggregate of 1,086,957 shares of common stock at a fair value of $0.15 per share to various third-party investors for cash proceeds of $235,187.

On September 9, 2020, the Company issued an aggregate of 434,387 shares of common stock at a fair value of $0.11 per share to various third-party investors for cash proceeds of $93,989.

In March 2018, the Company issued 500,000 shares of common stock valued at $120,000 to a consultant. In May 2018, the Company amended the agreement with the consultant whereby the Company rescinded the 500,000 shares of common stock and reissued 250,000 shares of common stock. The 250,000 shares of common stock issued on May 14, 2018, were valued at $62,500.

In May 2018, the Company issued 1,000,000 shares of common stock valued at $230,000 to JLS Ventures, LLC, a company controlled by our CEO, Justin Schreiber, for services. The Company also committed to issue an additional 1,000,000 shares of common stock on January 1, 2019, valued in the aggregate amount of $230,00 if JLS Ventures met the service requirement specified in the agreement. These 2,000,000 shares serve as the compensation for Mr. Schreiber for his services as CEO of the Company.

In May 2018, the Company issued 200,000 shares 200,000 shares of common stock valued at $56,000 to a consultant for services over a three-month term. The Company is recognizing the expense at the time of issuance.

During the year end December 31, 2018, the Company had convertible note holders convert 1,498,442 shares at a conversion price of $0.23 per share, resulting in a decrease to convertible notes of approximately $344,641 during the year.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date/Period End Date
3.1	Certificate of Amendment of Certificate of Incorporation of Conversion Labs, Inc. effective June 15, 2018.	S-1	3.5	6/27/2018
3.2	Certificate of Amendment of Certificate of Incorporation of Conversion Labs, Inc. effective January 21, 2020.	8-K	3.1	1/24/2020
3.3	Bylaws of Immudyne, Inc. effective April 9, 2018.	8-K	3.1	4/10/2018
4.1	Form of Convertible Note.	8-K	4.1	8/19/2019
4.2	Form of Warrant.	8-K	4.2	8/19/2019
5.1*	Opinion of Lucosky Brookman LLP
10.1#	Employment Agreement by and between the Company and Mr. Sean Fitzpatrick, dated July 23, 2018.	8-K	10.2	10/29/2018
10.2#	Employment Agreement by and between the Company and Mr. Juan Manuel Piñero Dagnery, dated April 1, 2019.	8-K	10.2	3/20/2019
10.3#	Employment Agreement by and between the Company and Mr. Stefan Galluppi, dated March 18, 2019.	10-Q	10.10	8/14/2019
10.4	Form of Securities Purchase Agreement.	8-K	10.1	8/19/2019
10.5	Form of Lock-Up Agreement.	8-K	10.2	8/19/2019
10.6	Amended and Restated Promissory Note, dated May 8, 2019 by and between LegalSimpli Software, LLC and Conversion Labs PR LLC.	8-K	10.1	5/13/2019
10.7	Security Agreement, dated May 8, 2019 and between LegalSimpli Software, LLC and Conversion Labs PR LLC.	8-K	10.2	5/13/2019

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10.8	Membership Interest Purchase Agreement by and between the Company, Conversion Labs PR LLC, Taggart International Trust and American Nutra Tech LLC, dated April 25, 2019.	8-K	10.1	7/31/2019
10.9	Second Amended and Restated Limited Liability Company Operating Agreement of Conversion Labs PR.	8-K	10.2	7/31/2019
10.10	Operating Agreement of Conversion Labs RX, LLC.	8-K	10.1	6/7/2019
10.11	Strategic Partnership Agreement, dated May 31, 2019, by and between Conversion Labs RX, LLC and Specialty Medical Drugstore (d/b/a GoGo Meds).	8-K	10.4	6/7/2019
10.12	Amendment to Kalkstein Consulting Agreement.	8-K	10.1	3/20/2019
10.13	Consulting Agreement, dated May 31, 2019, by and between Conversion Labs, Inc. and Harborside Advisors, LLC.	8-K	10.2	6/7/2019
10.14	Consulting Agreement, dated May 31, 2019, by and between Conversion Labs, Inc. and Happy Walters.	8-K	10.3	6/7/2019
10.15	Amendment to Kalkstein Consulting Agreement, by and between Conversion Labs, Inc. and Robert Kalkstein	8-K	10.1	3/20/2019
10.16	Fitzpatrick Amendment by and between Conversion Labs, Inc. and Sean Fitzpatrick	8-K	10.1	1/24/2020
10.17	Employment Agreement by and between Conversion Labs, Inc., and Nicholas Alvarez	8-K	10.2	1/24/2020
10.18	Employment Agreement by and between Conversion Labs, Inc., and Eric Yecies	8-K	10.1	11/25/2020
10.19	Amended and Restated Employment Agreement by and between Conversion Labs, Inc., and Brad Roberts	8-K	10.1	12/28/2020
21.1	List of Subsidiaries.	10-K	21.1	03/30/2020
23.1	Consent of BF Borgers PC
23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

# Indicates management contract or compensatory plan, contract or arrangement.

* Filed herewith.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(8)	The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, NY, on December 29, 2020.

Conversion Labs, Inc.

By:	/s/ Justin Schreiber
Name:	Justin Schreiber
Title:	Chief Executive Officer (Principal Executive Officer)

By:	/s/ Juan Manuel Pinero Dagney
Name:	Juan Manuel Pinero Dagney
Title:	Chief Financial Officer (Principal Financial Officer)

By:	/s/ Eric Yecies
Name:	Eric Yecies
Title:	Chief Compliance Officer

By:	/s/ Stefan Galluppi
Name:	Stefan Galluppi
Title:	Chief Technology Officer

By:	/s/ Brad Roberts
Name:	Brad Roberts
Title:	Chief Operating Officer

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Justin Schreiber, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Justin Schreiber	Chief Executive Officer (Principal Executive	December 29, 2020
Justin Schreiber	Officer), President, Director

/s/ Stefan Galluppi	Chief Technology Officer	December 29, 2020
Stefan Galluppi	and Director

/s/ John R. Strawn, Jr.	Chairman of the Board	December 29, 2020
John R. Strawn, Jr.

/s/ Roberto Simon	Director	December 29, 2020
Roberto Simon

/s/ Joseph DiTrolio	Director	December 29, 2020
Joseph DiTrolio

/s/ Dr. Eleanor C. Mariano	Director	December 29, 2020
Dr. Eleanor C. Mariano

/s/ Happy Walters	Director	December 29, 2020
Happy Walters

/s/ Bertrand Velge	Director	December 29, 2020
Bertrand Velge

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